SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM U5S

ANNUAL REPORT

For the Fiscal Year Ended September 30, 2004

Filed Pursuant to the

Public Utility Holding Company Act of 1935

by

National Fuel Gas Company

6363 Main Street, Williamsville, N.Y. 14221

NATIONAL FUEL GAS COMPANY

FORM U5S - ANNUAL REPORT

For the Fiscal Year Ended September 30, 2004

TABLE OF CONTENTS

                                                                          Page

ITEM  1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          SEPTEMBER 30, 2004                                                3

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS                           9

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
          SYSTEM SECURITIES                                                 9

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
          SECURITIES                                                       10

ITEM  5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES                 11

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I.  Names, principal business address and
                     positions held as of September 30, 2004               12
          Part  II.  Financial connections as of September 30, 2004        17
          Part III.  Compensation and other related information            17

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS                               22

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I.  Intercompany sales and services
                     (1)  Salaries of officers of the Registrant           23
                     (2)  Services rendered by Statutory Subsidiaries      24
                     (3)  Services rendered by Registrant                  37
          Part  II.  Contracts to purchase services or goods
                     between any System company and any affiliate          38
          Part III.  Employment of any person by any System
                     company for the performance on a continuing
                     basis of management services                          38

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               38

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)                                     41
          Exhibits                                                        114

SIGNATURE                                                                 129

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2004
                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)
National Fuel Gas Company
(Parent, Company or Registrant)          -            -           -          -

Statutory Subsidiaries:
 National Fuel Gas Distribution
  Corporation (Distribution
  Corporation) (Note 1)              2,000         100%    $558,630   $558,630
    Unsecured Debt (Note 9)              -            -    $363,410   $363,410

 National Fuel Gas Supply
  Corporation (Supply
  Corporation) (Note 2)          1,013,802         100%    $336,514   $336,514
    Unsecured Debt (Note 9)              -            -    $ 72,970   $ 72,970

 Seneca Resources Corporation
  (Seneca Resources) (Note 3)      100,000         100%    $ 87,137   $ 87,137
    Unsecured Debt (Note 9)              -            -    $688,422   $688,422
  3062782 Nova Scotia Co.
    (NSULC1) (Note 3)          165,350,317         100%    $(41,042)  $(41,042)
    Unsecured Debt (Note 9)              -            -    $144,907   $144,907
   Seneca Energy Canada Inc.
    (Note 3)                    10,597,289         100%    $108,741   $108,741
  Seneca Player Corp.
    (Note 3)                             1         100%    $  3,113   $  3,113
   3062783 Nova Scotia Co.
     (NSULC2) (Note 3)           2,124,467         100%    $   (226)  $   (226)
    Unsecured Debt (Note  9)             -            -    $  1,890   $  1,890
  Empire Exploration Company,
    Empire 1983 Drilling
    Program, Empire 1983
    Joint Venture (Note 10)            N/A         N/A     $    970   $    970

 Highland Forest Resources, Inc.
  (Highland) (Note 4)                  351         100%    $120,393   $120,393
  Unsecured Debt (Note 9)                -            -    $ 71,600   $ 71,600
  Empire State Pipeline Company,
   LLC (Empire LLC) (Note 4)           N/A         100%    $137,618   $137,618
     Empire State Pipeline
      (Empire) (Note 4)                N/A          50%    $ 42,414   $ 42,414
  St. Clair Pipeline Company,
   LLC (St. Clair LLC) (Note 4)        N/A         100%    $ 42,666   $ 42,666
     Empire State Pipeline
      (Empire) (Note 4)                N/A          50%    $ 42,413   $ 42,413
       Secured Debt                      -            -    $ 41,433   $ 41,433

 Data-Track Account Services,
  Inc. (Data-Track) (Note 5)         1,000         100%    $    763   $    763

 Leidy Hub, Inc. (Leidy Hub)
  (Note 6)                           4,000         100%    $     48   $     48

 National Fuel Resources, Inc.
 (NFR) (Note 7)                     10,000         100%    $ 42,799   $ 42,799

 Horizon Energy Development, Inc.
  (Horizon) (Notes 8 and 11)         4,750         100%    $ 56,835   $ 56,835
    Unsecured Debt (Note 9)              -            -    $124,470   $124,470
  Horizon Energy Holdings, Inc.
   (HEHI) (Note 11)                  2,000         100%    $184,582   $184,582

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2004 (Continued)
                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)

     Horizon Energy Development
      B.V. (HED B.V.) (Note 11)        400         100%    $185,042   $185,042
      Horizon Energy Bulgaria Ltd.
       (HEB Ltd.) (Note 11)            N/A         100%       $(369)     $(369)
       Sofia Energy EAD
        (SE AD) (Note 11)              N/A         100%       $(412)     $(412)

         United Energy, a.s.
       (UE) (Note 11)            8,475,419       85.16%    $183,614   $183,614
        Unsecured Debt (Note 9)          -            -    $  9,854   $  9,854
       Teplarna Liberec, a.s.
        (TL) (Note 11)                  70          70%    $ 11,805   $ 11,805
       Lounske tepelne
        Hospodarstvi, s.r.o
        (LTH) (Note 11)                N/A         100%    $     78   $     78
       ENOP Company, s.r.o.
         (ENOP)(Note 11)               N/A         100%    $    394   $    394
      Horizon Energy Development,
       s.r.o. (HED) (Note 11)          N/A         100%    $  1,442   $  1,442
      Montenero Energia s.r.l.
       (ME) (Note 11)                  N/A          50%    (Note 11)  (Note 11)

 Horizon LFG Inc. (Horizon LFG)
  (Note 12)                          1,000         100%    $ (1,272)  $ (1,272)
    Unsecured Debt (Note 9)              -            -    $ 43,500   $ 43,500
   Toro Partners, LLC
    (Toro LLC) (Note 12)               N/A         100%    $   (282)   $  (282)
    Unsecured Debt (Note 9)              -            -    $ 43,000   $ 43,000
   Toro Partners, LP
    (Toro LP) (Note 12)                N/A         100%    $ 42,980   $ 42,980
   Toro Energy of Michigan, LLC        N/A         100%    $  4,448   $  4,448
   Toro Energy of Ohio-Statewide, LLC  N/A         100%    $     45   $     45
   Toro Energy of Ohio, LLC            N/A         100%    $  7,341   $  7,341
   Toro Energy of Kentucky, LLC        N/A         100%    $  4,003   $  4,003
   Toro Energy of Missouri, LLC        N/A         100%    $  6,373   $  6,373
   Toro Energy of Maryland, LLC        N/A         100%    $  4,243   $  4,243
   Toro Energy of Indiana, LLC         N/A         100%    $  5,582   $  5,582
   Toro Energy of Ohio-American, LLC   N/A         100%    $ 15,553   $ 15,553

 Horizon Power, Inc. (Power)
   (Note 13)                           500         100%    $  4,596   $  4,596
   Unsecured Debt (Note 9)               -            -    $ 17,200   $ 17,200
   Seneca Energy II, LLC
     (Seneca Energy)                   N/A          50%    (Note 13)  (Note 13)
   Model City Energy, LLC
     (Model City)                      N/A          50%    (Note 13)  (Note 13)

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2004 (Continued)
                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                             (Thousands of Dollars)

   Energy Systems North East, LLC
     (ESNE)                            N/A          50%    (Note 13)  (Note 13)
Notes:
 (1)    Distribution Corporation is a public utility that sells natural gas and provides gas transportation service in western New York and northwestern Pennsylvania.

 (2)    Supply Corporation is engaged in the transportation and storage of natural gas for affiliated and nonaffiliated companies.

 (3)    Seneca Resources is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in California, in the Appalachian region of the United States, and in the Gulf Coast region of Texas, Louisiana, and Alabama.  Also, exploration and production operations are conducted in the provinces of Alberta, Saskatchewan and British Columbia in Canada by Seneca's wholly-owned subsidiary,
        Seneca Energy Canada, Inc. (SECI), an Alberta, Canada corporation, formerly Player Resources Ltd.
        (Player).  Seneca Resources owns 100% of the common stock of 3062782 Nova Scotia Co. (NSULC1), a Nova
        Scotia unlimited liability company, which in turn owns 100% of the common stock of SECI.  Other sub-entities owned directly or indirectly by Seneca Resources include 3062783 Nova Scotia Co. (NSULC2), a
        Nova Scotia unlimited liability company, and Seneca Player Corp. (SPC), a U.S. corporation.  Seneca
        Resources also owns interests in two gas processing plants, one at Roystone, Pennsylvania and the other at Kane, Pennsylvania, and two tax partnerships, Vermillion 252 and Vermillion Block 253 Tax
        Partnership.  Seneca Resources is also a general partner of the following limited partnerships engaged in exploration and production activities: Kidder Energy Joint Venture 1990-A, L.P., Kidder Energy Joint
        Venture 1990-B, L.P., Kidder Energy Joint Venture 1991-A, L.P., and Kidder Busti Energy Joint Venture
        L.P.  SECI owns Briar Resource Projects Ltd., an Alberta, Canada corporation that is general partner of, and owns a 55.5% interest in, Briar Oil & Gas Limited Partnership (Briar LP), an Alberta, Canada limited partnership engaged in exploration and production activities.  SECI also owns Carbonex Oil & Gas Ltd., an
        Alberta, Canada corporation that is general partner of, and owns a 41.1% interest in, Carbon Resources
        Limited Partnership (Carbon LP), also an Alberta, Canada limited partnership engaged in exploration and production activities.  The limited partners of Briar LP and Carbon LP are not subsidiaries of the
        Registrant.

(4)     Highland operates several sawmills and kilns in northwestern Pennsylvania and processes timber from north-central Pennsylvania, primarily high quality hardwoods.  Highland also owns 100% of Empire State
        Pipeline, LLC (Empire LLC) and 100% of St. Clair Pipeline LLC (St. Clair LLC).  Each of these companies has 50% ownership of Empire State Pipeline (Empire), which is a joint venture.  Empire owns a 157-mile pipeline that extends from the United States/Canadian border at the Niagara River near Buffalo, New York to near Syracuse, New York.  The Registrant owns 100% of the voting stock of Highland, and has a 35%
        ownership interest in Highland.  Seneca Resources has a 65% non-voting ownership interest in Highland.
        The book value of Seneca Resources investment in Highland is $19,035,000.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2004 (Continued)
 (5)    Data-Track provides collection services (principally issuing collection notices) primarily for the subsidiaries of the Company.

 (6)    Leidy Hub is a New York corporation formed to provide various natural gas hub services to customers in the eastern United States.

 (7)    NFR markets natural gas to industrial, commercial, public authority and residential end-users in western and central New York and northwestern Pennsylvania, offering competitively priced energy and energy management services for its customers.

 (8)    Horizon was formed to engage in foreign and domestic energy projects through investment in various business entities (see Notes 11-12).

 (9)    Unsecured debt is presented on pages 7-8.

(10)    In December 1983, Empire Exploration, Inc. (which was subsequently merged into Seneca Resources)
        established a drilling fund through a series of limited partnerships in which it acts as general partner
        (See File No.  70-6909).  Empire Exploration, Inc.'s aggregate investment in all three limited partnerships amounted to $970,150.

(11)    Horizon owns 100% of the capital stock of HEHI, a New York corporation which owns 100% of HED B.V.  HED
        B.V. in turn owns 100% of the ownership interests of HED (a Czech limited liability company).  HED B.V.
        owns 85.16% of United Energy, a.s. (UE).  UE owns 100% of the ownership interests of ENOP and LTH and 70%
        of the ownership interest of TL.  All UE subsidiaries are Czech corporations or limited liability companies.  HED B.V. and its subsidiaries are primarily engaged in district heating and power generation operations in the Czech Republic.  In August 2002, HED B.V. formed Horizon Energy Bulgaria Ltd., a
        Bulgarian limited liability company, which in turn formed Sofia Energy, EAD, a Bulgarian joint stock company, in July 2003.  Sofia Energy EAD is pursuing a power generation project in and around the city of
        Sofia, Bulgaria.  In November 2002, HED B.V. formed Montenero Energia s.r.l., an Italian limited liability company, which is pursuing a power generation project in Italy near the town of Montenero di
        Bisaccia.

(12)    Horizon LFG (Formerly Upstate Energy, Inc.) is a New York corporation engaged, through subsidiaries, in the purchase, sale and transportation of landfill gas in Ohio, Michigan, Kentucky, Missouri, Maryland and
        Indiana.  Horizon LFG and Toro Partners, LLC (Toro LLC), a wholly-owned subsidiary of Horizon LFG, own all of the partnership interests in Toro Partners, LP (Toro LP), a limited partnership which owns and operates eight short-distance landfill gas pipeline companies.  Horizon LFG is the general partner of
        Toro LP and owns a 1% general partnership interest in Toro LP; Toro LLC is the limited partner and owns a
        99% limited partnership interest in Toro LP.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2004 (Continued)
(13)    Power is a New York corporation designated as an "exempt wholesale generator" under the Public Utility
        Holding Company Act of 1935 and is developing or operating, through its subsidiaries, mid-range independent power production facilities.

        Power owns a 50% limited liability company interest in each of Seneca Energy II, LLC, a New York limited liability company formed in February 2000 (Seneca Energy), Model City Energy, LLC, a New York limited liability company formed in February 2000 (Model City), and Energy Systems North East, LLC, a Delaware
        limited liability company formed in September 2000 (ESNE).  "Issuer Book Value" and "Owner's Book Value"
        for Seneca Energy, Model City and ESNE are filed pursuant to Rule 104(b).

Note (9) Unsecured Debt

                                                Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------   ---------    -------     -------
                                                    (Thousands of Dollars)
                                           --------------------------------
Distribution
 Corporation     Intercompany Notes:
                   5.35% Due March 1, 2013         90,000       90,000      90,000
                   6.79% Due September 15, 2022    29,310       29,310      29,310
                   7.46% Due March 30, 2023        49,000       49,000      49,000
                   7.50% Due June 13, 2025         50,000       50,000      50,000
                   1.852% System Money Pool(1)    145,100      145,100     145,100
                                                  -------      -------     -------
                                                  363,410      363,410     363,410
                                                  -------      -------     -------

Supply
 Corporation     Intercompany Notes:
                   5.35% Due March 1, 2013         30,000       30,000      30,000
                   6.79% Due September 15, 2022     9,770        9,770       9,770
                   1.85% System Money Pool (1)     33,200       33,200      33,200
                                                   ------       ------      ------
                                                   72,970       72,970      72,970
                                                   ------       ------      ------

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2004 (Concluded)
Seneca
 Resources       Intercompany Notes:
                   6.39% Due May 27, 2008         120,000      120,000     120,000
                   6.18% Due March 1, 2009        100,000      100,000     100,000
                   7.70% Due October 22, 2010     200,000      200,000     200,000
                   6.82% Due November 21, 2011    120,000      120,000     120,000
                   5.35% Due March 1, 2013        100,000      100,000     100,000
                   6.79% Due September 15, 2022    48,422       48,422      48,422
                                                  -------      -------     -------
                                                  688,422      688,422     688,422
                                                  -------      -------     -------

NSULC1             0.00% Revolving Demand Loan    144,907      144,907     144,907
NSULC2             0.00% Revolving Demand Loan      1,890        1,890       1,890
                                                  -------      -------     -------
                                                  146,797      146,797     146,797
                                                  -------      -------     -------

Highland           6.82% Due November 21, 2011     30,000       30,000      30,000
                   5.35% Due March 1, 2013         30,000       30,000      30,000
                   1.85% System Money Pool(1)      11,600       11,600      11,600
                                                   ------       ------      ------
                                                   71,600       71,600      71,600
                                                   ------       ------      ------

Horizon          Intercompany Notes:
                   6.39% Due May 27, 2008          80,000       80,000      80,000
                   6.79% Due September 15, 2022     9,770        9,770       9,770
                   1.76% Line of credit(2)         34,700       34,700      34,700
                                                  -------      -------     -------
                                                  124,470      124,470     124,470
                                                  -------      -------     -------

UE                 6.35% Payable Quarterly
                    Through September 2006          9,854        9,854       9,854
                                                  -------      -------     -------

Horizon LFG        1.85% System Money Pool(1)      43,500       43,500      43,500
                                                  -------      -------     -------

Toro Partners, LLC 1.85% Line of Credit            43,000       43,000      43,000
                                                  -------      -------     -------

Horizon
 Power Inc.        1.84% Line of Credit(2)         17,200       17,200      17,200
                                               ----------   ----------  ----------

                                               $1,581,223   $1,581,223  $1,581,223
                                               ==========   ==========  ==========

 (1)   Interest rate represents weighted average of all short-term securities outstanding at September
       30, 2004, pursuant to System money pool arrangement, S.E.C. File No. 70-10074, (Release No.
       35-27600).

 (2)   Interest rate represents the rate paid by respective subsidiaries on line of credit amounts outstanding at September 30, 2004.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

      None during fiscal year ended September 30, 2004.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

1.    Name of Issuer:  Horizon Energy Development, Inc.
      Description of Security:  Line of Credit Agreement with maximum draw of
                                         $40,000,000
      Effective Average Interest Rate:  1.30%
      Name of Person to Whom Issued:  National Fuel Gas Company
      End of Year Balance:  $34,700,000
      Highest Balance During Year:  $36,400,000
      Exemption:  Rule 52

2.    Name of Issuer:  Horizon Energy Bulgaria Ltd.
      Description of Security:  Line of Credit Agreement with maximum draw of
                                           $35,000,000
      Effective Average Interest Rate:  3.29%
      Name of Person to Whom Issued:  Horizon Energy Development B.V.
      End of Year Balance:  $399,224
      Highest Balance During Year:  $399,224
      Exemption:  Rule 52

3.    Name of Issuer:  Horizon Energy Bulgaria Ltd.
      Description of Security:  Line of Credit Agreement with maximum draw of
                                            CZK 30,000,000
      Effective Average Interest Rate:  1.65%
      Name of Person to Whom Issued:  Horizon Energy Development, s.r.o.
      End of Year Balance:  CZK 1,991,182 ($78,480) at September 30, 2004
                                            USD/CZK exchange rate of 25.3720
      Highest Balance During Year:  CZK 1,991,182
      Exemption:  Rule 52

4.    Name of Issuer:  Horizon Power, Inc.
      Description of Security:  Line of Credit Agreement with maximum draw of   $35,000,000
      Effective Average Interest Rate:  1.34%
      Name of Person to Whom Issued:  National Fuel Gas Company
      End of Year Balance:  $17,200,000
      Highest Balance During Year:  $18,800,000
      Exemption:  Rule 52

5.    Name of Issuer:  Toro Partners LLC
      Description of Security:  Line of Credit Agreement with maximum draw of   $55,000,000
      Effective Average Interest Rate:  1.25%
      Name of Person to Whom Issued:  Horizon LFG, Inc.
      End of Year Balance:  $43,000,000
      Highest Balance During Year:  $48,000,000
      Exemption:  Rule 52

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURTIES

     FISCAL YEAR ENDED SEPTEMBER 30, 2004.

                                       Name of
                                       Company
                                      Acquiring,
                                      Redeeming         Number of Shares or
                                     or Retiring          Principal Amount                       Commission
Name of Issuer and Title of Issue     Securities    Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------    -----------    --------  --------   ---------------------  -------------
                                                              (Thousands of Dollars)
                                                    ------------------------------------------
Registered Holding Company:

    Registrant:

     6.82% Note maturing
      August 1, 2004                     Registrant                       100,000  100,000         Paid at
                                                                                                  Maturity

     6.50% Note maturing
      September 15, 2022                 Registrant                 128                128        Rule 42

     7.75% Note maturing
      February 1, 2004                   Registrant                       125,000  125,000        Paid at
                                                                                                 Maturity

Subsidiaries of Registered Holding Company:

    Seneca Resources*:
     6.95% Note maturing                 Seneca
      August 1, 2004                     Resources                         50,000   50,000         Paid at
                                                                                                  Maturity

     6.79% Note maturing                 Seneca
      September 15, 2022                 Resources                  128                128         Rule 52

    Distribution Corporation:
     7.99% Note maturing                 Distribution
      February 1, 2004                   Corporation                      100,000  100,000         Paid at
                                                                                                  Maturity

    Supply Corporation:
     6.95% Note maturing                 Supply
      August 1, 2004                     Corporation                       50,000   50,000         Paid at
                                                                                                  Maturity

     7.99% Note maturing                Supply                             25,000   25,000         Paid at
      February 1, 2004                  Corporation                                               Maturity

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

At September 30, 2004, Seneca Resources owned 277,408 shares of common stock of Touchstone Resources USA, Inc. ("Touchstone"), or 0.5% of Touchstone's issued and outstanding common stock (owner's book value of $291,278). Touchstone is engaged in oil and gas exploration and production activities.

Distribution Corporation and NFR hold stock certificates obtained in bankruptcy distributions applicable to obligations of customers (Distribution Corporation, 15; NFR, 1) incurred in the ordinary course of business.

ITEM 6. OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of September 30, 2004
                                        Names of System Companies with Which Connected

                                                            National       National               Highland
                                                             Fuel Gas       Fuel Gas     Seneca     Forest
                                                           Distribution      Supply     Resources  Resources
                                           Registrant          Corp.          Corp.       Corp.*     Inc.**
                                         ----------      ------------     --------    ---------   ---------
P. C. Ackerman   Williamsville, NY (1) |COB,CEO,D,P,  s |      COB, D, s |  COB, D, s | COB, D, s |COB, D, s |
B. S. Lee            Sun Lakes, AZ (2) |          D, df |              - |          - |         - |        - |
G. L. Mazanec          Houston, TX (3) |          D, df |              - |          - |         - |        - |
J. F. Riordan      Des Plaines, IL (17)|          D, df |              - |          - |         - |        - |
R. T. Brady        East Aurora, NY (4) |          D, df |              - |          - |         - |        - |
R E. Kidder          Jamestown, NY (24)|          D, df |              - |          - |         - |        - |
R D. Cash       Salt Lake City, UT (27)|          D, df |              - |          - |         - |        - |
J. R. Peterson   Williamsville, NY (1) |          AS, s |              - |      GC, s |         - |        - |
J. A. Beck             Houston, TX (5) |              - |              - |          - |   D, P, s |     P, D |
D. P. Butler           Houston, TX (5) |              - |              - |          - |      S, s |        S |
T. L. Atkins           Houston, TX (5) |              - |              - |          - |  T, AS, s |        T |
B. L. McMahon          Houston, TX (5) |              - |              - |          - |    SVP, s |        - |
A. M. Cellino    Williamsville, NY (1) |           S, s |      SVP, S, s |       D, s |         - |        - |
P. M. Ciprich    Williamsville, NY (1) |              s |      AS, GC, s |          - |         - |        - |
B. H. Hale       Williamsville, NY (1) |              - |              - |          - |         - |        - |
J. R. Pustulka   Williamsville, NY (1) |              - |              s |  D, SVP, s |         - |        - |
J. D. Ramsdell   Williamsville, NY (1) |              - |      D, SVP, s |          s |         - |        - |
D. J. Seeley     Williamsville, NY (1) |              - |         SVP, s |    P, D, s |         - |        - |
D. F. Smith      Williamsville, NY (1) |              - |        P, D, s |     SVP, s |         D |        - |
R. J. Tanski     Williamsville, NY (1) |           T, s |   D, SVP, T, s |     T,S, s |         s |        s |
C. M. Carlotti            Erie, PA (16)|              - |          VP, s |          s |         - |        - |
D. L. DeCarolis  Williamsville, NY (12)|              - |              - |          - |         - |        - |
R. E. Klein      Williamsville, NY (1) |              - |          AC, s |          s |         s |        s |
S. Wagner        Williamsville, NY (1) |              s |          VP, s |          s |         s |        s |
B. Heine         Williamsville, NY (1) |              - |         AVP, s |          - |         - |        - |
J. Lesch               Buffalo, NY (18)|              - |         AVP, s |          s |         - |        - |
D. Wassum        Williamsville, NY (1) |              - |              - |          - |         - |        - |
K. Camiolo       Williamsville, NY (1) |           C    |           C, s |        C,s |         s |        s |
D. Bauer         Williamsville, NY (1) |              - |          AT, s |          s |         s |        s |

                                      Position Symbol Key
              COB - Chairman of the Board of Directors  df - Director's Fees
              CEO - Chief Executive Officer              S - Secretary
              CFO - Chief Financial Officer             AS - Assistant Secretary
                P - President                            C - Controller
              EVP - Executive Vice President            AC - Assistant Controller
              SVP - Senior Vice President                D - Director
               VP - Vice President                       s - Salary
              AVP - Assistant Vice President             T - Treasurer
               GC - General Counsel                     AT - Assistant Treasurer

See page 16 for Notes.

  Data-
  Track       National      Horizon
  Account       Fuel        Energy                   Horizon     Horizon
 Services,   Resources,   Development,  Leidy Hub,   LFG,         Power
   Inc.         Inc.        Inc.***        Inc.      Inc. ****  Inc.*****
 ---------   ----------   ------------  ----------   ---------  ----------
COB, P, D, s|         s  |     P, D, s |    COB, D |        s |      s       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        D |      -       |
       S,T  |          - |           - |         - |        S |      S,T     |
          - |          - |           - |         - |        T |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |       VP, s |         - |      P,s |    D,P,s     |
          - |          - |           - |SVP,S,D    |        - |      -       |
          s |          s |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          D |          - |           - |         - |        - |        D     |
          - |          s |      T,S  s |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |D, S, VP, s |           - |         - |        - |      -       |
          - |          s |           - |         - |        - |      -       |
          - |          s |           s |         - |        s |      s       |
          - |          - |           - |         - |        - |      -       |
          - |          - |           - |         - |        - |      -       |
          - |          - |      AVP, s |         - |      AVP |      AVP     |
          - |          s |           - |         - |        - |      -       |
          - |          s |           - |         - |        - |      -       |

* Officers and directors of Seneca Resources' subsidiaries as of September 30, 2004 were as follows:

Seneca Energy Canada, Inc.
Board of Directors and Officers:
 P. C. Ackerman (Director)                                           Williamsville, NY (1)
 J. A. Beck (Director)                                               Houston, TX (5)
 D. H. Ibach (President and Director)                                Calgary, Alberta (19)
 S. Bridge (Vice President and Director)                             Calgary, Alberta (19)
 D. P. Butler (Assistant Secretary)                                  Houston, TX (5)
 J. G. Campbell (Vice President)                                     Calgary, Alberta (19)
 C. S. Sawyer (Vice President)                                       Calgary, Alberta (19)

Seneca Player Corp.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 D. P. Butler (Secretary and Director)                               Houston, TX (5)
 T. L. Atkins (Treasurer)                                            Houston, TX (5)

3062782 Nova Scotia Co.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 T. L. Atkins (Secretary)                                            Houston, TX (5)

3062783 Nova Scotia Co.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 T. L. Atkins (Director)                                             Houston, TX (5)

** Officers and directors of Highland's subsidiaries as of September 30, 2004 were as follows:

Empire State Pipeline
 D. J. Seeley (President)                                            Williamsville, NY (1)
 R. C. Kraemer (Vice President)                                      Williamsville, NY (1)
 R. J. Tanski (Treasurer)                                            Williamsville, NY (1)
 J. R. Peterson (Secretary)                                          Williamsville, NY (1)

Empire State Pipeline Company, LLC
 D. J. Seeley (Manager and President)                                Williamsville, NY (1)
 R. J. Tanski (Treasurer)                                            Williamsville, NY (1)
 J. R. Peterson (Secretary)                                          Williamsville, NY (1)

St.Clair Pipeline Company, LLC
 D. J. Seeley (Manager and President)                                Williamsville, NY (1)
 R. J. Tanski (Treasurer)                                            Williamsville, NY (1)
 J. R. Peterson (Secretary)                                          Williamsville, NY (1)

*** Officers and directors of Horizon's subsidiaries as of September 30, 2004 were as follows:

Horizon Energy Holdings, Inc.
Board of Directors and Officers:
 P. C. Ackerman (Director and President)                             Williamsville, NY (1)
 B. H. Hale (Vice President)                                         Williamsville, NY (1)
 R. J. Tanski (Secretary and Treasurer)                              Williamsville, NY (1)

Horizon Energy Development, B.V.
Managing Directors:
 B. H. Hale                                                          Williamsville, NY (1)
 Intra Beheer B.V.                                                   Amsterdam, The Netherlands (8)

Horizon Energy Development, s.r.o.
Managing Director:
 B. H. Hale                                                          Williamsville, NY (1)
Statutory Agents:
 V. Miskovsky                                                        Prague, Czech Republic (7)

See Page 16 for Notes

Teplarna Liberec, a.s.
Board of Directors:
 S. Cvrcek                                                           Liberec, Czech Republic (21)
 Z. Kozesnik                                                         Liberec, Czech Republic (10)
 J. Krutsky                                                          Liberac, Czech Republic (20)
 J. Masinda                                                          Prague, Czech Republic (7)
 V. Miskovsky                                                        Prague, Czech Replublic (7)
 L. Zapletal                                                         Most, Czech Republic (14)

Lounske tepelne hospodarstvi, s.r.o.
Statutory Agents:
 J. Bores                                                            Most, Czech Republic (14)
 F. Jicha                                                            Louny, Czech Republic (26)

United Energy, a.s.
Board of Directors:
 L. Zapletal                                                         Most, Czech Republic (14)
 B. H. Hale                                                          Williamsville, NY (1)
 P. C. Ackerman                                                      Williamsville, NY (1)
 R. J. Tanski                                                        Williamsville, NY (1)
 J. Sulc                                                             Usti nad Labem, Czech Republic (22)
 E. Volkman                                                          Louny, Czech Republic (23)
 J. Masinda                                                          Prague, Czech Republic (7)
 D. A. Wassum                                                        Williamsville, NY (1)

ENOP, s.r.o.
Statutory Agents:
 R. Kocar                                                            Most, Czech Republic (14)
 P. Mares                                                            Most, Czech Republic (14)

Horizon Energy Bulgaria Ltd.
Manager:
 B. H. Hale                                                          Williamsville, NY (1)

Sofia Energy EAD
 D. A. Wassum (Director)                                             Williamsville, NY (1)
 B. H. Hale (Director)                                               Williamsville, NY (1)

Montenero Energia S.r.l.
 B. H. Hale (Director and Chairman)                                  Williamsville, NY (1)
 R. J. Tanski (Director)                                             Williamsville, NY (1)
 K. D. Cotter (Director)                                             Williamsville, NY (1)
 A. Messina (Director)                                               Rome, Italy (28)
 S. Corso (Director)                                                 Rome, Italy (29)
 G. Mancini (Director)                                               Rome, Italy (30)

**** Officers and directors of Horizon LFG's subsidiaries as of September 30, 2004 were as follows:

Toro Partner LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Partners, LP
 Toro Partners, LP has no directors or officers; it is managed by its general partner.

Toro Energy of Michigan, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Ohio-Statewide, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Ohio, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Kentucky, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Missouri, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Maryland, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Indiana, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Ohio-American, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

***** Officers of Power's subsidiaries as of September 30, 2004 included the following persons (because Power's subsidiaries are not wholly owned directly or indirectly by the Registrant or any system company, disclosure is limited to those officers who are directly employed by the Registrant or its system companies):

Seneca Energy II, LLC
 B. H. Hale (Secretary and Chief Financial Officer)                  Williamsville, NY (1)

Model City Energy, LLC
 B. H. Hale (Chief Financial Officer)                                Williamsville, NY (1)

Energy Systems North East, LLC
 B. H. Hale (Senior Vice President)                                  Williamsville, NY (1)
 K. D. Cotter (Vice President)                                       Williamsville, NY (1)
 P. L. Malachowski (Treasurer)                                       Williamsville, NY (1)

Notes

 (1)  National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221
 (2)  9226 E. Champagne Drive, Sun Lakes, AZ 85248
 (3)  302 Fall River Court, Houston, TX 77024
 (4)  Moog Inc., Plant 24/Seneca at Jamison Rd., East Aurora, NY 14052-0018
 (5)  Seneca Resources Corporation, 1201 Louisiana Street, Suite 400, Houston, Texas 77002
 (6)  Seneca Resources Corporation, P.O. Box 630, Santa Paula, CA 93061-0630
 (7)  Horizon Energy Development, s.r.o., Maiselova 15, Praha 1 - Josefov, 11000, Czech Republic
 (8)  Intra Beheer B.V., Teleportboulevard 140, 1043 EJ, Amsterdam, The Netherlands
 (9)  Maid of the Mist Corporation, 151 Buffalo Avenue, Niagara Falls, New York 14303
(10)  Teplarna Liberec, a.s., Dr. Milady Horakove 641/34a, 460 01 Liberec 4, Czech Republic
(11)  Predicor, Tax advisor, Pristavni 2, 170 00 Prague 7, Czech Republic
(12)  National Fuel Resources, Inc., 165 Lawrence Bell Drive, Williamsville, NY 14221
(13)  Law Office Rasovsky, Krejci, Cinglos, Spitalka 23 b, 602 00 Brno, Czech Republic
(14)  United Energy, a.s., Teplarenska no. 2, 434 03 Most Komorany, Czech Republic
(15)  Teplo Branany, s.r.o., Bilinska 76 Branany, Czech Republic
(16)  National Fuel Gas Company, 1100 State Street, Erie, PA 16501
(17)  Gas Technology Institute, 1700 So. Mt. Prospect Road, Des Plaines, IL  60018-1804
(18)  National Fuel Gas Distribution Corporation, 365 Mineral Springs Road, Building 3, Buffalo, NY 14210
(19)  Seneca Energy Canada, Inc., 1000, 550 - 6 Avenue, S.W., Calgary, Alberta, Canada T2P 0S2
(20)  City of Liberec, nam. Dr. E. Benese 1, 460 59 Liberec 1, Czech Republic
(21)  Parliament of the Czech Republic, Snemovni 4, 118 26 Prague 1, Czech Republic
(22)  President of Usti Region, Velka Hradebni 3118/48, 400 02 Usti nad Labem, Czech Republic
(23)  City of Louny, Mirove namesti 35, 440 23 Louny, Czech Republic
(24)  The Robert H. Jackson Center, Inc., 305 East Fourth Street, P. O. Box 879, Jamestown, NY 14702
(25)  Suite 900, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 2X2
(26)  Lounske tepelne hospodarstvi spol. s.r.o., 17 listopadu 2580, 440 01 Louny
(27)  P.O. Box 45433, Salt Lake City, UT 84145
(28)  Piazzale Ostiense No. 2, Rome, Italy
(29)  Piazzale Ostiense No. 2, Rome, Italy
(30)  Piazzale Ostiense No. 2, Rome, Italy

Item 6. OFFICERS AND DIRECTORS (Continued)
Part II.  Financial connections as of September 30, 2004:

                                                 Position Held     Applicable
Name of Officer        Name and Location of      in Financial      Exemption
  or Director          Financial Institution      Institution         Rule
---------------        ---------------------     -------------     ----------

R. T. Brady           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      M&T Bank Corporation,
                       Buffalo, New York           Director          70 (a)

R. D. Cash            Zions Bancorporation,        Director          70 (a)
                       Salt Lake City, Utah

G. L. Mazanec         Northern Trust Bank
                       of Texas,
                       Dallas, Texas               Director          70 (a)
Part III. Compensation and other related information:
(a) Compensation of Directors and Executive Officers:

         The information required by this item appears under "Directors' Compensation," and "Executive Compensation,"
on pages 7 and 8 and pages 13 to 20, respectively, of the National Fuel Gas Company Proxy Statement, dated January 6,
2005, included as Exhibit A (3) to this Form U5S and is incorporated herein by reference.

(b) Interest of executive officers and directors in securities of System
    Companies including options or other rights to acquire securities:

         The information required by this item appears under "Security Ownership of Certain Beneficial Owners and
Management," on pages 10 to 12 of the National Fuel Gas Company Proxy Statement, dated January 6, 2005, included as
Exhibit A(3) of this Form U5S and is incorporated herein by reference.

(c)  Contracts and Transactions with System Companies:

         The following contracts and transactions with the directors and executive officers of National Fuel Gas
Company were disclosed in the Company's Form 10-K for fiscal year 2004.

o        Retirement Benefit Agreement, dated September 22, 2003, between the Company and David F. Smith (Exhibit 10.2,
         Form 10-K for fiscal year ended September 30, 2003 in File No. 1-3880)

o        Form of Employment Continuation and Noncompetition Agreement, dated as of December 11, 1998, among the
         Company, National Fuel Gas Distribution Corporation and each of Philip C. Ackerman, Anna Marie Cellino,
         Joseph P. Pawlowski, James D. Ramsdell, Dennis J. Seeley, David F. Smith and Ronald J. Tanski (Exhibit
         10.1, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

o        Form of Employment Continuation and Noncompetition Agreement, dated as of December 11, 1998, among the
         Company, National Fuel Gas Supply Corporation and each of Bruce H. Hale and John R. Pustulka (Exhibit
         10.2, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

Item 6. OFFICERS AND DIRECTORS (Continued)
o        Form of Employment Continuation and Noncompetition Agreement, dated as of December 11, 1998, among the
         Company, Seneca Resources Corporation and James A. Beck (Exhibit 10.3, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

o        National Fuel Gas Company 1993 Award and Option Plan, dated February 18, 1993 (Exhibit 10.1, Form 10-Q for the quarterly period ended March 31, 1993 in File No. 1-3880)

o        Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated October 27, 1995 (Exhibit 10.8, Form
         10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

o        Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated December 11, 1996 (Exhibit 10.8,
         Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

o        Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated December 18, 1996 (Exhibit 10, Form
         10-Q for the quarterly period ended December 31, 1996 in File No. 1-3880)

o        National Fuel Gas Company 1993 Award and Option Plan, amended through June 14, 2001 (Exhibit 10.1, Form 10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

o        National Fuel Gas Company 1997 Award and Option Plan, amended through June 14, 2001 (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

o        National Fuel Gas Company Deferred Compensation Plan, as amended and restated through May 1, 1994 (Exhibit
         10.7, Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880)

o        Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated September 19, 1996 (Exhibit
         10.10, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

o        Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated September 27, 1995 (Exhibit
         10.9, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

o        National Fuel Gas Company Deferred Compensation Plan, as amended and restated through March 20, 1997 (Exhibit
         10.3, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

o        Amendment to National Fuel Gas Company Deferred Compensation Plan dated June 16, 1997 (Exhibit 10.4, Form
         10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

o        Amendment No. 2 to the National Fuel Gas Company Deferred Compensation Plan, dated March 13, 1998  (Exhibit
         10.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

o        Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated February 18, 1999 (Exhibit 10.1,
         Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880)

Item 6. OFFICERS AND DIRECTORS (Continued)
o        Amendment to National Fuel Gas Company Deferred Compensation Plan, dated June 15, 2001 (Exhibit 10.3, Form
         10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

o        National Fuel Gas Company Tophat Plan, effective March 20, 1997 (Exhibit 10, Form 10-Q for the quarterly period ended June 30, 1997 in File No. 1-3880)

o        Amendment No. 1 to the National Fuel Gas Company Tophat Plan, dated April 6, 1998 (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

o        Amendment No. 2 to the National Fuel Gas Company Tophat Plan, dated December 10, 1998 (Exhibit 10.1, Form
         10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880)

o        Amended and Restated Split Dollar Insurance Agreement, effective June 15, 2000 among the Company, Bernard J.
         Kennedy, and Joseph B. Kennedy, as Trustee of the Trust under the Agreement dated January 9, 1998
         (Exhibit 10.1, Form 10-Q for the quarterly period ended June 30, 2000 in File No. 1-3880)

o        Contingent Benefit Agreement effective June 15, 2000 between the Company and Bernard J. Kennedy (Exhibit
         10.2, Form 10-Q for the quarterly period ended June 30, 2000 in File No. 1-3880)

o        Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 17, 1997 between the
         Company and Philip C. Ackerman (Exhibit 10.5, Form 10-K for fiscal year ended September 30, 1997 in File
         No. 1-3880)

o        Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Philip C. Ackerman, dated March 23, 1999 (Exhibit 10.3, Form 10-K for fiscal year ended
         September 30, 1999 in File No. 1-3880)

o        Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the
         Company and Joseph P. Pawlowski (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1997 in File
         No. 1-3880)

o        Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Joseph P. Pawlowski, dated March 23, 1999 (Exhibit 10.5, Form 10-K for fiscal year ended
         September 30, 1999 in File No. 1-3880)

o        Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the
         Company and Dennis J. Seeley (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1999 in File
         No. 1-3880)

o        Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Dennis J. Seeley, dated March 29, 1999 (Exhibit 10.10, Form 10-K for fiscal year ended
         September 30, 1999 in File No. 1-3880)

o        Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Bruce H.
         Hale (Exhibit 10.11, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

Item 6. OFFICERS AND DIRECTORS (Continued)
o        Amendment Number 1 to Split Dollar Insurance and Death Benefit Agreement by and between the Company and Bruce
         H. Hale, dated March 29, 1999 (Exhibit 10.12, Form 10-K for fiscal year ended September 30, 1999 in File
         No. 1-3880)

o        Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and David F.
         Smith (Exhibit 10.13, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o        Amendment Number 1 to Split Dollar Insurance and Death Benefit Agreement by and between the Company and David
         F. Smith, dated March 29, 1999 (Exhibit 10.14, Form 10-K for fiscal year ended September 30, 1999 in File
         No. 1-3880)

o        National Fuel Gas Company Parameters for Executive Life Insurance Plan (Exhibit 10.1, Form 10-K for fiscal year ended September 30, 2004, in file No. 1-3880)

o        National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan as amended and restated
         through November 1, 1995 (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1995 in File No.
         1-3880)

o        National Fuel Gas Company and Participating Subsidiaries 1996 Executive Retirement Plan Trust Agreement (II)
         dated May 10, 1996 (Exhibit 10.13, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

o        Amendments to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan dated
         September 18, 1997 (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

o        Amendments to the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan dated
         December 10, 1998 (Exhibit 10.2, Form 10-Q for the quarterly period ended December 31, 1998 in File No.
         1-3880)

o        Amendments to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan effective
         September 16, 1999 (Exhibit 10.15, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

o        Amendment to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan, effective
         September 5, 2001 (Exhibit 10.4, Form 10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

o        National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan 2003 Trust Agreement (I),
         dated September 1, 2003 (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 2004, in File No.
         1-3880)

o        Retirement Supplement Agreement, dated January 11, 2002, between the Company and Joseph P. Pawlowski (Exhibit
         10.6, Form 10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

o        Amendment No. 1 to Retirement Supplement Agreement dated March 11, 2004, between the Company and Joseph P.
         Pawlowski (Exhibit 10 (iii), Form 10Q for the quarterly period ended March 31, 2004 in File No. 1-3880)

Item 6. OFFICERS AND DIRECTORS (Continued)
o        Administrative Rules with Respect to at Risk Awards under the 1993 Award and Option Plan (Exhibit 10.14, Form
         10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

o        Administrative Rules with Respect to at Risk Awards under the 1997 Award and Option Plan (Exhibit A,
         Definitive Proxy Statement, Schedule 14(A) filed January 10, 2002 in File No. 1-3880)

o        Administrative Rules of the Compensation Committee of the Board of Directors of National Fuel Gas Company, as
         amended and restated, effective September 9, 2004 (Exhibit 10.3, Form 10-K for fiscal year ended
         September 30, 2004 in File No. 1-3880)

o        Excerpts of Minutes from the National Fuel Gas Company Board of Directors Meeting of March 20, 1997 regarding the Retainer Policy for Non-Employee Directors (Exhibit 10.11, Form 10-K for fiscal year ended September
          30, 1997 in File No. 1-3880)

o        Retirement and Consulting Agreement, dated September 5, 2001, between the Company and Bernard J. Kennedy
         (Exhibit 10.4, Form 10-K for fiscal year ended September 30, 2004 in File No. 1-3880)

(d)    Indebtedness to System Companies:  None

(e)    Participation in Bonus and Profit-Sharing Arrangements and Other Benefits:

       The information required by this item appears under "Directors' Compensation" and "Executive Compensation" on
       pages 7 and 8 and pages 13 to 20, respectively, of the National Fuel Gas Company Proxy Statement, dated January
       6, 2005, included as Exhibit A(3) to this Form U5S and incorporated herein by reference.

(f)    Rights to Indemnity:

       The information required by this item appears in Article II, Paragraph 8 of the National Fuel Gas Company
       By-Laws as amended through December 9, 2004.  Such By-Laws are listed as Exhibit B(1)(ii) to this Form U5S.

       The Company also purchases directors and officers liability insurance coverage with an annual aggregate limit of $115 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including directors and officers.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

                                                                                               Amount
                            Name of Recipient               Accounts Charged Per Books   Fiscal Year Ended
    Name of Company          or Beneficiary       Purpose     of Disbursing Company      September 30, 2004
    ---------------         -----------------     -------   --------------------------   ------------------

Tabulation showing expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent therefor:

Distribution Corporation           N/A            *FEDPAC    Misc. Income Deductions        $  2,237

Distribution Corporation           N/A            *NYPAC     Misc. Income Deductions        $  1,710

Distribution Corporation           N/A            *PAPAC     Misc. Income Deductions        $  1,477

Supply Corporation                 N/A            *FEDPAC    Misc. Income Deductions        $    955

Supply Corporation                 N/A            *NYPAC     Misc. Income Deductions        $  2,206

Supply Corporation                 N/A            *PAPAC     Misc. Income Deductions        $    901

* Company labor and expenses relating to administration of political action funds.

(2) Any citizens group or public relations counsel:

Distribution Corporation    29 Beneficiaries       Civic     Operation Expense              $ 17,953

Supply Corporation          14 Beneficiaries       Civic     Operation Expense              $  5,742

Seneca Resources             1 Beneficiary         Civic     Operation Expense              $    335

The information called for by instruction 2 to Item 7 was compiled, and memoranda from the applicable
System Companies were received and are preserved by the Registrant.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany sales and services

    (1)  Salaries of officers of the Registrant

                                                    NATIONAL FUEL GAS COMPANY
                                                  REPORT OF OFFICERS' SALARIES
                                          FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004

                         Distribution   Supply   Seneca                       Data-  Horizon  Horizon
                   Parent     Corp.        Corp.  Resources  Highland  Horizon  Track   Power     LFG     NFR    Total
                   ------  ------------   ------  ---------  --------  -------  -----  -------  -------   ---    -----

P. C. Ackerman     97,500    257,400     210,600    120,900    23,400   19,500  3,900    3,900   3,900  39,000  780,000

K. M. Camiolo       3,250     35,334      18,941      3,614     3,770        -      -        -       -      91   65,000

A. M. Cellino      12,025    120,130     108,225          -       120        -      -        -       -       -  240,500

J. P. Pawlowski     7,075     76,169      41,261      8,165     8,674        -      -        -       -     156  141,500

R. J. Tanski       27,850    137,755      55,700     12,634    11,084   33,200      -        -       -     277  278,500

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries

                                                DISTRIBUTION CORPORATION
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                            Common Expenses
                            ---------------------------------------------------------------------------------

                                                      Corporate     Materials                Accounts
Receiving Company           Executive   Purchasing  Communications  Management  Accounting   Payable     Risk
-----------------           ---------   ----------  --------------  ----------  ----------   --------    ----
Parent Company               $    -       $  -           $  -          $ -       $    -       $  -       $  -
Supply Corporation              322        200             97            8          969        227         43
Seneca Resources                318          -             31            -          187          -         55
Empire State Pipeline            72         45             22            -          169         52          6
Highland                         48          -              5            -           28          -         11
Data-Track                        -          -              -            -            -          -          -
NFR                               8          -              1            -            4          -         17
Leidy Hub                         -          -              -            -            -          -          -
Toro Partners LLC                 -          -              -            -            -          -          -
Toro Partners L.P.                -          -              -            -            -          -          -
Upstate Energy                    -          -              -            -            -          -          -
Horizon                           -          -              -            -            -          -          -
                             ------       ----           ----          ---       ------       ----       ----
                             $  768       $245           $156          $ 8       $1,357       $279       $132
                             ======       ====           ====          ===       ======       ====       ====

                                                            Common Expenses
                            -----------------------------------------------------------------------------------
                              Data           Human                             Government      Benefit
Receiving Company           Processing     Resources     Legal     Finance       Affair        Services     CPR
-----------------           ----------     ---------     -----     -------     ----------      --------     ---
Parent Company                 $  -          $  -        $  -       $  -          $ -            $  -      $  -
Supply Corporation               69           563         128        540           37             152       115
Seneca Resources                  -            72         128         76            -             154         -
Empire State Pipeline            19            96          29         86            8              35        26
Highland                          -            11          19         11            -              23         -
Data-Track                        -             -           -          -            -               -         -
NFR                               -             2           3          2            -               4         -
Leidy Hub                         -             -           -          -            -               -         -
Toro Partners LLC                 -             -           -          -            -               -         -
Toro Partners L.P.                -             -           -          -            -               -         -
Upstate Energy                    -             -           -          -            -               -         -
Horizon                           -             -           -          -            -               -         -
                               ----          ----        ----       ----          ---            ----      ----
                               $ 88          $744        $307       $715          $45            $368      $141
                               ====          ====        ====       ====          ===            ====      ====

                               Common Expenses
                            -------------------
                                        Total           Total      Total    Convenience or      Total Service
                                        Common         Clearing    Direct    Accommodation       Rendered By
Receiving Company           Payroll     Expense        Charges*   Charges*    Payments*     Statutory Subsidiaries
-----------------           -------     -------        --------   --------  --------------  ----------------------
Parent Company               $  -       $    -          $   71     $  543      $   505             $ 1,119
Supply Corporation            131        3,601           4,672      7,212       11,625              27,110
Seneca Resources                -        1,021             225        584        3,245               5,074
Empire State Pipeline           -          665             192        315          510               1,682
Highland                        -          156              35         45          545                 781
Data-Track                      -            -               1          9            2                  12
NFR                             -           41              29        184          275                 530
Leidy Hub                       -            -               -          5            1                   6
Toro Partners LLC               -            -               -          -            1                   1
Toro Partners L.P.              -            -               5         73           40                 119
Upstate Energy                  -            -               1         16            5                  22
Horizon Energy                  -            -              23        409          346                 778
Horizon Power                   -            -               8        140           78                 226
                             ----       ------          ------     ------      -------             -------
                             $131       $5,484          $5,263     $9,535      $17,178             $37,460
                             ====       ======          ======     ======      =======             =======

* Analysis of Clearing Charges, Direct Charges & Convenience or Accommodation Payments is presented on the following pages.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I. Intercompany sales and services (Continued)

(2)   Services rendered by Statutory Subsidiaries

                                                DISTRIBUTION CORPORATION
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                            Clearing Charges
                            ----------------------------------------------------------------------------------------
                                      Material                                                           Total
                            Officer   Issue &                                       Data    Messenger   Clearing
Receiving Company           Clearing  Transfer Telecommunications Rental Postage Processing  Expense     Charges
-----------------           --------  -------- ------------------ ------ ------- ----------  -------     -------
Parent Company                $ 66     $    -         $  -         $  3   $ -      $    2     $  -       $   71
Supply Corporation             350      1,648          248          398     3      $1,929       96        4,672
Seneca Resources                72          -            -           58     -          95        -          225
Empire State Pipeline           33         15            -           41     -         103        -          192
Highland                        13          -            -            8     -          13        -           35
Data-Track                       1          -            -            -     -           -        -            1
NFR                             24          -            -            2     -           2        1           29
Leidy Hub                        -          -            -            -     -           -        -            -
Toro Partners LLLC               -          -            -            -     -           -        -            -
Toro Partners L.P.               -          -            -            -     -           5        -            5
Upstate Energy                   1          -            -            -     -           -        -            1
Horizon Energy                  17          -            -            2     -           4        -           23
Horizon Power                    1          -            -            5     -           2        -            8
                              ----     ------         ----         ----   ---      ------     ----       ------
                              $580     $1,663         $248         $517   $ 3      $2,155     $ 97       $5,263
                              ====     ======         ====         ====   ===      ======     ====       ======

                                                            Direct Charges
                            -----------------------------------------------------------------------------------
                                         Telecom-   Environment/              Contract
Receiving Company           Land   MMD  munications  Insurance  Operations  Administration     Accounting
-----------------           ----   ---  ----------- ----------- ----------  --------------     ----------
Parent Company              $  -  $  -     $ -         $ 14       $    -         $ -              $  -
Supply Corporation           442   422      35           60        2,987          55                 4
Seneca Resources              46     -       -           18           19           -                 -
Empire State Pipeline          -     -       -            1           98           -                 -
Highland                       -     -       -            4            -           -                 -
Data-Track                     -     -       -            -            -           -                 -
NFR                            -     -       -            1            -           -                 -
Leidy Hub                      -     -       -            -            -           -                 -
Toro Partners LLC              -     -       -            -            -           -                 -
Toro Partners L.P.             -     -       -            1            -           -                16
Upstate Energy                 -     -       -            -            -           -                 -
Horizon Energy                 -     -       -            4            -           -                39
Horizon Power                  -     -       -           17            -           -                51
                            ----  ----     ---         ----       ------         ---              ----
                            $489  $422     $35         $121       $3,104         $55              $111
                            ====  ====     ===         ====       ======         ===              ====

                                                            Direct Charges
                            ----------------------------------------------------------------------------------
                                    Government   Budget &                           Human
Receiving Company           Legal    Affairs     Finance   Executive  Insurance   Resources
-----------------           -----   ----------   -------   ---------  ---------   ---------
Parent Company               $ -      $  -       $  157     $  336       $  -        $14
Supply Corporation            31       281          454      1,476        426         36
Seneca Resources               -         -          127        355          -         14
Empire State Pipeline          -         7           45        138          -          -
Highland                       -         -            2         39          -          -
Data-Track                     -         -            -          9          -          -
NFR                            1         -           36        101          -         12
Leidy Hub                      -         -            -          5          -          -
Toro Partners LLC              -         -            -          -          -          -
Toro Partners L.P.             -         -           57          -          -          -
Upstate Energy                 -         -            -         15          -          -
Horizon Energy                 -         -          181        119          -          -
Horizon Power                  -         -           59         13          -          -
                             ---      ----       ------     ------       ----        ---
                             $32      $288       $1,117     $2,606       $426        $75
                             ===      ====       ======     ======       ====        ===

                                                            Direct Charges
                            -----------------------------------------------------------------------------------
                                                                                                          Total
                            Benefit                 Quality     Corp.                                     Direct
Receiving Company           Services  Engineering  Assurance    Comm   Security                          Charges
-----------------           --------  -----------  ---------    ----   --------                          -------
Parent Company               $ 22        $  -         $ -       $ -      $  -                            $  543
Supply Corporation              -         322          54         -       125                             7,212
Seneca Resources                4           -           -         -         -                               584
Empire State Pipeline           -           -           -        14        13                               315
Highland                        -           -           -         -         -                                45
Data-Track                      -           -           -         -         -                                 9
NFR                            33           -           -         -         -                               184
Leidy Hub                       -           -           -         -         -                                 5
Toro Partners LLC               -           -           -         -         -                                 -
Toro Partners L.P.              -           -           -         -         -                                73
Upstate Energy                  -           -           -         -         -                                16
Horizon Energy                 66           -           -         -         -                               409
Horizon Power                   -           -           -         -         -                               140
                             ----        ----         ---      ----      ----                            ------
                             $126        $322         $54      $ 14      $138                            $9,535
                             ====        ====         ===      ====      ====                            ======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                                                DISTRIBUTION CORPORATION
                                   ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                Receiving Company
                     -----------------------------------------------------------------------
                                                   Empire                             Toro
                     Parent    Supply     Seneca    State   Data-              Leidy Partner
                     Company Corporation Resources Pipeline Track Highland NFR  Hub    LLC
                     ------- ----------- --------- -------- ----- -------- --- ----- -------

Material               $  -     $   725   $    -    $ 1     $ -    $  -   $  -  $  -   $  -
Rents                     -           -        -      -       -       -      -     -      -
Transportation & Tools    -          36        -      1       -       -      -     -      -
Utilities                16       2,174       77     22       -       -     13     -      -
Contractors &
 Outside Services       154         937       73     23       -       5      3     -      -
Equipment Purchases
 & Rentals                -         251        -      2       -       -      -     -      -
Employee Benefits        13       2,959      479      5       -     317    129     -      -
Office Expense           36         525       35     28       -       4      5     -      1
R & D                     1         500        -      -       -      43      -     -      -
Dues & Subscriptions      1         506        -      -       -       -      -     -      -
Other Insurance           -       1,405    2,470    385       1      95     25     -      -
Injuries & Damages       11         171        -      -       -      72      -     -      -
Advertising               -           6        -      -       -       -      -     -      -
Postage                   -          13        -      -       -       -      -     -      -
Other                   210         334        1     12       1       -     57     -      -
General Accounting Adj.  63       1,057      110     31       -       9     43     1      -
Property Acquisition      -           7        -      -       -       -      -     -      -
Environment               -          20        -      -       -       -      -     -      -
                       ----     -------   ------   ----     ---    ----   ----  ----   ----
                       $505     $11,625   $3,245   $510     $ 2    $545   $275  $  1   $  1
                       ====     =======   ======   ====     ===    ====   ====  ====   ====

                                 Receiving Company
                      -------------------------------------------------
                         Toro        Upstate  Horizon   Horizon
                      Partner L.P.   Energy   Energy     Power    Total
                      ------------   -------  -------   -------   -----

Material               $   -         $   -     $  -     $  -    $   727
Rents                      -             -        -        -          -
Transportation & Tools     -             -        -        -         37
Utilities                  -             -        -        -      2,302
Contractors &
 Outside Services          6             1       42        -      1,244
Equipment Purchases
 & Rentals                 -             -        2        -        255
Employee Benefits          -             -       29        -      3,931
Office Expense             7             1       10        1        652
R & D                      -             -        -        -        544
Dues & Subscriptions       -             -        -        -        506
Other Insurance           24             -      131       71      4,607
Injuries & Damages         -             -        -        -        254
Advertising                -             -        -        -          6
Postage                    -             -        -        -         13
Other                      -             3        5       (7)       616
General Accounting Adj.    3             -      126       13      1,456
Property Acquisition       -             -        -        -          7
Environmental              -             -        -        -         20
                        ----          ----     ----     ----    -------
                        $ 40          $  5     $346     $ 78    $17,178
                        ====          ====     ====     ====    =======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                                                    SUPPLY CORPORATION
                                        REPORT OF INTERCOMPANY SALES AND SERVICES
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                               Clearing Accounts
                   -------------------------------------------------------------------------------
                                                  Material                                 Total
                   Executive Production Employee  Issue &  Rental Transport.    Gas       Clearing
Receiving Company  Clearing   Clearing  Benefits  Transfer Clear  Clearing   Measurement   Charges
-----------------  --------- ---------- --------  -------- -----  --------   -----------   -------

Parent Company       $ 27      $  -       $  -     $   3     $  2    $  -       $ -        $   32
Distribution Corp.     32         -          -       388      360       -         -           780
Seneca Resources        -       480          -         7        -       -         -           487
Horizon Energy          2         -          -         -        1       -         -             2
Horizon LFG             -         -          -         -        -       -         -             -
Empire State Pipeline  10         -          -         -        1     262        13           287
NFR                     -         -          -         -        -       -         -             -
Highland                -         -          -         -        -       -         -             -
Data Track                        -          -         -        -       -         -             -
NFR Power               1         -          -         -        -       -         -             1
Toro Partners, LP       -         -          -         -        -       -         -             -
                     ----      ----       ----      ----     ----    ----       ---        ------
                     $ 72      $480       $  -      $398     $365    $262       $13        $1,590
                     ====      ====       ====      ====     ====    ====       ===        ======

                                              Direct Charges
                   -------------------------------------------------------------------------
                                                                              Operations,
                                         Benefit     Human            Gas    Construction &
Receiving Company  Executive Engineering Services  Resources  Land  Control Customer Service
-----------------  --------- ----------- --------  ---------  ----  ------- ----------------

Parent Company       $101       $  -       $ 47       $  -    $  -  $    -      $    -
Distribution Corp.    216         24          -         80     211   1,338       2,457
Seneca Resources        -          9          7          -      63       -          68
Horizon Energy         25          -          8          -       -       -           -
Horizon LFG             -          -          -          -       -       -           -
Empire State Pipeline  88         93          -          -       3     168         357
NFR                     -          -          3          -       -       -           -
Highland                -          -          2         16       -       -           -
Data Track              -          -          3          -       -       -           -
NFR Power               -          -          -          -       -       -           -
Toro Partners, LP       -          -          -          -       -       -           -
                     ----       ----       ----       ----    ----  ------      ------
                     $429       $126       $ 69       $ 96    $277  $1,505      $2,882
                     ====       ====       ====       ====    ====  ======      ======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                                                    SUPPLY CORPORATION
                                        REPORT OF INTERCOMPANY SALES AND SERVICES
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                  Direct Charges Continued
                       ---------------------------------------------------
                                          Gas         Gas       Interstate
Receiving Company      Legal      MMD   Storage    Measurement   Marketing
----------------       -----      ---   -------    -----------  ----------

Parent Company          $  -     $  -     $  -        $  -         $  -
Distribution Corp.        68       80        1           -            -
Seneca Resources           -        -        -           -            -
Horizon Energy            29        -        3           -            -
Horizon LFG                9        -        -           -            -
Empire State Pipeline     54        -        -           -          106
NFR                        -        -        -           -            -
Highland                   -        -        -           -            -
Data Track                 -        -        -           -            -
NFR Power                  -        -        -           -            -
Toro Partners, LP         18        -        -           -            -
                        ----     ----      ---         ---         ----
                        $177     $ 80      $ 4         $ -         $106
                        ====     ====      ===         ===         ====

                                                              Total Services
                        Total     Total     Convenience or     Rendered By
                       Direct    Clearing   Accommodation       Statutory
Receiving Company      Charges   Charges      Payments*        Subsidiaries
-----------------      -------   --------   --------------    -------------
Parent Company          $  148    $   32       $25,130           $25,310
Distribution Corp.       4,474       780         2,526             7,780
Seneca Resources           147       487            (1)              633
Horizon Energy              65         2            16                83
Horizon LFG                  9         -             -                 9
Empire State Pipeline      868       287           109             1,264
NFR                          3         -             -                 3
Highland                    18         -             -                18
Data Track                   3         -             -                 3
NFR Power                    -         1             -                 1
Toro Partners, LP           18         -             -                18
                        ------    ------       -------           -------
                        $5,752    $1,590       $27,781           $35,123
                        ======    ======       =======           =======

* Analysis of Convenience or Accommodation Payments is presented on separate page.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I.  Intercompany sales and services (Continued)

        (2)     Services rendered by Statutory Subsidiaries (Continued)

                                                   SUPPLY CORPORATION
                                   ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                             Receiving Company
                       ---------------------------------------------------------
                       Parent   Distribution   Seneca    Horizon  Horizon
                       Company  Corporation   Resources  Energy     LFG      NFR
                       -------  ------------  ---------  -------  --------   ---

Material               $    13     $  129       $(0)      $ -      $  -     $  -
Transportation               -          6         -         -         -        -
Utilities                    -        146         -         -         -        -
Contractors &
 Outside Services           47      1,210        (2)        4         -        -
Equipment Purchases
 & Rentals                   -         17         -         -         -        -
Employee Benefits       23,000          6         -         1         -        -
Office Expense             176         81         -        12         -        -
Research & Development       -        500         -         -         -        -
Dues & Memberships           -        371         -         -         -        -
Other                      147         54         -         -         -        -
Other Insurance              -          9         -         -         -        -
Postage                      -          -         -         -         -        -
Advertising                  -          5         -         -         -        -
Environmental                -          3         -         -         -        -
General Accounting
 Adjustment              1,747        (11)        -         -         -        -
                       -------     ------       ---       ---      ----      ---
                       $25,130     $2,526       $(1)      $16      $  -      $ -
                       =======     ======       ===       ===      ====      ===

                                   Receiving Company
                     ----------------------------------------------
                               Data    NFR     Toro    Empire State
                     Highland  Track  Power  Partners    Pipeline      Total
                     --------  -----  -----  --------  ------------    -----

Material                $ -     $ -    $ -     $ -        $ 13       $   155
Transportation            -       -      -       -           1             7
Utilities                 -       -      -       -           8           155
Contractors &
 Outside Services         -       -      -       -          75         1,334
Equipment Purchases
 & Rentals                -       -      -       -           -            17
Employee Benefits         -       -      -       -           -        23,007
Office Expense            -       -      -       -           6           274
Research & Development    -       -      -       -           -           500
Dues & Memberships        -       -      -       -           -           371
Other                     -       -      -       -           -           201
Other Insurance           -       -      -       -           -             9
Postage                   -       -      -       -           -             0
Advertising               -       -      -       -           -             5
Environmental             -       -      -       -           1             4
General Accounting
 Adjustment               -       -      -       -           5         1,740
                         ---     ---    ---     ---       ----       -------
                         $-      $-     $-      $-        $109       $27,781
                         ===     ===    ===     ===       ====       =======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                                    SENECA RESOURCES
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                                            Total
                                                                           Services
                                                                         Rendered By
                                   Timber    Operations   Convenience     Statutory
Receiving Company                  Sales       Expense      Payments     Subsidiaries
-----------------                  -------   ----------   ------------   ------------

Supply Corporation                $     -      $  670         $ 26         $   696
Highland                            7,711           -          323           7,711
SECI                                    -           -            -             323
                                  -------      ------         ----         -------
                                  $ 7,711      $  670         $349         $ 8,730
                                  =======      ======         ====         =======

                         ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                         -------------------------------------------------
                                    Receiving Company
            ---------------------------------------------------------------------------------
               Supply
            Corporation      SECI      Total
            -----------      ----      -----

Other           $26          $323       $349
                ---          ----       ----
                $26          $323       $349
                ===          ====       ====

                                                     HORIZON LFG
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                       Total
                                                     Services
                                                   Rendered By
                       Convenience                   Statutory
Receiving Company        Payments      Clearing    Subsidiaries
-----------------      -----------     --------    ------------

Distribution Corp.         $  2          $ -           $  2
Supply Corp.                  -            -              -
                           ----          ---           ----
                           $  2          $ -           $  2
                           ====          ===           ====

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                                 EMPIRE STATE PIPELINE
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                        Total
                                                      Services
                                                     Rendered By
                            Convenience   Clearing    Statutory
Receiving Company             Payments    Charges    Subsidiaries
-----------------           -----------   --------   ------------

Empire LLC                     $ 18         $  -         $ 18
Distribution Corporation        161            -          161
Supply Corporation              105           19          125
Highland Resources               23            -           23
Horizon Energy                  (37)           -          (37)
NFR                               4            -            4
                               ----         ----         ----
                               $275         $ 19         $294
                               ====         ====         ====

                       ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                       -------------------------------------------------

                                 Receiving Company
                     --------------------------------------------------------
                     Empire                             Horizon
                       LLC    Dist    Supply  Highland   Energy   NFR   Total
                     ------   ----    ------  --------  -------   ---   -----

Inventory             $ -     $  -     $ -     $ -       $  -     $ -    $  -
Material                -        -      12       -          -       -      12
Transportation          -        -       -       -          -       -       -
Utilities               -        -       -       -          -       -       -
Employee Benefits       1        -       -       -          -       -       1
O/E Fringe              -        -       -       -          -       -       -
Outside Services        -       29      92       -          -       -     120
Office Employee
 Expense                -        1       1       -          -       -       2
Other Expense          17       20       -      23          -       4      64
C/E Other               -        -       -       -          -       -       -
O/E Other               -        -       -       -          -       -       -
Other Insurance         -      112       -       -        (37)      -      75
Revenue - Gas
  Transportation        -        -       -       -          -       -       -
                     ----     ----    ----     ---       ----     ---    ----
                     $ 18     $161    $105     $23       $(37)    $ 4    $275
                     ====     ====    ====     ===       ====     ===    ====

                        Analysis of Clearing Charges
                        ----------------------------

                            Receiving Company
               -------------------------------------------------------
               Empire                          Horizon
                 LLC   Dist.  Supply  Highland  Energy   NFR     Total
               ------  -----  ------  -------- -------   ---     -----

Inventory       $ -    $ -    $19      $ -      $ -     $ -      $ 19
                ---    ---    ---      ---      ---     ---      ----
                $ -    $ -    $19      $ -      $ -     $ -      $ 19
                ===    ===    ===      ===      ===     ===      ====

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                                   TORO PARTNERS, LP
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                       Total
                                                     Services
                                                    Rendered By
                         Convenience                 Statutory
Receiving Company          Payments    Operation    Subsidiaries
-----------------        -----------   ---------    ------------

Distribution Corp.          $  9          $ -           $  9
Horizon Energy                 6            -              6
Toro Partners LLC             10            -             10
                            ----          ---           ----
                            $ 25          $ -           $ 25
                            ====          ===           ====

             Analysis of Convenience or Accommodation Payments

                      Receiving Company
                -------------------------------
                                      Toro
                Dist.   Horizon    Partners LLC          Total
                -----   -------    ------------          -----

Material           $ -       $ -          $ -            $  -
Outside Services     -         6            9              16
Office Employee
 Expense             -         -            -               -
Other Expense        9         -            -               9
                   ---       ---          ---            ----
                   $ 9       $ 6          $10            $ 25
                   ===       ===          ===            ====

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)
Part I.  Intercompany sales and services (Continued)

  (2)  Services rendered by Statutory Subsidiaries (Continued)

                                                        HIGHLAND
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                        Total Services
                                                          Rendered By
                       Convenience                        Statutory
Receiving Company       Payments         Operation        Subsidiaries
-----------------      -----------       ---------      --------------

Seneca Resources          $210             $ 67              $276
                          ----             ----              ----
                          $210             $ 67              $276
                          ====             ====              ====

                                                       DATA-TRACK
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                        Total Services
                                                         Rendered by
                                         Collection       Statutory
Receiving Company                         Services       Subsidiaries
-----------------                        ----------      ------------

Distribution Corporation                    $211             $211

NFR                                            6                6
                                            ----             ----
                                            $217             $217
                                            ====             ====

                                                   TORO PARTNERS, LLC
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                         Total Services
                                                          Rendered by
                            Convenience                    Statutory
Receiving Company            Payments      Operation      Subsidiaries
-----------------           -----------    ---------     -------------

Distribution Corporation       $  1          $  -             $  1
                               ----          ----             ----
                               $  1          $  -             $  1
                               ====          ====             ====

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Continued)

(2)      Services rendered by Statutory Subsidiaries (Continued)

                                          HORIZON
                         REPORT OF INTERCOMPANY SALES AND SERVICES
                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                  (THOUSANDS OF DOLLARS)

                                                       Total
                                                     Services
                                                    Rendered By
                         Convenience    Direct       Statutory
Receiving Company          Payments     Charges     Subsidiaries
-----------------        -----------    -------     ------------

Horizon Power               $  2         $134           $137
Parent                        57            -             57
Seneca Resources               -            -              -
Highland                       6            -              6
Horizon LFG                   13          150            162
SECI                           1            -              1
                            ----         ----           ----
                            $ 78         $284           $362
                            ====         ====           ====

                     ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                     -------------------------------------------------

                                 Receiving Company
                     ---------------------------------------------------------
                     Horizon          Seneca             Horizon
                      Power   Parent Resources Highland    LFG    SECI   Total
                     -------  ------ --------- --------  -------- ----   -----

Material              $ -     $  -     $ -       $ -     $  -     $ -    $  -
Office Employee
 Expense                2        3       -         1        1       -       7
Outside Services        -        -       -         5        -       1       6
Employee Benefits       -       54       -         -        -       -      54
General Accounting
 Adjustment             -        -       -         -       12       -      12
                     ----     ----    ----       ---     ----     ---    ----
                     $  2     $ 57    $  -       $ 6     $ 13     $ 1    $ 78
                     ====     ====    ====       ===     ====     ===    ====

                              Analysis of Direct Charges
                              --------------------------

                                 Receiving Company
                     Horizon          Seneca             Horizon
                      Power   Parent Resources Highland    LFG    SECI   Total
                     -------  ------ --------- --------  -------  ----   -----

Executive              $134     $ -     $ -      $ -      $150    $ -    $284
                       ----     ---     ---      ---      ----    ---    ----
                       $134     $ -     $ -      $ -      $150    $ -    $284
                       ====     ===     ===      ===      ====    ===    ====

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Continued)

   (2)  Services rendered by Statutory Subsidiaries (Continued)

                                    HORIZON POWER INC.
                         REPORT OF INTERCOMPANY SALES AND SERVICES
                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                  (THOUSANDS OF DOLLARS)

                                                       Total
                                                     Services
                                                    Rendered By
                         Convenience    Direct       Statutory
Receiving Company          Payments     Charges     Subsidiaries
-----------------        -----------    -------     ------------

Toro Partners, LLC          $ 74          $ -           $ 74
                            ----          ---           ----
                            $ 74          $ -           $ 74
                            ====          ===           ====

                       ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                       -------------------------------------------------

                                   Receiving Company
                     -------------------------------------------------------
                         Toro
                     Partners LLC   Dist.  Supply   Highland     NFR   Total
                     ------------   -----  ------   --------     ---   -----

Material                $ -         $ -     $ -     $  -        $ -    $  -
Transportation            -           -       -        -          -       -
Outside Services         74           -       -        -          -      74
Employee Benefits         -           -       -        -          -       -
                       ----        ----     ---     ----       ----    ----
                       $ 74        $  -     $ -     $  -       $ -     $ 74
                       ====        ====     ===     ====       ====    ====

                             EMPIRE STATE PIPELINE COMPANY LLC
                         REPORT OF INTERCOMPANY SALES AND SERVICES
                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                  (THOUSANDS OF DOLLARS)

                                                       Total
                                                     Services
                                                    Rendered By
                         Convenience    Direct       Statutory
Receiving Company          Payments     Charges     Subsidiaries
-----------------        -----------    -------     ------------

Empire State Pipeline       $  -          $210          $210
Distribution Corp.             -             1             1
Supply Corp.                   -             -             -
Highland                       -             -             -
Horizon Energy                 -             -             -
NFR                            -             -             -
                            ----          ----          ----
                            $  -          $211          $211
                            ====          ====          ====

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Continued)

   (2)  Services rendered by Statutory Subsidiaries (Continued)

                            Analysis of Direct Charges
                            --------------------------

                                 Receiving Company
                     ------------------------------------------------------
                     Empire State
                       Pipeline     Dist.  Supply   Highland   NFR    Total
                     ------------   -----  ------   --------   ---    -----

Executive                $210       $ 1     $ -       $ -     $ -      $211
                         ----       ---     ---       ---     ---      ----
                         $210       $ 1     $ -       $ -     $ -      $211
                         ====       ===     ===       ===     ===      ====

                                 NATIONAL FUEL GAS COMPANY
                         REPORT OF INTERCOMPANY SALES AND SERVICES
                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                  (THOUSANDS OF DOLLARS)

                                                       Total
                                                     Services
                                                    Rendered By
                         Convenience   Clearing      Statutory
Receiving Company          Payments     Charges     Subsidiaries
-----------------        -----------   --------     ------------

Distribution                $  -         $2,263        $2,263
Supply                         -            222           222
Empire                         -              6             6
Horizon                        -             21            21
NFR                            -              -             -
Seneca Resources               -              -             -
Highland                       -              -             -
Horizon LFG                    -              -             -
SIP                            -              -             -
Leidy Hub                      -              -             -
Data Track                     -              -             -
                            ----         ------        ------
                            $  -         $2,513        $2,513
                            ====         ======        ======

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I.  Intercompany sales and services (Concluded)

   (2)  Services rendered by Statutory Subsidiaries (Concluded)

                               Analysis of Clearing Charges
                               ----------------------------

                                    Receiving Company
                     -----------------------------------------------------------
                                                                        Seneca
                     Distribution  Supply   Empire    Horizon    NFR   Resources
                     ------------  ------   ------    -------    ---   ---------

Rent*                    $2,263     $222     $ 6        $21      $ -      $ -
                         ------     ----     ---        ---      ---      ---
                         $2,263     $222     $ 6        $21      $ -      $ -
                         ======     ====     ===        ===      ===      ===

                                Analysis of Clearing Charges
                                ----------------------------

                                    Receiving Company
                     ------------------------------------------------------
                                                     Leidy   Data
                     Highland   Horizon LFG   SIP     Hub    Track    Total
                     --------   -----------   ---    -----   -----    -----

Rent*                  $ -          $ -      $ -     $ -      $ -     $2,513
                       ---          ---      ---     ---      ---     ------

                       $ -          $ -      $ -     $ -      $ -     $2,513
                       ===          ===      ===     ===      ===     ======

         *  NFGC allocates rent charges for its headquarters building among the occupants of the building, based on square footage occupied.

        (3)     Services rendered by Registrant

                No services were rendered for a charge by the Registrant to any of its subsidiaries during the fiscal year ended September 30, 2004.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Concluded)
Part II.         Contracts to purchase services or goods between any System company and any affiliate (other than a
                 System company and other than as reported in Item 6) at September 30, 2004:

                 None

Part III.        Employment of any person by any System company for the performance on a continuing basis of management services:

                                Description of Contract and         Annual
                Name                 Scope of Services           Consideration
           ----------------     ---------------------------      -------------

           Robert Davis         Performs management and           $  578,941
                                consulting services for
                                Highland.

           Evans Operating      Performs production management    $3,427,372
           Company, LLP         services for Seneca Resources
                                with respect to Gulf of Mexico
                                properties.
ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
Part I.  A.       Interests in Foreign Utility Companies

                           1.       United Energy, a.s. and Teplarna Liberec, a.s.

                           (a)      United Energy, a.s. (UE)
                                    Komorany u Mostu
                                    434 03 Most
                                    Czech Republic

                                    Teplarna Liberec, a.s. (TL)
                                    Dr. M. Horakove 641/34a
                                    460 01 Liberec
                                    Czech Republic

                                    UE generates and supplies steam heat to customers in the Czech Republic.  UE also generates electric energy for sale.  UE has been designated as a foreign utility company because it owns and operates a coal-fired electric generation plant with generating capacity of 236 MW and sells the electricity it produces at wholesale.
                                    UE has also been designated as a foreign utility company
                                    because it owns a 70% interest (common equity) in TL.  TL, in turn, has been designated as a foreign utility company because it owns and operates a 12 MW steam powered electric generation turbine and sells the produced electricity at wholesale.

                                    Horizon Energy Development, Inc. (Horizon) owns 100% of the capital stock of
                                    Horizon Energy Holdings, Inc. (HEHI), which owns 100% of the capital stock of
                                    Horizon Energy Development B.V. (HEDBV).  HEDBV owns 85.16% of the capital stock of
                                    UE, which owns 70% of the capital stock of TL.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)
                            (b)     Horizon owns 100% of the capital stock of HEHI, which investment was valued at
                                    $184,582,000 as of September 30, 2004.  HEHI owns 100% of the capital stock of
                                    HEDBV, which investment was valued at $185,042,000 as of September 30, 2004.  HEDBV owns 85.16% of the capital stock of UE, and such investment was valued at
                                    $183,614,000 as of September 30, 2004.  UE owns 70% of the capital stock of TL, and such investment was valued at $11,805,000 as of September 30, 2004.  The financial statements of Horizon and its subsidiaries are found on pages 89 through 113 of this Form U5S.

                                    There are no debts or other financial obligations of HEHI, HEDBV, UE or TL for which there is recourse, directly or indirectly, to the registered holding company or another system company.  There are no direct or indirect guaranties of any of the securities of UE or TL by the registered holding company.  There have been no transfers of any assets from any system company to UE or TL.

                           (c)      The ratio of debt to comprehensive shareholders' equity of UE was 5.37% as of
                                    September 30, 2004.  TL had no debt outstanding at September 30, 2004.  UE recorded income of $12,673,000 for the twelve months ended September 30, 2004 (net of minority interest) and TL incurred a loss of $641,000 for the twelve months ended
                                    September 30, 2004 (net of minority interest).  The financial statements of UE and
                                    TL are found on pages 89 through 113 of this Form U5S.

                           (d)      There are management support agreements between Horizon Energy Development, s.r.o.
                                    (HED) and UE and TL.  Under these agreements, HED agrees to provide management services (i.e., strategic, legal, marketing, public relations and human resource services) to both UE and TL.  The agreement with UE calls for UE to pay HED
                                    CZK 1,975,000 on a monthly basis.  The agreement with TL calls for a monthly payment of CZK 500,000 to HED.

                                    There is a service agreement between UE and TL calling for TL to pay UE CZK
                                    1,630,000 on a monthly basis.  The services UE provides include services similar to those described above, plus engineering, technical, accounting and bank transactional services.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)
          B.       Interests in Exempt Wholesale Generators

                           1.       Horizon Power, Inc.

                           (a)      Horizon Power, Inc. (Power)
                                    6363 Main Street
                                    Williamsville, New York  14221

                                    Power has been designated as an exempt wholesale generator by the Federal Energy
                                    Regulatory Commission and owns a 50% interest in each of Seneca Energy II, LLC
                                    (Seneca Energy), Model City Energy, LLC (Model City) and Energy Systems North East,
                                    LLC (ESNE).  Seneca Energy has a generating capacity of approximately 11.2 MW at a site near Seneca Falls, New York, where it generates electricity using methane gas obtained from a landfill.  During fiscal 2004, Seneca Energy completed development of facilities with a  generating capacity of approximately 3.2 MW at a landfill site in Ontario County, New York.  Model City has a generating capacity of approximately 5.6 MW and generates electricity using methane gas obtained from a landfill near Lewiston, New York.  The landfills are owned by outside parties.
                                    Seneca Energy and Model City sell electricity at wholesale to the New York
                                    Independent System Operator.  ESNE owns an 80 MW natural gas-fired cogeneration power plant located near North East, Pennsylvania.  ESNE sells electricity at wholesale to the New York Independent System Operator and sells thermal energy to a grape processing plant.  The Registrant owns 100% of the capital stock of Power.
                                    Part I(b), Part I(c) and Part I(d) for Power are filed pursuant to Rule 104(b).

                           2.       Energy Systems North East, LLC

                           (a)      Energy Systems North East, LLC
                                    10195 Ackerman Lane
                                    North East, Pennsylvania  16428

                                    ESNE has been designated as an exempt wholesale generator by the Federal Energy
                                    Regulatory Commission.  ESNE owns an 80 MW natural gas-fired cogeneration power plant located near North East, Pennsylvania.  ESNE sells electricity at wholesale to the New York Independent System Operator and sells thermal energy to a grape processing plant.  The Registrant owns 100% of the capital stock of Power, which owns 50% of the limited liability company interests of ESNE.  Part I(b), Part I(c)
                                    and Part I(d) for ESNE are filed pursuant to Rule 104(b).

Part II           Relationship of Exempt Wholesale Generators and Foreign Utility Companies to System Companies

                  Organization charts showing the relationships of TL, UE, Power and ESNE to system companies are provided as Exhibits G-1, and G-2 to this Form U5S.

Part III          Aggregate Investment in Exempt Wholesale Generators and Foreign Utility Companies

                  Part III is filed pursuant to Rule 104(b).

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS
                                        NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES

                                                    SEPTEMBER 30, 2004

                                                                         Page

National Fuel Gas Company and Subsidiaries:
Report of Independent Accountants                                         44
Consolidating and Consolidated Balance Sheet at September 30, 2004       45-48
Consolidating and Consolidated Statement of Income for the Fiscal
  Year Ended September 30, 2004                                          49-50
Consolidating and Consolidated Statement of Earnings Reinvested in
  the Business for the Fiscal Year Ended September 30, 2004              51-52
Consolidating and Consolidated Statement of Comprehensive Income
  for the Fiscal Year Ended September 30, 2004                           53-54
Consolidating and Consolidated Statement of Cash Flows for the
  Fiscal Year Ended September 30, 2004                                   55-58

Seneca Resources Corporation:
Consolidating Balance Sheet at September 30, 2004                         59
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                      60
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                            61
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                                62
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                                63

Seneca Energy Canada, Inc.:
Consolidating Balance Sheet at September 30, 2004                         64
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                      65
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                            66
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                                67
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                                68

Highland Forest Resources, Inc.:
Consolidating Balance Sheet at September 30, 2004                         69
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                      70
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                            71
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                                72
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                                73

Horizon LFG, Inc.:
Consolidating Balance Sheet at September 30, 2004                         74
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                      75
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                            76
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                                77
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                                78

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)
                                        NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES

                                                    SEPTEMBER 30, 2004

                                                                          Page

Toro Partners, LP:
Consolidating Balance Sheet at September 30, 2004                         79-80
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                      81-82
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                            83-84
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                                85-86
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                                87-88

Horizon Energy Development, Inc. and Subsidiaries:
Consolidating Balance Sheet at September 30, 2004                         89
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                      90
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                            91
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                                92
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                                93

Horizon Energy Holdings, Inc.:
Consolidating Balance Sheet at September 30, 2004                         94
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                      95
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                            96
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                                97
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                                98

Horizon Energy Development B.V.:
Consolidating Balance Sheet at September 30, 2004                         99
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                     100
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                           101
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                               102
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                               103

United Energy, a.s.:
Consolidating Balance Sheet at September 30, 2004                        104
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                     105
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                           106
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                               107
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                               108

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Concluded)
                                        NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES

                                                    SEPTEMBER 30, 2004

                                                                         Page

Horizon Energy Bulgaria, Ltd.:
Consolidating Balance Sheet at September 30, 2004                        109
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2004                                                     110
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2004                           111
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2004                                               112
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2004                                               113

Notes to Consolidated Financial Statements                                 *

*   The Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company's Form 10-K for the
    fiscal year ended September 30, 2004, are incorporated herein by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Shareholders of
Natinal Fuel Gas Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 10 on Pages 41 through 43 present fairly, in all material respects, the financial position of National Fuel Gas Company and its subsidiaries at September 30, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial tatements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on Pages 45 through 113 is presented for purposes of additional analysis rather than to present financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on Pages 45 through 113 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

PricewaterhouseCoopers LLP

Buffalo, New York
December 9, 2004

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                             CONSOLIDATING BALANCE SHEET
                                                AT SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland     Data-Track    National      Energy        Horizon       Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest        Account       Fuel     Development,      LFG,         Indep.    Independence    Horizon  Total Before  Eliminations   Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,    Resources, Inc.  Services,   Resources,      Inc.          Inc.        Pipeline    Marketing,      Power,  Eliminations  & Adjustments  Company and
                             Company       Corp.        Corp.     (Consolidated)    Inc.    (Consolidated)     Inc.         Inc.     (Consolidated)(Consolidated)  Company       Inc.           Inc.   & Adjustments    Dr (Cr)     Subsidiaries
                           ------------  -----------  ----------- --------------  --------  --------------  ----------   ----------- -------------- -------------  --------   -----------    --------  ------------- -------------  ------------
          ASSETS

PROPERTY, PLANT
& EQUIPMENT                    $ 6,698   $ 1,439,483   $ 851,483   $ 1,558,927          $ -    $ 313,960          $ 86      $ 1,170    $ 408,778      $ 15,180          $ -          $ -       $ 7,014   $ 4,602,779         $ -    $ 4,602,779

Less: Accumulated
Depreciation,
Depletion and
Amortization                       575      391,055      357,484       622,960            -       40,871            84        1,090      180,873           902            -            -           121    1,596,015            -     1,596,015
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                                 6,123    1,048,428      493,999       935,967            -      273,089             2           80      227,905        14,278            -            -         6,893    3,006,764            -     3,006,764
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

CURRENT ASSETS:

Cash and Temporary
Cash Investments                   339        5,085        1,669        16,423           13        2,128           212        9,267       28,357         1,879            -            -           387       65,759          394        66,153
Notes Receivable
-Intercompany                  285,300            -            -        72,100          200            -           500       22,800          300             -            -            -             -      381,200     (381,200)            -
Allowance for
Uncollectible
Accounts                             -      (12,903)        (611)         (517)           -            -             -       (1,225)      (2,184)            -            -            -             -      (17,440)           -       (17,440)
Accounts Receivable
-Intercompany                   21,019        6,632       13,348         4,846            -          277            65        3,294           57           543            -            -             8       50,089      (50,089)            -
Accounts Receivable                230       86,352        8,136        27,313            -        5,221             2        9,436        8,592         1,940            -            -            43      147,265            -       147,265
Unbilled Utility
Revenue                              -       18,574            -             -            -            -             -            -            -             -            -            -             -       18,574            -        18,574
Dividends Receivable
-Intercompany                   22,750            -            -           779            -            -             -            -            -             -            -            -             -       23,529      (23,529)            -
Materials and
Supplies - at
average cost                         -        7,016        8,160           795            -       25,396             -            3        4,079             -            -            -             -       45,449       (1,527)       43,922
Gas Stored
Underground                          -       46,586            -             -            -            -             -       21,925            -             -            -            -             -       68,511            -        68,511
Unrecovered
Purchased
Gas Costs                            -        7,532            -             -            -            -             -            -            -             -            -            -             -        7,532            -         7,532
Fair Value of Derivative
Financial Instruments                -            -           23             -            -            -             -            -            -             -            -            -             -           23            -            23
Prepayments                        358       25,854        3,862         4,333            -        3,204             3          277          722            76            -            -            72       38,761           (1)       38,760
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                               329,996      190,728       34,587       126,072          213       36,226           782       65,777       39,923         4,438            -            -           510      829,252     (455,952)      373,300
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OTHER ASSETS:

Recoverable Future
Taxes                                -       75,068        4,946             -            -        3,833             -            -            -             -            -            -             -       83,847            -        83,847
Unamortized Debt
Expense                          9,410        5,746        5,854             -            -          281             -            -            -             -            -            -             -       21,291       (1,718)       19,573
Other Regulatory
Assets                               -       57,141        6,898             -            -        2,823             -            -            -             -            -            -             -       66,862            -        66,862
Deferred Charges                 1,843          637        1,444           442            -          415             -          113            6             -            -            -             -        4,900       (1,489)        3,411
Other Investments               41,676            -            -             -            -            -             -            -            -             -            -            -             -       41,676       30,880        72,556
Investment in Unconsolidated
Subsidiaries                         -            -            -             -            -            -             -            -            -             -            -            -        16,444       16,444            -        16,444
Goodwill                             -            -            -             -            -        5,476             -            -            -             -            -            -             -        5,476            -         5,476
Investment in
Associated
Companies                    1,225,680            -           61        19,035            -            -             -            -            -             -            -            -             -    1,244,776   (1,244,776)            -
Notes Receivable -
Intercompany                 1,096,272            -            -             -            -            -             -            -            -             -            -            -             -    1,096,272   (1,096,272)            -
Intangible Assets                9,171            -            -             -            -        6,799             -            -            -        30,024            -            -             -       45,994            -        45,994
Other                                -       12,612          575         2,966            -        1,134             -            -          284             -            -            -             -       17,571            -        17,571
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                             2,384,052      151,204       19,778        22,443            -       20,761             -          113          290        30,024            -            -        16,444    2,645,109   (2,313,375)      331,734
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                             2,720,171    1,390,360      548,364     1,084,482          213      330,076           784       65,970      268,118        48,740            -            -        23,847    6,481,125   (2,769,327)    3,711,798
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                             CONSOLIDATING BALANCE SHEET
                                                AT SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)
                                                                                                                                      Horizon
                                          National     National      Seneca                  Highland      Data-Track    National      Energy       Horizon       Seneca       Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy      Forest        Account        Fuel      Development,     LFG,        Indep.     Independence   Horizon    Total Before  Eliminations Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,   Resources, Inc. Services,    Resources,      Inc.          Inc.       Pipeline     Marketing,     Power,    Eliminations & Adjustments Company and
                             Company       Corp.        Corp.     (Consolidated)    Inc.   (Consolidated)    Inc.          Inc.    (Consolidated)(Consolidated)  Company        Inc.          Inc.     & Adjustments    Dr (Cr)   Subsidiaries
                           ------------  -----------  ----------- -------------    ------  -------------- -----------  -----------  ------------  ------------   --------    -----------   ---------   ------------- ------------ ------------
CAPITALIZATION
AND LIABILITIES

CAPITALIZATION:
Common Stock $1 Par
Value; Authorized -
200,000,000 Shares;
Issued and
Outstanding -
82,990,340 Shares             $ 82,990          $ -          $ -           $ -          $ -          $ -           $ -          $ -          $ -           $ -          $ -          $ -           $ -     $ 82,990          $ -      $ 82,990
Capital Stock of
Subsidiaries                         -       59,170       25,345           500            4            4             1           10            5             1            -            -             1       85,041      (85,041)            -
Paid in Capital                506,560      121,668       35,894       104,035          665       22,039           499       33,490       38,246         6,800            -            -         5,020      874,916     (368,356)      506,560
Earnings  Reinvested
in the Business                718,926      377,792      275,067        18,192         (621)     115,890           263       12,347      (17,227)       (3,979)           -            -          (425)   1,496,225     (777,299)      718,926
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Total Common Shareholder
Equity Before Items of Other
Comprehensive Income         1,308,476      558,630      336,306       122,727           48      137,933           763       45,847       21,024         2,822            -            -         4,596    2,539,172   (1,230,696)    1,308,476
Accumulated Other
Comprehensive
Income (Loss)                  (54,775)           -          208       (35,590)           -        1,495             -       (3,048)      35,811        (4,094)           -            -             -      (59,993)       5,218       (54,775)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Total Comprehensive
Shareholders' Equity         1,253,701      558,630      336,514        87,137           48      139,428           763       42,799       56,835        (1,272)           -            -         4,596    2,479,179   (1,225,478)    1,253,701

Long-Term Debt,
Net of Current
Portion                      1,096,272           18            -             -            -       32,100             -            -        4,927             -            -            -             -    1,133,317            -     1,133,317
Notes Payable -
Intercompany                         -      218,310       39,770       688,422            -       60,000             -            -       89,770             -            -            -             -    1,096,272   (1,096,272)            -
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Total Capitalization         2,349,973      776,958      376,284       775,559           48      231,528           763       42,799      151,532        (1,272)           -            -         4,596    4,708,768   (2,321,750)    2,387,018
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Minority Interest in
Foreign Subsidiaries                 -            -            -             -            -            -             -            -       37,048             -            -            -             -       37,048            -        37,048
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

CURRENT AND ACCRUED
LIABILITIES:
Notes Payable to
Banks and
Commercial Paper               156,800            -            -             -            -            -             -            -            -             -            -            -             -      156,800            -       156,800
Notes Payable -
Intercompany                    95,900      145,100       33,200             -            -       11,600             -            -       34,700        43,500            -            -        17,200      381,200     (381,200)            -
Current Portion of
Long-Term Debt                       -            -            -             -            -        9,333             -            -        4,927             -            -            -             -       14,260            -        14,260
Accounts Payable                   187       37,580       11,696        36,083            -       11,482            14        5,218       13,186         1,246            -            -           130      116,822         (843)      115,979
Accounts Payable to Customers        -        3,154            -             -            -            -             -            -            -             -            -            -             -        3,154            -         3,154
Accounts Payable -
Intercompany                     5,216       15,982        4,482        17,902           39        2,477            64        4,774        3,565           392            -            -           344       55,237      (55,237)            -
Dividends Payable -
Intercompany                         -        9,100        6,750         4,529            -        1,200             -        1,950            -             -            -            -             -       23,529      (23,529)            -
Fair Value of Derivative
Financial Instruments                -            -            -        82,487            -        2,204             -        3,647            -         6,761            -            -             -       95,099            -        95,099
Other Accruals and
Current Liabilities             43,138       26,442        6,434          (258)         (17)       2,532            (5)      10,329        2,539        (1,028)           -            -           (36)      90,070        1,094        91,164
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                               301,241      237,358       62,562       140,743           22       40,828            73       25,918       58,917        50,871            -            -        17,638      936,171     (459,715)      476,456
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

DEFERRED CREDITS:
Accumulated Deferred
Income  Taxes                  (28,556)     200,015       81,880       133,159          144       57,183           (65)      (3,148)      17,526          (860)           -            -           799      458,077           18       458,095
Taxes Refundable to
Customers                            -       13,741       (2,676)            -            -            -             -            -            -             -            -            -             -       11,065            -        11,065
Unamortized
Investment Tax
Credit                               -        7,280          218             -            -            -             -            -            -             -            -            -             -        7,498            -         7,498
Cost of Removal Regulatory Liab      -       59,944       22,076             -            -            -             -            -            -             -            -            -             -       82,020            -        82,020
Other Regulatory Liabs               -       67,116          553             -            -            -             -            -            -             -            -            -             -       67,669            -        67,669
Pension Liability               91,586            -            -             -            -            1             -            -            -             -            -            -             -       91,587            -        91,587
Asset Retirement Obligation          -            -            -        32,292            -            -             -            -            -             -            -            -             -       32,292            -        32,292
Other Deferred
Credits                          5,927       27,948        7,467         2,729           (1)         536            13          401        3,095             1            -            -           814       48,930       12,120        61,050
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                                68,957      376,044      109,518       168,180          143       57,720           (52)      (2,747)      20,621          (859)           -            -         1,613      799,138       12,138       811,276
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                           $ 2,720,171   $ 1,390,360   $ 548,364   $ 1,084,482        $ 213    $ 330,076         $ 784     $ 65,970    $ 268,118      $ 48,740          $ -          $ -      $ 23,847   $ 6,481,125  $ (2,769,327) $ 3,711,798
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

See Notes to Consolidated  Financial  Statements  included in Item 8 of National Fuel Gas  Company's  Form 10-K for
the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                          CONSOLIDATING STATEMENT OF INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                   Highland     Data-Track     National      Energy       Horizon       Seneca       Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy       Forest        Account        Fuel      Development,     LFG,        Indep.     Independence   Horizon    Total Before  Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,    Resources, Inc. Services,    Resources,      Inc.          Inc.       Pipeline     Marketing,     Power,    Eliminations  & Adjustments Company and
                             Company       Corp.        Corp.     (Consolidated)    Inc.    (Consolidated)    Inc.          Inc.     (Consolidated)(Consolidated) Company        Inc.          Inc.     & Adjustments   Dr (Cr)     Subsidiaries
                           ------------  -----------  ----------- --------------   ------   -------------- ------------  ----------- ------------- -------------  --------    -----------   ---------   -------------  -----------  ------------

OPERATING REVENUE:             $ 2,512   $ 1,152,641   $ 176,284     $ 301,784          $ -     $ 89,019         $ 212    $ 284,349    $ 123,425      $ 13,237          $ -          $ -         $ 247   $ 2,143,710  $ (112,317)   $ 2,031,393
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OPERATING EXPENSE:
Purchased Gas                        -      774,498         (588)           12            -            -             -      271,223            -         5,992            -            -             -    1,051,137     (101,685)      949,452
Fuel Used in Heat and
Electric Generation                  -            -            -             -            -            -             -           (1)      65,723             -            -            -             -       65,722            -        65,722
Operation and Maintenance        7,393      194,043       63,347        73,023            8       47,309           206        3,892       32,484         2,871           20            1         1,107      425,704      (12,111)      413,593
Property, Franchise &
Other Taxes                        (86)      46,357       11,280         5,580            -        5,365             -          385        3,157            50            -            -            23       72,111            -        72,111
Impairment of Oil & Gas
Producing Properties                 -            -            -             -            -            -             -            -            -             -            -            -             -            -            -             -
Depreciation, Depletion
and Amortization                   442       39,101       25,890        90,273            -       17,400             5          102       15,257         1,051            -            -            14      189,535            3       189,538
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                                 7,749    1,053,999       99,929       168,888            8       70,074           211      275,601      116,621         9,964           20            1         1,144    1,804,209     (113,793)    1,690,416
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Gain on Sale of Timber
Properties                           -            -            -             -            -       (1,252)            -            -            -             -            -            -             -       (1,252)           -        (1,252)
Loss on Sale of Oil & Gas
Producing Properties                 -            -            -         4,645            -            -             -            -            -             -            -            -             -        4,645            -         4,645
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Operating Income
(Loss)                          (5,237)      98,642       76,355       137,541           (8)      17,693             1        8,748        6,804         3,273          (20)          (1)         (897)     342,894        1,476       344,370
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OTHER INCOME (EXPENSE):
Income from Unconsolidated           -            -            -             -            -            -             -            -            -             -            -            -           805          805            -           805
Subsidiaries
Unremitted Earnings/(Loss)
of Subsidiaries                 86,777            -            -             -            -            -             -            -            -             -            -            -             -       86,777      (86,777)            -
Dividends from
Subsidiaries                    82,500            -            -         2,466            -            -             -            -            -             -            -            -             -       84,966      (84,966)            -
Interest-Intercompany           83,346            -          114         1,573            8            -             6          459            4             -            -            -             -       85,510      (85,510)            -
Other Income                     1,214        1,414          452           361            -          321             -          325        2,051            29          261            -            64        6,492          179         6,671
Interest on Long-Term
Debt                           (80,670)           -            -             -            -       (2,320)            -            -         (837)            -            -            -             -      (83,827)           -       (83,827)
Interest-Intercompany           (1,174)     (18,016)      (5,957)      (49,953)           -       (3,864)            -            -       (5,891)         (595)         (60)           -             -      (85,510)      85,510             -
Other Interest                    (697)      (3,929)        (913)         (688)           -          (35)            -          (32)        (352)          (58)           -            -          (268)      (6,972)         209        (6,763)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Income (Loss) Before
Income Taxes
and Minority
Interest in
Foreign
Subsidiaries                   166,059       78,111       70,051        91,300            -       11,795             7        9,500        1,779         2,649          181           (1)         (296)     431,135     (169,879)      261,256
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Income Taxes                      (527)      31,393       28,208        30,868           (7)       4,036             -        3,964       (6,137)          837           63            -             -       92,698           39        92,737
Minority Interest in
Foreign Subsidiaries                 -            -            -             -            -            -             -            -       (1,933)            -            -            -             -       (1,933)           -        (1,933)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Income/(Loss) Before
Cumulative Effect              166,586       46,718       41,843        60,432            7        7,759             7        5,536        5,983         1,812          118           (1)         (296)     336,504     (169,918)      166,586
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Cumulative Effect of
Change in Accounting                 -            -            -             -            -            -             -            -            -             -            -            -             -            -            -             -
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Net Income (Loss)
Available for
Common Stock                 $ 166,586     $ 46,718     $ 41,843      $ 60,432          $ 7      $ 7,759           $ 7      $ 5,536      $ 5,983       $ 1,812        $ 118         $ (1)       $ (296)   $ 336,504   $ (169,918)    $ 166,586
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National                                         Basic Earnings Per Common Share
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004,                                         Income Before Cumulative Effect of Changes in Accounting                                                       $ 2.03
incorporated herein by reference.                                                                                        Cumulative Effect of Changes in Accounting                                                                        $ -
                                                                                                                                                                                                                                    -----------
                                                                                                                         Net Income Available for Common Stock                                                                          $ 2.03
                                                                                                                                                                                                                                    ===========

                                                                                                                         Diluted Earnings Per Common Share
                                                                                                                         Income Before Cumulative Effect of Changes in Accounting                                                       $ 2.01
                                                                                                                         Cumulative Effect of Changes in Accounting                                                                        $ -
                                                                                                                                                                                                                                    -----------
                                                                                                                         Net Income Available for Common Stock                                                                          $ 2.01
                                                                                                                                                                                                                                    ===========

                                                                                                                         Weighted Average Common Shares Outstanding
                                                                                                                         Used in Basic Calculation                                                                                  82,045,535
                                                                                                                                                                                                                                    ===========
                                                                                                                         Used in Diluted Calculation                                                                                82,900,438
                                                                                                                                                                                                                                    ===========

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                            CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                   Highland     Data-Track     National      Energy       Horizon       Seneca       Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy       Forest        Account        Fuel      Development,     LFG,        Indep.     Independence   Horizon    Total Before  Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,    Resources, Inc. Services,    Resources,      Inc.          Inc.       Pipeline     Marketing,     Power,    Eliminations  & Adjustments Company and
                             Company       Corp.        Corp.     (Consolidated)    Inc.    (Consolidated)     Inc.          Inc.   (Consolidated)(Consolidated)  Company        Inc.          Inc.     & Adjustments   Dr (Cr)     Subsidiaries
                           ------------  -----------  -----------  ------------    ------   -------------- -----------   ----------  ------------  ------------   ---------  -----------   -----------  ------------- ------------- ------------

EARNINGS REINVESTED
IN THE BUSINESS

Balance at Beginning
of Year                      $ 642,690    $ 367,474    $ 259,724     $ (28,273)      $ (628)   $ 111,931         $ 256     $ 11,111    $ (23,210)     $ (5,791)    $ (9,778)         $ -        $ (129)  $ 1,325,377  $ (682,687)    $ 642,690

Net Income (Loss)
Available for
Common Stock                   166,586       46,718       41,843        60,432            7        7,759             7        5,536        5,983         1,812          118           (1)         (296)     336,504     (169,918)      166,586

Distribution of (Earnings)/Loss
due to dissolution of the
company                              -            -            -             -            -            -             -            -            -             -        9,660            1             -        9,661       (9,661)            -

Dividends on Common
Stock (2004 - $1.10
per share)                     (90,350)     (36,400)     (26,500)      (13,967)           -       (3,800)            -       (4,300)           -             -            -            -             -     (175,317)      84,967       (90,350)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Balance at End of Year       $ 718,926    $ 377,792    $ 275,067      $ 18,192       $ (621)   $ 115,890         $ 263     $ 12,347    $ (17,227)     $ (3,979)         $ -          $ -        $ (425)  $ 1,496,225  $ (777,299)    $ 718,926
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

        At September 30, 2004                                                                                                                           ANALYSIS OF INVESTMENTS IN ASSOCIATED COMPANIES AT SEPTEMBER 30, 2004

                                                                                                                                                      Par or                   Earnings                              Total Investment
Intercompany Eliminations:                                                                                                                          Stated Value              Reinvested in Unremitted   Accumulated   in Associated
                                                                                                                                                        of          Paid      the Business   Earnings      Other        Companies
                                                                                                                                                    Subsidiary       In           at          Since      Comprehensive      at
Earnings Reinvested in the Business:                                                                                                                  Stock       Capital     Acquisition   Acquisition    Income        Equity
                                                                                                                                                    -----------  -----------  -----------   -----------  -----------  ---------------
Unremitted Earnings of Subsidiaries                                                                                      Registrant:
Since Acquisition                                        789,469                                                         Distribution
Earnings Reinvested in the Business                                                                                      Corporation                  $ 59,170    $ 121,668      $ 4,636     $ 373,156          $ -    $ 558,630
of Subsidiaries at Acquisition                             7,095                                                         Supply Corporation             25,345       35,833        2,453       272,614          208      336,453
Consolidating Adjustment                                 (19,265)                                                        Seneca Resources                  500      104,035            6        18,186      (35,590)      87,137
                                                      -----------
                                                       $ 777,299                                                         Leidy Hub                           4          665            -          (621)           -           48
                                                      ===========
                                                                                                                         Highland                            4        3,004            -       115,890        1,495      120,393
                                                                                                                         Data-Track                          1          499            -           263            -          763
Net Income Available for Common Stock:                                                                                   NFR                                10       33,490            -        12,347       (3,048)      42,799
Subsidiaries-Dividends on                                                                                                Horizon                             5       38,246            -       (17,227)      35,811       56,835
Common Stock                                              84,967                                                         Horizon LFG                         1        6,800            -        (3,979)      (4,094)      (1,272)
Unremitted Earnings of Subsidiaries                       86,777                                                         Seneca Independence                 -            -            -             -            -            -
Consolidating Adjustment                                  (1,826)                                                        Niagara Independence                -            -            -             -            -            -
                                                      -----------
                                                         169,918                                                         Horizon Power, Inc.                 1        5,020            -          (425)           -        4,596
                                                      ===========
                                                                                                                         Consolidating
                                                                                                                         Adjustment                          -            -            -        19,265           33       19,298
                                                                                                                                                    -----------  -----------  -----------   -----------  -----------  -----------
                                                                                                                                                        85,041      349,260        7,095       789,469       (5,185)   1,225,680

See Notes to Consolidated  Financial  Statements  included in Item 8 of National                                         Seneca Corporation:
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004,                                         Highland                            -       19,035            -             -            -       19,035
incorporated herein by reference.                                                                                        Supply Corporation:
                                                                                                                         Seneca Resources                    -           61            -             -            -           61
                                                                                                                                                    -----------  -----------  -----------   -----------  -----------  -----------
                                                                                                                                                      $ 85,041    $ 368,356      $ 7,095     $ 789,469     $ (5,185)  $ 1,244,776
                                                                                                                                                    ===========  ===========  ===========   ===========  ===========  ===========

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                   CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                   Highland      Data-Track    National      Energy       Horizon       Seneca       Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy       Forest        Account        Fuel      Development,     LFG,        Indep.     Independence   Horizon    Total Before  Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,    Resources, Inc. Services,    Resources,      Inc.          Inc.       Pipeline     Marketing,     Power,    Eliminations  & Adjustments Company and
                             Company       Corp.        Corp.     (Consolidated)    Inc.    (Consolidated)   Inc.          Inc.      (Consolidated)(Consolidated) Company        Inc.          Inc.     & Adjustments   Dr (Cr)      Subsidiaries
                           ------------  -----------  -----------  ------------    ------   --------------  ----------  -----------  ------------- ------------- ----------  -----------   -----------  -----------   ------------- -------------
Net Income (Loss) Available
for Common Stock             $ 166,586     $ 46,718     $ 41,843      $ 60,432          $ 7      $ 7,759           $ 7      $ 5,536      $ 5,983       $ 1,812        $ 118         $ (1)       $ (296)   $ 336,504   $ (169,918)    $ 166,586

Other Comprehensive Income
(Loss), Before Tax:
Minimum Pension Liability Adj.  56,612            -            -             -            -            -             -            -            -             -            -            -             -       56,612            -        56,612
Foreign Currency
Translation Adjustment          21,466            -            -         7,477            -            -             -            -       13,989             -            -            -             -       42,932      (21,466)       21,466
Unrealized Gain on
Securities Available
for Sale Arising During
the Period                       3,629            -            -             -            -            -             -            -            -             -            -            -             -        3,629            -         3,629
Unrealized Gain / (Loss) on
Derivative Financial
Instruments Arising During
the Period                    (129,934)           -       (1,230)     (113,792)           -         (693)            -       (6,107)           -        (8,111)           -            -             -     (259,867)     129,933      (129,934)
Reclassification Adjustment
for Realized (Gain)/Loss on
Derivative Financial Instruments
in Net Income                   49,142            -        1,373        44,707            -        1,964             -        1,171            -           (73)           -            -             -       98,284      (49,142)       49,142
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Other Comprehensive Income
(Loss), Before Tax                 915            -          143       (61,608)           -        1,271             -       (4,936)      13,989        (8,184)           -            -             -      (58,410)      59,325           915
Income Tax Benefit Related
to Minimum Pension Liability    19,814            -            -             -            -            -             -            -            -             -            -            -             -       19,814            -        19,814
Income Tax Expense/(Benefit) Related
to Unrealized Gain/(Loss)
on Securities Available
for Sale Arising During
the Period                       1,270            -            -             -            -            -             -            -            -             -            -            -             -        1,270            -         1,270
Income Tax Expense/(Benefit) Related
to Unrealized Gain/(Loss)
on Derivative Financial
Instruments Arising During
the Period                     (49,113)           -         (505)      (43,226)           -            -             -       (2,464)           -        (2,918)           -            -             -      (98,226)      49,113       (49,113)
Reclassification Adjustment for
for Realized (Gain)/Loss on
Derivative Financial
Instruments in Net Income       18,182            -          563        16,983            -            -             -          472            -           164            -            -             -       36,364      (18,182)       18,182
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Income Taxes - Net              (9,847)           -           58       (26,243)           -            -             -       (1,992)           -        (2,754)           -            -             -      (40,778)      30,931        (9,847)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Other Comprehensive Income/
(Loss)                          10,762            -           85       (35,365)           -        1,271             -       (2,944)      13,989        (5,430)           -            -             -      (17,632)      28,394        10,762
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Comprehensive Income (Loss)  $ 177,348     $ 46,718     $ 41,928      $ 25,067          $ 7      $ 9,030           $ 7      $ 2,592     $ 19,972      $ (3,618)       $ 118         $ (1)       $ (296)   $ 318,872   $ (141,524)    $ 177,348
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                       NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                         CONSOLIDATING STATEMENT OF CASH FLOWS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                                                                                                        Horizon
                                              National     National      Seneca                  Highland      Data-Track   National     Energy        Horizon       Seneca       Niagara
                                 National     Fuel Gas     Fuel Gas     Resources     Leidy       Forest        Account       Fuel     Development,     LFG,         Indep.     Independence  Horizon   Total Before Eliminations   Consolidated
                                 Fuel Gas    Distribution   Supply      Corporation    Hub,     Resources, Inc. Services,  Resources,     Inc.          Inc.        Pipeline     Marketing,    Power,   Eliminations & Adjustments  Company and
                                 Company       Corp.        Corp.      (Consolidated)  Inc.    (Consolidated)     Inc.        Inc.    (Consolidated)(Consolidated)  Company        Inc.         Inc.    & Adjustments   Dr (Cr)     Subsidiaries
                                -----------  -----------  -----------  -----------  ----------- -------------  ----------  ----------- ------------- ------------   ---------  -----------  ----------  ------------- ------------ ------------
OPERATING ACTIVITIES:
Net Income (Loss) Available
for Common Stock                 $ 166,586     $ 46,718     $ 41,843     $ 60,432          $ 7      $ 7,759          $ 7      $ 5,536      $ 5,983      $ 1,812        $ 118         $ (1)     $ (296)   $ 336,504    $ (169,918)  $ 166,586
Adjustments to Reconcile Net
Income to Net Cash Provided
by Operating Activities:
Gain on Sale of Timber Property          -            -            -            -            -        1,252            -            -            -            -            -            -           -        1,252            -        1,252
Loss on Sale of Oil & Gas Prop.          -            -            -       (4,645)           -            -            -            -            -            -            -            -           -       (4,645)           -       (4,645)
Unremitted (Earnings)/Loss of
Subsidiaries                       (86,777)           -            -            -            -            -            -            -            -            -            -            -           -      (86,777)      86,777            -
Depreciation, Depletion
and Amortization                       442       39,101       25,890       90,273            -       17,400            5          102       15,257        1,051            -            -          14      189,535            3      189,538
Deferred Income Taxes                  493       13,151        5,582       25,674           12       (3,114)          (3)         917       (4,703)       1,733           91            -         496       40,329            -       40,329
(Income) Loss from Unconsolidated
Subsidiaries, Net of Cash
Distributions                            -            -            -            -            -            -            -            -            -            -            -            -         (19)         (19)           -          (19)
Minority Interest in Foreign
Subsidiaries                             -            -            -            -            -            -            -            -        1,933            -            -            -           -        1,933            -        1,933
Other                                1,336          (44)      (1,655)       2,404            -        1,173            -            -         (420)       1,498            -            -           -        4,292        5,547        9,839

Change in:
Receivables and Unbilled
Utility Revenue                        159        6,847        1,581           (3)           -         (155)           -       (1,827)        (883)        (900)           -            -          21        4,840            -        4,840
Accounts Receivable-
Intercompany                        (2,857)         720        3,414       (1,290)           -          262           (5)      (3,139)         (35)        (364)           -            -           4       (3,290)       3,290            -
Gas Stored Underground
and Material and Supplies                -       27,777          166          298            -      (11,050)           -       (7,273)         (25)           -            -            -           -        9,893          (33)       9,860
Unrecovered Purchased Gas Costs          -       21,160            -            -            -            -            -            -            -            -            -            -           -       21,160            -       21,160
Prepayments                            (43)       4,662        2,140        1,378            -          921            -         (164)        (610)         (76)           -            -         (62)       8,146            -        8,146
Accounts Payable                        27      (15,068)      (1,558)       1,765            -        7,293            -         (897)      (1,632)       1,013            -            -        (254)      (9,311)       4,177       (5,134)
Amounts Payable to Customers             -        2,462            -            -            -            -            -            -            -            -            -            -           -        2,462            -        2,462
Accounts Payable-Intercompany        3,972        3,195        2,414        1,265            2         (178)           7        5,707          935          240          (17)           -         240       17,782      (17,782)           -
Other Accruals and Current
Liabilities                         (3,260)      12,496         (217)      19,307          (25)        (631)           3        5,518        1,489       (1,020)       3,972            -       1,039       38,671           47       38,718
Other Assets                       (15,456)     (15,443)      (4,176)      (2,906)           1         (760)           -        2,562          102        1,155            8            -           -      (34,913)      24,220      (10,693)
Other Liabilities                   (2,744)      (2,851)        (414)        (477)          (1)        (905)           -       (2,394)         106       (2,273)           -            -         749      (11,204)     (18,668)     (29,872)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Net Cash Provided by
(Used in) Operating
Activities                        $ 61,878    $ 144,883     $ 75,010    $ 193,475         $ (4)    $ 19,267         $ 14      $ 4,648     $ 17,497      $ 3,869      $ 4,172         $ (1)    $ 1,932    $ 526,640    $ (82,340)   $ 444,300
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                       NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                         CONSOLIDATING STATEMENT OF CASH FLOWS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                                                                                                         Horizon
                                              National     National      Seneca                 Highland      Data-Track    National      Energy       Horizon       Seneca       Niagara
                                 National     Fuel Gas     Fuel Gas    Resources      Leidy      Forest        Account        Fuel      Development,     LFG,        Indep.    Independence  Horizon   Total Before  Eliminations  Consolidated
                                 Fuel Gas    Distribution   Supply     Corporation     Hub,   Resources, Inc.  Services,    Resources,      Inc.         Inc.       Pipeline     Marketing,   Power,   Eliminations  & Adjustments Company and
                                 Company       Corp.        Corp.     (Consolidated)  Inc.    (Consolidated)     Inc.         Inc.     (Consolidated)(Consolidated) Company        Inc.        Inc.    & Adjustments     Dr (Cr)   Subsidiaries
                                -----------  -----------  ----------   ------------  -------- --------------- -----------  -----------  ------------ -------------  ---------  -----------  ----------   ----------  ------------- ------------
INVESTING ACTIVITIES:
Capital Expenditures              $ (5,511)   $ (55,449)   $ (23,025)   $ (77,721)         $ -     $ (2,927)         $ -        $ (11)    $ (7,498)      $ (197)         $ -          $ -        $ (2)   $ (172,341)        $ -   $ (172,341)
Capital Contributions               (9,481)           -            -            -         (700)           -            -            -            -            -       10,181            -           -            -            -            -
Change in Notes
Receivable - Intercompany          162,828            -       13,100      (72,100)         600            -            -        5,300          300            -            -            -           -      110,028     (110,028)           -
Net Proceeds from Sale of
Oil & Gas Properties                     -            -            -        7,162            -            -            -            -            -            -            -            -           -        7,162            -        7,162
Other                                  830         (278)       3,582       (1,083)           -          232            -            -        1,011            -            -            -           -        4,294       (2,320)       1,974
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Net Cash Provided by (Used In)
Investing  Activities              148,666      (55,727)      (6,343)    (143,742)        (100)      (2,695)           -        5,289       (6,187)        (197)      10,181            -          (2)     (50,857)    (112,348)    (163,205)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

FINANCING ACTIVITIES:
Change in Notes Payable to
Banks and Commercial Paper          38,600            -            -            -            -            -            -            -            -            -            -            -           -       38,600            -       38,600
Change in Notes
Payable-Intercompany                35,500      (47,900)     (41,800)     (32,828)           -       (7,200)           -            -        5,000       (4,800)     (14,400)           -      (1,600)    (110,028)     110,028            -
Net Proceeds from Issuance of
Long-Term Debt                           -            -            -            -            -            -            -            -            -            -            -            -           -            -            -            -
Reduction of Long-Term Debt       (225,128)         (84)           -            -            -       (9,333)           -            -       (8,540)           -            -            -           -     (243,085)           -     (243,085)
Proceeds from Issuance of
Common Stock                        29,312            -            -            -            -            -            -            -            -            -            -            -           -       29,312       (5,549)      23,763
Dividends Paid on Common Stock     (89,092)     (36,400)     (26,250)     (11,892)           -       (3,300)           -       (2,550)           -            -            -            -           -     (169,484)      80,392      (89,092)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Net Cash Provided by (Used in)
Financing Activities              (210,808)     (84,384)     (68,050)     (44,720)           -      (19,833)           -       (2,550)      (3,540)      (4,800)     (14,400)           -      (1,600)    (454,685)     184,871     (269,814)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Effect of Exchange Rates
on Cash                                  -            -            -        1,203            -            -            -            -        2,248            -            -            -           -        3,451            -        3,451
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Net Increase (Decrease) in
Cash and Temporary Cash
Investments                           (264)       4,772          617        6,216         (104)      (3,261)          14        7,387       10,018       (1,128)         (47)          (1)        330       24,549       (9,817)      14,732

Cash and Temporary Cash
Investments at Beginning
of Year                                603          313        1,052       10,207          117        5,389          198        1,880       18,339        3,007           47            1          57       41,210       10,211       51,421
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Cash and Temporary Cash
Investments at End of Year           $ 339      $ 5,085      $ 1,669     $ 16,423         $ 13      $ 2,128        $ 212      $ 9,267     $ 28,357      $ 1,879          $ -          $ -       $ 387     $ 65,759        $ 394     $ 66,153
                                ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ==========   ==========   ==========  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                              SENECA RESOURCES CORPORATION
                                              CONSOLIDATING BALANCE SHEET
                                                 AT SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)

                                          Seneca         Seneca Energy                                    Consolidated
                                         Resources        Canada, Inc.   Total Before                      Seneca and
                                        Corporation     (Consolidated)   Eliminations    Eliminations     Subsidiaries
                                       --------------   --------------  ---------------  -------------    --------------

ASSETS

PROPERTY, PLANT & EQUIPMENT              $ 1,217,784        $ 341,143      $ 1,558,927             $ -      $ 1,558,927
Less: Accumulated  DD&A                      424,678          198,282          622,960               -          622,960
                                       --------------   --------------  ---------------  --------------   --------------
                                             793,106          142,861          935,967               -          935,967
                                       --------------   --------------  ---------------  --------------   --------------
CURRENT ASSETS:
Cash and Temporary Cash Investments            2,589           13,834           16,423               -           16,423
Allowance for Uncollectible Accounts            (517)               -             (517)              -             (517)
Notes Receivable - Intercompany               72,100                -           72,100               -           72,100
Accounts Receivable                           21,171            6,142           27,313               -           27,313
Accounts Receivable - Intercompany            34,230                -           34,230         (29,384)           4,846
Dividends Receivable - Intercompany              779                -              779               -              779
Materials and Supplies                           155              640              795               -              795
Fair Value of Derivative Financial Instruments     -                -                -               -                -
Prepayments                                    4,165              168            4,333               -            4,333
                                       --------------   --------------  ---------------  --------------   --------------
                                             134,672           20,784          155,456         (29,384)         126,072
                                       --------------   --------------  ---------------  --------------   --------------
OTHER ASSETS:
Investment in Seneca Energy Canada, Inc.     (41,268)               -          (41,268)         41,268                -
Investment in Highland                        19,035                -           19,035               -           19,035
Deferred Charges                                 260              182              442               -              442
Notes Receivable - Intercompany              146,797                -          146,797        (146,797)               -
Other Assets                                   2,966                -            2,966               -            2,966
                                       --------------   --------------  ---------------  --------------   --------------
                                             127,790              182          127,972        (105,529)          22,443
                                       --------------   --------------  ---------------  --------------   --------------
TOTAL ASSETS                             $ 1,055,568        $ 163,827      $ 1,219,395      $ (134,913)     $ 1,084,482
                                       ==============   ==============  ===============  ==============   ==============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                                     500                -              500               -              500
Paid - in - Capital                          104,035          111,076          215,111        (111,076)         104,035
Earnings Reinvested in the Business           18,192         (168,048)        (149,856)        168,048           18,192
                                       --------------   --------------  ---------------  --------------   --------------
Total Common Shareholder
Equity Before Items of Other
Comprehensive Income                         122,727          (56,972)          65,755          56,972          122,727
Accumulated Other
Comprehensive Income (Loss)                  (35,590)          15,704          (19,886)        (15,704)         (35,590)
                                       --------------   --------------  ---------------  --------------   --------------
Total Comprehensive Shareholders' Equity      87,137          (41,268)          45,869          41,268           87,137

Notes Payable-Intercompany                   688,422          146,797          835,219        (146,797)         688,422
                                       --------------   --------------  ---------------  --------------   --------------

Total Capitalization                         775,559          105,529          881,088        (105,529)         775,559
                                       --------------   --------------  ---------------  --------------   --------------

CURRENT AND ACCRUED LIABILITIES:
Notes Payable to Banks and
Commercial Paper                                   -                -                -               -                -
Accounts Payable                              24,565           11,518           36,083               -           36,083
Notes Payable - Intercompany                       -                -                -               -                -
Accounts Payable - Intercompany               17,902           29,384           47,286         (29,384)          17,902
Dividends Payable - Intercompany               4,529                -            4,529               -            4,529
Fair Value of Derivative Financial Instru.    82,487                -           82,487               -           82,487
Other Accruals and Current
Liabilities                                     (281)              23             (258)              -             (258)
                                       --------------   --------------  ---------------  --------------   --------------
                                             129,202           40,925          170,127         (29,384)         140,743
                                       --------------   --------------  ---------------  --------------   --------------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes            118,752           14,407          133,159               -          133,159
Pension Liability                                  -                -                -               -                -
Asset Retirement Obligation                   29,326            2,966           32,292               -           32,292
Other Deferred Credits                         2,729                -            2,729               -            2,729
                                       --------------   --------------  ---------------  --------------   --------------
                                             150,807           17,373          168,180               -          168,180
                                       --------------   --------------  ---------------  --------------   --------------

TOTAL CAPITALIZATION & LIABILITIES       $ 1,055,568        $ 163,827      $ 1,219,395      $ (134,913)     $ 1,084,482
                                       ==============   ==============  ===============  ==============   ==============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                             SENECA RESOURCES CORPORATION
                                           CONSOLIDATING STATEMENT OF INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)

                                          Seneca         Seneca Energy                                    Consolidated
                                         Resources        Canada, Inc.   Total Before                      Seneca and
                                        Corporation     (Consolidated)   Eliminations     Eliminations    Subsidiaries
                                       --------------   --------------  ---------------  --------------   --------------

OPERATING REVENUE:                         $ 261,151         $ 40,633        $ 301,784             $ -        $ 301,784
                                       --------------   --------------  ---------------  --------------   --------------

OPERATING EXPENSE:
Purchased Gas                                     12                -               12               -               12
Operation and Maintenance                     61,611           11,412           73,023               -           73,023
Property, Franchise & Other Taxes              4,980              600            5,580               -            5,580
Depreciation, Depletion and
Amortization                                  75,168           15,105           90,273               -           90,273
                                       --------------   --------------  ---------------  --------------   --------------
                                             141,771           27,117          168,888               -          168,888
Gain on Sale of Oil & Gas
Producing Properties                               -            4,645            4,645               -            4,645
                                       --------------   --------------  ---------------  --------------   --------------

Operating Income (Loss)                      119,380           18,161          137,541               -          137,541
                                       --------------   --------------  ---------------  --------------   --------------

OTHER INCOME (EXPENSE):
Unremitted Earnings/(Loss) of
Subsidiary                                    10,553                -           10,553         (10,553)               -
Dividends from Subsidiaries                    2,466                -            2,466               -            2,466
Interest - Intercompany                        3,785                -            3,785          (2,212)           1,573
Other Income                                     361                -              361               -              361
Interest - Intercompany                      (49,953)          (2,212)         (52,165)          2,212          (49,953)
Other Interest                                  (279)            (409)            (688)              -             (688)
                                       --------------   --------------  ---------------  --------------   --------------

Income (Loss) Before
Income Taxes                                  86,313           15,540          101,853         (10,553)          91,300
                                       --------------   --------------  ---------------  --------------   --------------

Income Taxes                                  25,881            4,987           30,868               -           30,868
                                       --------------   --------------  ---------------  --------------   --------------

Net Income (Loss) Available
for Common Stock                            $ 60,432         $ 10,553         $ 70,985       $ (10,553)        $ 60,432
                                       ==============   ==============  ===============  ==============   ==============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2004, incorporated herein by reference.

                                             SENECA RESOURCES CORPORATION
                            CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)

                                          Seneca         Seneca Energy                                    Consolidated
                                         Resources        Canada, Inc.   Total Before                      Seneca and
EARNINGS REINVESTED IN THE BUSINESS     Corporation     (Consolidated)   Eliminations     Eliminations    Subsidiaries
                                       --------------   --------------  ---------------  --------------   --------------

Balance at Beginning of Year               $ (28,273)      $ (178,601)      $ (206,874)      $ 178,601        $ (28,273)

Net Income (Loss) Available
for Common Stock                              60,432           10,553           70,985         (10,553)          60,432

Dividends on Common Stock                    (13,967)               -          (13,967)              -          (13,967)
                                       --------------   --------------  ---------------  --------------   --------------

Balance at End of Year                      $ 18,192       $ (168,048)      $ (149,856)      $ 168,048         $ 18,192
                                       ==============   ==============  ===============  ==============   ==============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                             SENECA RESOURCES CORPORATION
                                    CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                (THOUSANDS OF DOLLARS)

                                          Seneca         Seneca Energy                                     Consolidated
                                         Resources        Canada, Inc.   Total Before                       Seneca and
                                        Corporation     (Consolidated)   Eliminations     Eliminations     Subsidiaries
                                       --------------   --------------  ---------------  --------------   --------------

Net Income (Loss) Available
for Common Stock                            $ 60,432         $ 10,553         $ 70,985       $ (10,553)        $ 60,432
                                       --------------   --------------  ---------------  --------------   --------------

Other Comprehensive Income
(Loss), Before Tax:
Foreign Currency
Translation Adjustment                         7,477            7,477           14,954          (7,477)           7,477
Unrealized Loss on Derivative
Financial Instruments Arising
During the Period                           (113,792)               -         (113,792)              -         (113,792)
Reclassification Adjustment for Realized
Loss on Derivative Financial
Instruments in Net Income                     44,707                -           44,707               -           44,707
                                       --------------   --------------  ---------------  --------------   --------------
Other Comprehensive Income (Loss),
 Before Tax                                  (61,608)           7,477          (54,131)         (7,477)         (61,608)
Income Tax Benefit Related to Unrealized
Loss on Derivative Financial
Instruments Arising During the Period        (43,226)               -          (43,226)              -          (43,226)
Reclassification Adjustment for Income Tax
Benefit on Realized Loss on Derivative
Financial Instruments Realized In Net Income  16,983                -           16,983               -           16,983
                                       --------------   --------------  ---------------  --------------   --------------

Income Taxes - Net                           (26,243)               -          (26,243)              -          (26,243)
                                       --------------   --------------  ---------------  --------------   --------------

Other Comprehensive Income (Loss)            (35,365)           7,477          (27,888)         (7,477)         (35,365)
                                       --------------   --------------  ---------------  --------------   --------------

Comprehensive Income                        $ 25,067         $ 18,030         $ 43,097       $ (18,030)        $ 25,067
                                       ==============   ==============  ===============  ==============   ==============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                            SENECA RESOURCES CORPORATION
                                       CONSOLIDATING STATEMENT OF CASH FLOWS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                               (THOUSANDS OF DOLLARS)

                                             Seneca       Seneca Energy                                  Consolidated
                                           Resources       Canada, Inc.  Total Before                     Seneca and
                                          Corporation    (Consolidated)  Eliminations   Eliminations      Subsidiary
                                          -------------  --------------  -------------  -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                             $ 60,432        $ 10,553       $ 70,985      $ (10,553)       $ 60,432
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating
Activities:
Unremitted (Earnings)/Loss of Subsidiary       (10,553)              -        (10,553)        10,553               -
Gain on Sale of Oil & Gas Producing Properties       -          (4,645)        (4,645)             -          (4,645)
Depreciation, Depletion &
Amortization                                    75,168          15,105         90,273              -          90,273
Deferred Income Taxes                           20,889           4,785         25,674              -          25,674
Other                                            2,323            (732)         1,591            813           2,404

Change in:
Receivables and Unbilled Utility
Revenue                                           (392)            389             (3)             -              (3)
Accounts Receivable - Intercompany              (4,551)              -         (4,551)         3,261          (1,290)
Materials and Supplies                             152             146            298              -             298
Prepayments                                        891             487          1,378              -           1,378
Accounts Payable                                 1,612             992          2,604           (839)          1,765
Accounts Payable - Intercompany                  1,265           2,833          4,098         (2,833)          1,265
Other Accruals and Current Liabilities          19,656            (349)        19,307              -          19,307
Other Assets                                    (2,904)             (2)        (2,906)             -          (2,906)
Other Liabilities                                  (23)            (52)           (75)          (402)           (477)
                                          -------------  --------------  -------------  -------------   -------------

Net Cash Provided by
Operating Activities                           163,965          29,510        193,475              -         193,475
                                          -------------  --------------  -------------  -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                           (46,302)        (31,419)       (77,721)             -         (77,721)
Net Proceeds from Sale of
Oil & Gas Properties                             2,200           4,962          7,162              -           7,162
Change in Notes
Receivable - Intercompany                      (72,100)              -        (72,100)             -         (72,100)
Other                                           (1,083)              -         (1,083)             -          (1,083)
                                          -------------  --------------  -------------  -------------   -------------

Net Cash Used in Investing
Activities                                    (117,285)        (26,457)      (143,742)             -        (143,742)
                                          -------------  --------------  -------------  -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable - Intercompany         (32,828)              -        (32,828)             -         (32,828)
Dividends Paid on Common Stock                 (11,892)              -        (11,892)             -         (11,892)
                                          -------------  --------------  -------------  -------------   -------------

Net Cash Used in Financing
Activities                                     (44,720)              -        (44,720)             -         (44,720)
                                          -------------  --------------  -------------  -------------   -------------

Effect of Exchange Rates on Cash                     -           1,203          1,203              -           1,203
                                          -------------  --------------  -------------  -------------   -------------

Net Increase in Cash
and Temporary Cash Investments                   1,960           4,256          6,216              -           6,216

Cash and Temporary Cash Investments
at Beginning of Period                             629           9,578         10,207              -          10,207
                                          -------------  --------------  -------------  -------------   -------------

Cash and Temporary Cash Investments
at End of Period                               $ 2,589        $ 13,834       $ 16,423            $ -        $ 16,423
                                          =============  ==============  =============  =============   =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                SENECA ENERGY CANADA, INC.
                                               CONSOLIDATING BALANCE SHEET
                                                  AT SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                              Seneca Energy
                                                  Seneca Energy                 Total Before                  Canada, Inc.
                                      NSULC1      Canada, Inc.      NSULC2      Eliminations   Eliminations   (Consolidated)
                                   -------------  -------------  -------------  -------------  -------------  -------------

ASSETS

PROPERTY, PLANT & EQUIPMENT                 $ -      $ 341,143            $ -      $ 341,143            $ -      $ 341,143
Less: Accumulated  DD&A                       -        198,282              -        198,282              -        198,282
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                              -        142,861              -        142,861              -        142,861
                                   -------------  -------------  -------------  -------------  -------------  -------------
CURRENT ASSETS:
Cash and Temporary Cash Investments           -         13,834              -         13,834              -         13,834
Allowance for Uncollectible Accounts          -              -              -              -              -              -
Notes Receivable - Intercompany               -              -              -              -              -              -
Accounts Receivable                           -          6,142              -          6,142              -          6,142
Accounts Receivable - Intercompany            -              -              -              -              -              -
Dividends Receivable                          -              -              -              -              -              -
Materials and Supplies                        -            640              -            640              -            640
Fair Value of Derivative Financial Instru.    -              -              -              -              -              -
Prepayments                                   -            168              -            168              -            168
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                              -         20,784              -         20,784              -         20,784
                                   -------------  -------------  -------------  -------------  -------------  -------------
OTHER ASSETS:
Investment in Associated Companies      108,741              -              -        108,741       (108,741)             -
Deferred Charges                              -            182              -            182              -            182
Notes Receivable - Intercompany               -              -              -              -              -              -
Other Assets                                  -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                        108,741            182              -        108,923       (108,741)           182
                                   -------------  -------------  -------------  -------------  -------------  -------------
TOTAL ASSETS                          $ 108,741      $ 163,827            $ -      $ 272,568     $ (108,741)     $ 163,827
                                   =============  =============  =============  =============  =============  =============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                                  -              -              -              -              -              -
Paid - in - Capital                     109,667         49,397          1,409        160,473        (49,397)       111,076
Earnings Reinvested in the Business    (194,710)        47,906         (2,193)      (148,997)       (19,051)      (168,048)
                                   -------------  -------------  -------------  -------------  -------------  -------------
Total Common Shareholder
Equity Before Items of Other
Comprehensive Income                    (85,043)        97,303           (784)        11,476        (68,448)       (56,972)
Accumulated Other
Comprehensive Income (Loss)              44,001         11,438            558         55,997        (40,293)        15,704
                                   -------------  -------------  -------------  -------------  -------------  -------------
Total Comprehen. Shareholders' Equity   (41,042)       108,741           (226)        67,473       (108,741)       (41,268)

Notes Payable-Intercompany              144,907              -          1,890        146,797              -        146,797
                                   -------------  -------------  -------------  -------------  -------------  -------------

Total Capitalization                    103,865        108,741          1,664        214,270       (108,741)       105,529
                                   -------------  -------------  -------------  -------------  -------------  -------------

CURRENT AND ACCRUED LIABILITIES:
Notes Payable to Banks and
Commercial Paper                              -              -              -              -              -              -
Accounts Payable                             (1)        11,521             (2)        11,518              -         11,518
Notes Payable - Intercompany                  -              -              -              -              -              -
Accounts Payable - Intercompany           3,089         27,777         (1,482)        29,384              -         29,384
Dividends Payable - Intercompany              -              -              -              -              -              -
Fair Value of Derivative Financial Instru.    -              -              -              -              -              -
Other Accruals and Current
Liabilities                                   -             23              -             23              -             23
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                          3,088         39,321         (1,484)        40,925              -         40,925
                                   -------------  -------------  -------------  -------------  -------------  -------------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes         1,788         12,799           (180)        14,407              -         14,407
Pension Liability                             -              -              -              -              -              -
Asset Retirement Obligation                   -          2,966              -          2,966              -          2,966
Other Deferred Credits                        -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                          1,788         15,765           (180)        17,373              -         17,373
                                   -------------  -------------  -------------  -------------  -------------  -------------

TOTAL CAPITALIZATION & LIABILITIES    $ 108,741      $ 163,827            $ -      $ 272,568     $ (108,741)     $ 163,827
                                   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                SENECA ENERGY CANADA, INC.
                                            CONSOLIDATING STATEMENT OF INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                              Seneca Energy
                                                  Seneca Energy                 Total Before                  Canada, Inc.
                                      NSULC1      Canada, Inc.      NSULC2      Eliminations   Eliminations   (Consolidated)
                                   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING REVENUE:                         $ 57       $ 40,576            $ -       $ 40,633            $ -       $ 40,633
                                   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING EXPENSE:
Purchased Gas                                 -              -              -              -              -              -
Operation and Maintenance                     2         11,408              2         11,412              -         11,412
Property, Franchise & Other Taxes             -            600              -            600              -            600
Depreciation, Depletion and
Amortization                                  -         15,105              -         15,105              -         15,105
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                              2         27,113              2         27,117              -         27,117
Gain (Loss) on Sale of Oil & Gas
Producing Properties                      6,580         (2,022)            87          4,645              -          4,645
                                   -------------  -------------  -------------  -------------  -------------  -------------

Operating Income (Loss)                   6,635         11,441             85         18,161              -         18,161
                                   -------------  -------------  -------------  -------------  -------------  -------------

OTHER INCOME (EXPENSE):
Unremitted Earnings/(Loss) of
Subsidiary                                7,522              -              -          7,522         (7,522)             -
Interest - Intercompany                  (2,184)             -            (28)        (2,212)             -         (2,212)
Other Interest                                -           (409)             -           (409)             -           (409)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Income (Loss) Before
Income Taxes                             11,973         11,032             57         23,062         (7,522)        15,540
                                   -------------  -------------  -------------  -------------  -------------  -------------

Income Taxes                              1,474          3,510              3          4,987              -          4,987
                                   -------------  -------------  -------------  -------------  -------------  -------------

Net Income (Loss) Available
for Common Stock                       $ 10,499        $ 7,522           $ 54       $ 18,075       $ (7,522)      $ 10,553
                                   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2004, incorporated herein by reference.

                                                SENECA ENERGY CANADA, INC.
                              CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                              Seneca Energy
                                                  Seneca Energy                 Total Before                  Canada, Inc.
EARNINGS REINVESTED IN THE BUSINESS   NSULC1      Canada, Inc.      NSULC2      Eliminations   Eliminations   (Consolidated)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Balance at Beginning of Year         $ (205,209)      $ 40,384       $ (2,247)    $ (167,072)     $ (11,529)    $ (178,601)

Net Income (Loss) Available
for Common Stock                         10,499          7,522             54         18,075         (7,522)        10,553

Dividends on Common Stock                     -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------

Balance at End of Year               $ (194,710)      $ 47,906       $ (2,193)    $ (148,997)     $ (19,051)    $ (168,048)
                                   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                SENECA ENERGY CANADA, INC.
                                     CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                              Seneca Energy
                                                  Seneca Energy                 Total Before                  Canada, Inc.
                                      NSULC1      Canada, Inc.      NSULC2      Eliminations   Eliminations   (Consolidated)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Net Income (Loss) Available
for Common Stock                       $ 10,499        $ 7,522           $ 54       $ 18,075       $ (7,522)      $ 10,553
                                   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income
(Loss):
Foreign Currency
Translation Adjustment                   16,074          5,750             64         21,888        (14,411)         7,477
                                   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income               16,074          5,750             64         21,888        (14,411)         7,477
                                   -------------  -------------  -------------  -------------  -------------  -------------

Comprehensive Income                   $ 26,573       $ 13,272          $ 118       $ 39,963      $ (21,933)      $ 18,030
                                   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                SENECA ENERGY CANADA, INC.
                                          CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                               Seneca Energy
                                                      Seneca Energy               Total Before                 Canada, Inc.
                                         NSULC1       Canada, Inc.    NSULC2      Eliminations  Eliminations   (Consolidated)
                                       ------------   ------------  ------------  ------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                         $ 10,499        $ 7,522          $ 54      $ 18,075       $ (7,522)     $ 10,553
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating
Activities:
Unremitted (Earnings)/Loss of Subsidiary    (7,522)             -             -        (7,522)         7,522             -
(Gain) Loss on Sale of Oil
& Gas Producing Properties                  (6,580)         2,022           (87)       (4,645)             -        (4,645)
Depreciation, Depletion &
Amortization                                     -         15,105             -        15,105              -        15,105
Deferred Income Taxes                        1,474          3,311             -         4,785              -         4,785
Other                                            -           (732)            -          (732)             -          (732)

Change in:
Receivables and Unbilled Utility
Revenue                                          -         (1,374)        1,763           389              -           389
Accounts Receivable - Intercompany               -              -             -             -              -             -
Materials and Supplies                           -            146             -           146              -           146
Prepayments                                      -            487             -           487              -           487
Accounts Payable                                (1)           995            (2)          992              -           992
Accounts Payable - Intercompany              2,130          2,431        (1,728)        2,833              -         2,833
Other Accruals and Current Liabilities           -           (349)            -          (349)             -          (349)
Other Assets                                     -             (2)            -            (2)             -            (2)
Other Liabilities                                -            (52)            -           (52)             -           (52)
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Cash Provided by
Operating Activities                             -         29,510             -        29,510              -        29,510
                                       ------------   ------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                             -        (31,419)            -       (31,419)             -       (31,419)
Net Proceeds from Sale of
Oil & Gas Properties                             -          4,962             -         4,962              -         4,962
Change in Notes
Receivable - Intercompany                        -              -             -             -              -             -
Other                                            -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Cash Used in Investing
Activities                                       -        (26,457)            -       (26,457)             -       (26,457)
                                       ------------   ------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Cash Used in Financing
Activities                                       -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------

Effect of Exchange Rates on Cash                 -          1,203             -         1,203              -         1,203
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Increase in Cash
and Temporary Cash Investments                   -          4,256             -         4,256              -         4,256

Cash and Temporary Cash Investments
at Beginning of Period                           -          9,578             -         9,578              -         9,578
                                       ------------   ------------  ------------  ------------  -------------  ------------

Cash and Temporary Cash Investments
at End of Period                               $ -       $ 13,834           $ -      $ 13,834            $ -      $ 13,834
                                       ============   ============  ============  ============  =============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                             HIGHLAND FOREST RESOURCES, INC.
                                               CONSOLIDATING BALANCE SHEET
                                                  AT SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                  Highland
                                Highland                                                                           Forest
                                 Forest        Empire      St. Clair   Empire State  Total Before               Resources, Inc.
                              Resources, Inc.   LLC           LLC        Pipeline    Eliminations Eliminations  (Consolidated)
                              -------------- -----------  ------------ ------------  -----------  ------------  --------------

ASSETS

PROPERTY, PLANT & EQUIPMENT       $ 92,949     $ 10,982           $ -    $ 210,029    $ 313,960           $ -    $ 313,960
Less: Accumulated  DD&A             22,348      (71,067)            -       89,590       40,871             -       40,871
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    70,601       82,049             -      120,439      273,089             -      273,089
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
CURRENT ASSETS:
Cash and Temporary Cash Investments    108          679           252        1,089        2,128             -        2,128
Accounts Receivable                  2,630            -             -        2,591        5,221             -        5,221
Accounts Receivable - Intercompany      75          211             1          200          487          (210)         277
Dividends Receivable                   800          400           400            -        1,600        (1,600)           -
Materials and Supplies              25,340            -             -           56       25,396             -       25,396
Prepayments                            583            -             -        2,621        3,204             -        3,204
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    29,536        1,290           653        6,557       38,036        (1,810)      36,226
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
OTHER ASSETS:
Recoverable Future Taxes                 -            -             -        3,833        3,833             -        3,833
Unamortized Debt Expense                 -            -             -          281          281             -          281
Other Regulatory Assets                  -            -             -        2,823        2,823             -        2,823
Investment in Associated Company   180,283       42,413        42,413            -      265,109      (265,109)           -
Deferred Charges                         -            -             -          415          415             -          415
Goodwill                                 -        5,476             -            -        5,476             -        5,476
Intangible Assets                        -        6,799             -            -        6,799             -        6,799
Other Assets                         1,134            -             -            -        1,134             -        1,134
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                   181,417       54,688        42,413        7,352      285,870      (265,109)      20,761
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
TOTAL ASSETS                     $ 281,554    $ 138,027      $ 43,066    $ 134,348    $ 596,995    $ (266,919)   $ 330,076
                               ============  ===========  ============ ============  ===========  ============  ===========

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                             4      142,165        47,041            -      189,210      (189,206)           4
Paid - in - Capital                 22,039            -             -       38,220       60,259       (38,220)      22,039
Earnings Reinvest. in the Business 115,889       (5,295)       (5,123)      48,811      154,282       (38,392)     115,890
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
Total Common Shareholder
Equity Before Items of Other
Comprehensive Income               137,932      136,870        41,918       87,031      403,751      (265,818)     137,933
Accumulated Other
Comprehensive Income (Loss)          1,495          748           748       (2,204)         787           708        1,495
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
Total Comprehensive
 Shareholders' Equity              139,427      137,618        42,666       84,827      404,538      (265,110)     139,428

Long-Term Debt, net of
 Current Portion                         -            -             -       32,100       32,100             -       32,100
Notes Payable-Intercompany          60,000            -             -            -       60,000             -       60,000
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Total Capitalization               199,427      137,618        42,666      116,927      496,638      (265,110)     231,528
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

CURRENT AND ACCRUED LIABILITIES:
Accounts Payable                    11,338            -             -          144       11,482             -       11,482
Notes Payable - Intercompany        11,600            -             -            -       11,600             -       11,600
Current Portion of Long-Term Debt        -            -             -        9,333        9,333             -        9,333
Accounts Payable - Intercompany      1,786            -             -          900        2,686          (209)       2,477
Dividends Payable - Intercompany     1,200          400           400          800        2,800        (1,600)       1,200
Fair Value of Derivative
 Financial Instruments                   -            -             -        2,204        2,204             -        2,204
Other Accruals and Current
Liabilities                          2,328            9             -          195        2,532             -        2,532
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    28,252          409           400       13,576       42,637        (1,809)      40,828
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes   53,350            -             -        3,833       57,183             -       57,183
Pension Liability                        1            -             -            -            1             -            1
Other Deferred Credits                 524            -             -           12          536             -          536
                               -----------   -----------  ------------ ------------  -----------  ------------  -----------
                                    53,875            -             -        3,845       57,720             -       57,720
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

TOTAL CAPITALILZATION
 & LIABILITIES                   $ 281,554    $ 138,027      $ 43,066    $ 134,348    $ 596,995    $ (266,919)   $ 330,076
                               ============  ===========  ============ ============  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                             HIGHLAND FOREST RESOURCES, INC.
                                            CONSOLIDATING STATEMENT OF INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)
                                                                                                                  Highland
                                Highland                                                                           Forest
                                 Forest        Empire      St. Clair   Empire State  Total Before               Resources, Inc.
                              Resources, Inc.   LLC           LLC        Pipeline    Eliminations Eliminations  (Consolidated)
                              -------------- -----------  ------------ ------------  -----------  ------------  --------------

OPERATING REVENUE:                $ 55,596     $ (1,069)          $ -     $ 34,492     $ 89,019           $ -     $ 89,019
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

OPERATING EXPENSE:
Operation and Maintenance           42,596            2            (1)       4,712       47,309             -       47,309
Property, Franchise & Other Taxes      539            -             -        4,826        5,365             -        5,365
Depreciation, Depletion and
Amortization                         5,946        2,200             -        9,254       17,400             -       17,400
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    49,081        2,202            (1)      18,792       70,074             -       70,074
Loss on Sale of Timber
 Properties                         (1,252)           -             -            -       (1,252)            -       (1,252)
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                                                                                            -
Operating Income (Loss)              5,263       (3,271)            1       15,700       17,693             -       17,693
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

OTHER INCOME (EXPENSE):
Unremitted Earnings/(Loss) of
Subsidiary                          10,216        6,345         6,345            -       22,906       (22,906)           -
Other Income                           270           14             4           33          321             -          321
Interest on Long-Term Debt               -          389           389       (3,098)      (2,320)            -       (2,320)
Interest - Intercompany             (3,864)           -             -            -       (3,864)            -       (3,864)
Other Interest                         (91)           -             -           56          (35)            -          (35)
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Income (Loss) Before
Income Taxes and
Minority Interest in
Foreign Subsidiary                  11,794        3,477         6,739       12,691       34,701       (22,906)      11,795
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Income Taxes                         4,036            -             -            -        4,036             -        4,036

Net Income (Loss) Available
for Common Stock                   $ 7,758      $ 3,477       $ 6,739     $ 12,691     $ 30,665     $ (22,906)     $ 7,759
                               ============  ===========  ============ ============  ===========  ============  ===========

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2004, incorporated herein by reference.

                                             HIGHLAND FOREST RESOURCES, INC.
                              CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                  Highland
                                Highland                                                                           Forest
EARNINGS REINVESTED              Forest        Empire      St. Clair   Empire State  Total Before               Resources, Inc.
 IN THE BUSINESS              Resources, Inc.   LLC           LLC        Pipeline    Eliminations Eliminations  (Consolidated)
                              -------------- -----------  ------------ ------------  -----------  ------------  --------------

Balance at Beginning of Year     $ 111,931       $ (368)     $ (4,257)    $ 50,605    $ 157,911     $ (45,980)   $ 111,931

Net Income (Loss) Available
for Common Stock                     7,758        3,477         6,739       12,691       30,665       (22,906)       7,759

Dividends on Common Stock and
Joint Venture Distributions         (3,800)      (8,404)       (7,605)     (14,485)     (34,294)       30,494       (3,800)
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Balance at End of Year           $ 115,889     $ (5,295)     $ (5,123)    $ 48,811    $ 154,282     $ (38,392)   $ 115,890
                               ============  ===========  ============ ============  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                             HIGHLAND FOREST RESOURCES, INC.
                                     CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                  Highland
                                Highland                                                                           Forest
                                 Forest        Empire      St. Clair   Empire State  Total Before               Resources, Inc.
                              Resources, Inc.   LLC           LLC        Pipeline    Eliminations Eliminations  (Consolidated)
                              -------------- -----------  ------------ ------------  ------------ ------------  --------------

Net Income (Loss) Available
for Common Stock                   $ 7,758      $ 3,477       $ 6,739     $ 12,691     $ 30,665     $ (22,906)     $ 7,759
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Other Comprehensive Income
(Loss):
Unrealized Gain (Loss) on Derivative
Financial Instruments Arising
During the Period                     (693)          29            30           58         (576)         (117)        (693)
Reclassification Adjustment for Realized
(Gain) Loss on Derivative Financial
Instruments in Net Income            1,964          606           606        1,991        5,167        (3,203)       1,964
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Other Comprehensive Income (Loss)    1,271          635           636        2,049        4,591        (3,320)       1,271
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Comprehensive Income (Loss)        $ 9,029      $ 4,112       $ 7,375     $ 14,740     $ 35,256     $ (26,226)     $ 9,030
                               ============  ===========  ============ ============  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                              HIGHLAND FOREST RESOURCES, INC.
                                           CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)
                                                                                                                   Highland
                                     Highland                                                                       Forest
                                      Forest       Empire    St. Clair    Empire State Total Before              Resources, Inc.
                                  Resources, Inc.   LLC         LLC         Pipeline   Eliminations Eliminations (Consolidated)
                                  --------------  ---------  -----------  -----------  -----------  ------------ --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                      $ 7,758       3,477        6,739     $ 12,691     $ 30,665    $ (22,906)     $ 7,759
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating
Activities:
Earnings of Subsidiaries, Net of
Cash Distributions                       5,294         647          647            -        6,588       (6,588)           -
Loss on Sale of Timber Properties        1,252           -            -            -        1,252            -        1,252
Depreciation, Depletion &
Amortization                             5,946       2,200            -        9,254       17,400            -       17,400
Deferred Income Taxes                   (3,114)          -            -            -       (3,114)           -       (3,114)
Other                                     (158)      1,069            -          262        1,173                     1,173

Change in:
Receivables and Unbilled Utility
Revenue                                   (116)          -            -          (39)        (155)           -         (155)
Accounts Receivable - Intercompany          57        (211)          (1)         207           52          210          262
Materials and Supplies                 (11,067)          -            -           17      (11,050)           -      (11,050)
Prepayments                               (128)          -            -        1,049          921            -          921
Accounts Payable                         7,891           -            -         (598)       7,293            -        7,293
Accounts Payable - Intercompany           (787)          -            -          819           32         (210)        (178)
Other Accruals and Current Liabilities     259        (381)        (389)        (120)        (631)           -         (631)
Other Assets                                 -           -            -         (760)        (760)           -         (760)
Other Liabilities                         (129)         (2)           -         (774)        (905)           -         (905)
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Net Cash Provided by
Operating Activities                    12,958       6,799        6,996       22,008       48,761      (29,494)      19,267
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                    (2,756)          -            -         (171)      (2,927)           -       (2,927)
Other                                      232           -            -            -          232            -          232
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Net Cash Used in Investing
Activities                              (2,524)          -            -         (171)      (2,695)           -       (2,695)
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable - Intercompany  (7,200)          -            -            -       (7,200)           -       (7,200)
Reduction of Long-Term Debt                  -           -            -       (9,333)      (9,333)           -       (9,333)
Dividends and Distributions             (3,300)     (8,154)      (7,355)     (13,985)     (32,794)      29,494       (3,300)
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Net Cash Used in Financing
Activities                             (10,500)     (8,154)      (7,355)     (23,318)     (49,327)      29,494      (19,833)
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Effect of Exchange Rates on Cash             -           -            -            -            -            -            -
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Net Increase (Decrease) in Cash
and Temporary Cash Investments             (66)     (1,355)        (359)      (1,481)      (3,261)           -       (3,261)

Cash and Temporary Cash Investments
at Beginning of Period                     174       2,034          611        2,570        5,389            -        5,389
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Cash and Temporary Cash Investments
at End of Period                         $ 108       $ 679        $ 252      $ 1,089      $ 2,128          $ -      $ 2,128
                                    =========== ===========  ===========  ===========  ===========  ===========  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                    HORIZON LFG, INC.
                                               CONSOLIDATING BALANCE SHEET
                                                  AT SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                Horizon
                                     Horizon          Toro           Toro                                         LFG,
                                       LFG,        Partners,     Partners, LP   Total Before                      Inc.
                                       Inc.           LLC        (Consolidated) Eliminations   Eliminations   (Consolidated)
                                   -------------  -------------  -------------  -------------  -------------  -------------
ASSETS

PROPERTY, PLANT & EQUIPMENT                 $ -            $ -       $ 15,180       $ 15,180            $ -       $ 15,180
Less: Accumulated  DD&A                       -              -            902            902              -            902
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                              -              -         14,278         14,278              -         14,278
                                   -------------  -------------  -------------  -------------  -------------  -------------
CURRENT ASSETS:
Cash and Temporary Cash Investments         257            231          1,391          1,879              -          1,879
Notes Receivable - Intercompany          43,000              -              -         43,000        (43,000)             -
Accounts Receivable                           -              -          1,940          1,940              -          1,940
Accounts Receivable - Intercompany           62              -            543            605            (62)           543
Prepayments                                   -              -             76             76              -             76
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                         43,319            231          3,950         47,500        (43,062)         4,438
                                   -------------  -------------  -------------  -------------  -------------  -------------
OTHER ASSETS:
Investment in Associated Companies          146         42,552              -         42,698        (42,698)             -
Intangible Assets                             -              -         30,024         30,024              -         30,024
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                            146         42,552         30,024         72,722        (42,698)        30,024
                                   -------------  -------------  -------------  -------------  -------------  -------------
TOTAL ASSETS                           $ 43,465       $ 42,783       $ 48,252      $ 134,500      $ (85,760)      $ 48,740
                                   =============  =============  =============  =============  =============  =============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                                  1              -              -              1              -              1
Paid - in - Capital                       6,800              -         47,347         54,147        (47,347)         6,800
Earnings Reinvested in the Business      (3,979)         3,771           (273)          (481)        (3,498)        (3,979)
                                   -------------  -------------  -------------  -------------  -------------  -------------
Total Common Shareholder
Equity Before Items of Other
Comprehensive Income                      2,822          3,771         47,074         53,667        (50,845)         2,822
Accumulated Other
Comprehensive Income (Loss)              (4,094)        (4,053)        (4,094)       (12,241)         8,147         (4,094)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Total Capitalization                     (1,272)          (282)        42,980         41,426        (42,698)        (1,272)
                                   -------------  -------------  -------------  -------------  -------------  -------------

CURRENT AND ACCRUED LIABILITIES:
Accounts Payable                              -              -          1,243          1,243              3          1,246
Notes Payable - Intercompany             43,500         43,000              -         86,500        (43,000)        43,500
Accounts Payable - Intercompany             370             65             22            457            (65)           392
Fair Value of Derivative Financial Instruments-              -          6,761          6,761              -          6,761
Other Accruals and Current
Liabilities                              (1,028)             -              -         (1,028)             -         (1,028)
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                         42,842         43,065          8,026         93,933        (43,062)        50,871
                                   -------------  -------------  -------------  -------------  -------------  -------------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes         1,894              -         (2,754)          (860)             -           (860)
Other Deferred Credits                        1              -              -              1              -              1
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                          1,895              -         (2,754)          (859)             -           (859)
                                   -------------  -------------  -------------  -------------  -------------  -------------

TOTAL CAPITALIZATION & LIABILITIES     $ 43,465       $ 42,783       $ 48,252      $ 134,500      $ (85,760)      $ 48,740
                                   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                    HORIZON LFG, INC.
                                            CONSOLIDATING STATEMENT OF INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)
                                                                                                                 Horizon
                                     Horizon          Toro           Toro                                          LFG,
                                       LFG,        Partners,     Partners, LP   Total Before                       Inc.
                                       Inc.           LLC        (Consolidated) Eliminations   Eliminations   (Consolidated)
                                   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING REVENUE:                         $ -            $ -       $ 13,237       $ 13,237            $ -       $ 13,237
                                   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING EXPENSE:
Purchased Gas                                 -              -          5,992          5,992              -          5,992
Operation and Maintenance                   324              6          2,541          2,871              -          2,871
Property, Franchise & Other Taxes             3              -             47             50              -             50
Depreciation, Depletion and
Amortization                                  -              -          1,051          1,051              -          1,051
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                            327              6          9,631          9,964              -          9,964
                                   -------------  -------------  -------------  -------------  -------------  -------------
Operating Income (Loss)                    (327)            (6)         3,606          3,273              -          3,273
                                   -------------  -------------  -------------  -------------  -------------  -------------

OTHER INCOME (EXPENSE):
Unremitted Earnings/(Loss) of
Subsidiaries                              3,040          3,598              -          6,638         (6,638)             -
Interest - Intercompany                     589              -              -            589           (589)             -
Other Income                                  -              -             29             29              -             29
Interest - Intercompany                    (595)          (589)             -         (1,184)           589           (595)
Other Interest                              (58)             -              -            (58)             -            (58)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Income (Loss) Before
Income Taxes and
Minority Interest in
Foreign Subsidiary                        2,649          3,003          3,635          9,287         (6,638)         2,649
                                   -------------  -------------  -------------  -------------  -------------  -------------

Income Taxes                                837              -              -            837              -            837
                                   -------------  -------------  -------------  -------------  -------------  -------------

Net Income (Loss) Available
for Common Stock                        $ 1,812        $ 3,003        $ 3,635        $ 8,450       $ (6,638)       $ 1,812
                                   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2004, incorporated herein by reference.

                                                    HORIZON LFG, INC.
                              CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                 Horizon
                                     Horizon          Toro           Toro                                          LFG,
                                       LFG,        Partners,     Partners, LP   Total Before                       Inc.
EARNINGS REINVESTED IN THE BUSINESS    Inc.           LLC       (Consolidated)  Eliminations   Eliminations   (Consolidated)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Balance at Beginning of Year           $ (5,791)         $ 768        $ 1,118       $ (3,905)      $ (1,886)      $ (5,791)

Net Income (Loss) Available
for Common Stock                          1,812          3,003          3,635          8,450         (6,638)         1,812

Distributions                                 -              -         (5,026)        (5,026)         5,026              -
                                   -------------  -------------  -------------  -------------  -------------  -------------

Balance at End of Year                 $ (3,979)       $ 3,771         $ (273)        $ (481)      $ (3,498)      $ (3,979)
                                   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                    HORIZON LFG, INC.
                                     CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                 Horizon
                                     Horizon          Toro           Toro                                          LFG,
                                       LFG,        Partners,     Partners, LP   Total Before                       Inc.
                                       Inc.           LLC       (Consolidated)  Eliminations   Eliminations   (Consolidated)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Net Income (Loss) Available
for Common Stock                        $ 1,812        $ 3,003        $ 3,635        $ 8,450       $ (6,638)       $ 1,812
                                   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income,
Before Tax:
Unrealized Loss on Derivative
Financial Instruments Arising
During the Period                        (8,111)             -         (8,111)       (16,222)         8,111         (8,111)
Reclassification Adjustment for Realized
Gain on Derivative Financial
Instruments in Net Income                   (73)             -            (73)          (146)            73            (73)
                                   -------------  -------------  -------------  -------------  -------------  -------------
Other Comprehensive Loss,
 Before Tax                              (8,184)             -         (8,184)       (16,368)         8,184         (8,184)
Income Tax Benefit Related to Unrealized
Loss on Derivative Financial
Instruments Arising During the Period    (2,918)             -         (2,918)        (5,836)         2,918         (2,918)
Reclassification Adjustment for Income
Tax Benefit on Derivative Financial
Instruments Realized In Net Income          164              -            164            328           (164)           164
                                   -------------  -------------  -------------  -------------  -------------  -------------

Income Taxes - Net                       (2,754)             -         (2,754)        (5,508)         2,754         (2,754)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income               (5,430)             -         (5,430)       (10,860)         5,430         (5,430)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Comprehensive Income (Loss)            $ (3,618)       $ 3,003       $ (1,795)      $ (2,410)      $ (1,208)      $ (3,618)
                                   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                    HORIZON LFG, INC.
                                          CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)
                                                                                                                   Horizon
                                         Horizon         Toro          Toro                                         LFG,
                                          LFG,         Partners,    Partners, LP  Total Before                      Inc.
                                          Inc.            LLC      (Consolidated) Eliminations  Eliminations   (Consolidated)
                                       ------------   ------------  ------------  ------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                          $ 1,812        $ 3,003       $ 3,635       $ 8,450       $ (6,638)      $ 1,812
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating
Activities:
Unremitted Earnings of Subsidiaries,
Net of Cash Distributions                   (2,985)         1,847             -        (1,138)         1,138             -
Depreciation, Depletion &
Amortization                                     -              -         1,051         1,051              -         1,051
Deferred Income Taxes                        1,733              -             -         1,733              -         1,733
Other                                            -              -         1,498         1,498              -         1,498

Change in:
Receivables and Unbilled Utility
Revenue                                          2            208        (1,110)         (900)             -          (900)
Accounts Receivable - Intercompany             (15)             -          (364)         (379)            15          (364)
Prepayments                                      -              -           (76)          (76)             -           (76)
Accounts Payable                                 -              -         1,010         1,010              3         1,013
Accounts Payable - Intercompany                221             15            22           258            (18)          240
Other Accruals and Current Liabilities      (1,020)             -             -        (1,020)             -        (1,020)
Other Assets                                     -              -         1,155         1,155              -         1,155
Other Liabilities                                2              -        (2,275)       (2,273)             -        (2,273)
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Cash Provided by
Operating Activities                          (250)         5,073         4,546         9,369         (5,500)        3,869
                                       ------------   ------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                             -              -          (197)         (197)             -          (197)
Change in Notes Receivable-Intercompany      5,000              -             -         5,000         (5,000)            -
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Cash Provided by (Used in) Investing
Activities                                   5,000              -          (197)        4,803         (5,000)         (197)
                                       ------------   ------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable-Intercompany        (4,800)        (5,000)            -        (9,800)         5,000        (4,800)
Distributions Paid                               -              -        (5,500)       (5,500)         5,500             -
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Cash Used in Financing
Activities                                  (4,800)        (5,000)       (5,500)      (15,300)        10,500        (4,800)
                                       ------------   ------------  ------------  ------------  -------------  ------------

Effect of Exchange Rates on Cash                 -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Increase (Decrease) in Cash
and Temporary Cash Investments                 (50)            73        (1,151)       (1,128)             -        (1,128)

Cash and Temporary Cash Investments
at Beginning of Period                         307            158         2,542         3,007              -         3,007
                                       ------------   ------------  ------------  ------------  -------------  ------------

Cash and Temporary Cash Investments
at End of Period                             $ 257          $ 231       $ 1,391       $ 1,879            $ -       $ 1,879
                                       ============   ============  ============  ============  =============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                                               CONSOLIDATING BALANCE SHEET
                                                  AT SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                  Toro Energy    Toro Energy    Toro Energy    Toro Energy    Toro Energy     Toro Energy    Toro Energy    Toro Energy                                  Consolidated
                                       Toro       of Michigan, of Ohio-Statewide  of Ohio,     of Kentucky,   of Missouri,    of Maryland,   of Indiana, of Ohio-American, Total Before                      Toro
                                   Partners, LP       LLC            LLC            LLC            LLC            LLC             LLC            LLC            LLC        Eliminations   Eliminations   Partners, LP
                                   -------------  -----------  ---------------- -------------  -------------  -------------   -------------  ------------- --------------  -------------  -------------  -------------

ASSETS

PROPERTY, PLANT & EQUIPMENT                 $ 1        $ 1,915            $ -        $ 1,659        $ 1,888        $ 2,602         $ 2,128        $ 1,091        $ 3,896       $ 15,180            $ -       $ 15,180
Less: Accumulated  DD&A                       -            127              -            104            126            161             142             73            169            902              -            902
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                              1          1,788              -          1,555          1,762          2,441           1,986          1,018          3,727         14,278              -         14,278
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
CURRENT ASSETS:
Cash and Temporary Cash Investments      (1,139)           192             33            888            199            281             (73)           220            790          1,391              -          1,391
Accounts Receivable                           -             33             13            174            116            142             125            185          1,152          1,940              -          1,940
Accounts Receivable - Intercompany          543              -              -              -              -              -               -              -              -            543              -            543
Prepayments                                  16              -              -              -              -              -              60              -              -             76              -             76
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                           (580)           225             46          1,062            315            423             112            405          1,942          3,950              -          3,950
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
OTHER ASSETS:
Investment in Associated Companies       47,588              -              -              -              -              -               -              -              -         47,588        (47,588)             -
Intangible Assets                             -          2,443              -          4,770          2,013          3,542           2,168          4,185         10,903         30,024              -         30,024
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                         47,588          2,443              -          4,770          2,013          3,542           2,168          4,185         10,903         77,612        (47,588)        30,024
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
TOTAL ASSETS                           $ 47,009        $ 4,456           $ 46        $ 7,387        $ 4,090        $ 6,406         $ 4,266        $ 5,608       $ 16,572       $ 95,840      $ (47,588)      $ 48,252
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                                  -              -              -              -              -              -               -              -              -              -              -              -
Paid - in - Capital                      47,347          4,448            340          6,861          4,040          6,286           4,314          5,582         15,476         94,694        (47,347)        47,347
Earnings Reinvested in the Business        (273)             -           (295)           480            (37)            87             (71)             -             77            (32)          (241)          (273)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
Total Common Shareholder
Equity Before Items of Other
Comprehensive Income                     47,074          4,448             45          7,341          4,003          6,373           4,243          5,582         15,553         94,662        (47,588)        47,074
Accumulated Other
Comprehensive Income (Loss)              (4,094)             -              -              -              -              -               -              -              -         (4,094)             -         (4,094)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
Total Comprehen. Shareholders' Equity    42,980          4,448             45          7,341          4,003          6,373           4,243          5,582         15,553         90,568        (47,588)        42,980

Notes Payable-Intercompany                    -              -              -              -              -              -               -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Total Capitalization                     42,980          4,448             45          7,341          4,003          6,373           4,243          5,582         15,553         90,568        (47,588)        42,980
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

CURRENT AND ACCRUED LIABILITIES:
Accounts Payable                              -              8              1             46             87             33              23             26          1,019          1,243              -          1,243
Accounts Payable - Intercompany              22              -              -              -              -              -               -              -              -             22              -             22
Fair Value of Derivative
 Financial Instruments                    6,761              -              -              -              -              -               -              -              -          6,761              -          6,761
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                          6,783              8              1             46             87             33              23             26          1,019          8,026              -          8,026
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes        (2,754)             -              -              -              -              -               -              -              -         (2,754)             -         (2,754)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                         (2,754)             -              -              -              -              -               -              -              -         (2,754)             -         (2,754)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

TOTAL CAPITALIZATION & LIABILITIES     $ 47,009        $ 4,456           $ 46        $ 7,387        $ 4,090        $ 6,406         $ 4,266        $ 5,608       $ 16,572       $ 95,840      $ (47,588)      $ 48,252
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                                            CONSOLIDATING STATEMENT OF INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                  Toro Energy    Toro Energy    Toro Energy    Toro Energy    Toro Energy     Toro Energy    Toro Energy    Toro Energy                                  Consolidated
                                       Toro       of Michigan, of Ohio-Statewide of Ohio,     of Kentucky,   of Missouri,    of Maryland,   of Indiana,  of Ohio-American, Total Before                      Toro
                                   Partners, LP       LLC            LLC            LLC            LLC            LLC             LLC            LLC            LLC        Eliminations   Eliminations   Partners, LP
                                   -------------  ------------- --------------- -------------  -------------  -------------   -------------  ------------- --------------  -------------  -------------  -------------

OPERATING REVENUE:                         $ 73          $ 478          $ 132        $ 2,248          $ 937        $ 1,556           $ 659        $ 1,030        $ 6,124       $ 13,237            $ -       $ 13,237
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING EXPENSE:
Purchased Gas                                 -            214              -            446            237            426             202            452          4,015          5,992              -          5,992
Operation and Maintenance                   384             33             64            328            300            351             277            173            631          2,541              -          2,541
Property, Franchise & Other Taxes             -              -              -              -              -              -              47              -              -             47              -             47
Depreciation, Depletion and
Amortization                                  -             96            334             83             94            121             106             55            162          1,051              -          1,051
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                            384            343            398            857            631            898             632            680          4,808          9,631              -          9,631
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
Operating Income (Loss)                    (311)           135           (266)         1,391            306            658              27            350          1,316          3,606              -          3,606
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

OTHER INCOME:
Unremitted Earnings/(Loss) of
Subsidiary                                3,932              -              -              -              -              -               -              -              -          3,932         (3,932)             -
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Other                                        14              -              -              -              -              -               -              -             15             29              -             29
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                          3,946              -              -              -              -              -               -              -             15          3,961         (3,932)            29
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Net Income (Loss) Available
for Common Stock                        $ 3,635          $ 135         $ (266)       $ 1,391          $ 306          $ 658            $ 27          $ 350        $ 1,331        $ 7,567       $ (3,932)       $ 3,635
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2004, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                              CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                  Toro Energy    Toro Energy    Toro Energy    Toro Energy    Toro Energy     Toro Energy   Toro Energy    Toro Energy                                   Consolidated
EARNINGS REINVESTED IN                 Toro       of Michigan, of Ohio-Statewide  of Ohio,     of Kentucky,   of Missouri,    of Maryland,  of Indiana,  of Ohio-American, Total Before                      Toro
 THE BUSINESS                      Partners, LP       LLC            LLC            LLC            LLC            LLC             LLC           LLC            LLC         Eliminations   Eliminations   Partners, LP
                                   -------------  ------------- --------------- -------------  -------------  -------------   ------------- -------------  -------------   -------------  -------------  -------------

Balance at Beginning of Year            $ 1,118           $ 78           $ 53          $ 309           $ 63          $ 273            $ 19          $ 108            $ -        $ 2,021         $ (903)       $ 1,118

Net Income (Loss) Available
for Common Stock                          3,635            135           (266)         1,391            306            658              27            350          1,331          7,567         (3,932)         3,635

Distributions                            (5,026)          (213)           (82)        (1,220)          (406)          (844)           (117)          (458)        (1,254)        (9,620)         4,594         (5,026)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Balance at End of Year                   $ (273)           $ -         $ (295)         $ 480          $ (37)          $ 87           $ (71)           $ -           $ 77          $ (32)        $ (241)        $ (273)
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                                     CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                  Toro Energy    Toro Energy    Toro Energy    Toro Energy    Toro Energy     Toro Energy    Toro Energy    Toro Energy                                   Consolidated
                                       Toro       of Michigan, of Ohio-Statewide  of Ohio,     of Kentucky,   of Missouri,    of Maryland,   of Indiana,  of Ohio-American, Total Before                      Toro
                                   Partners, LP       LLC            LLC            LLC            LLC            LLC             LLC            LLC            LLC         Eliminations   Eliminations   Partners, LP
                                   -------------  ------------- --------------- -------------  -------------  -------------   -------------  ------------- ---------------  -------------  -------------  -------------

Net Income (Loss) Available
for Common Stock                        $ 3,635          $ 135         $ (266)       $ 1,391          $ 306          $ 658            $ 27          $ 350        $ 1,331        $ 7,567       $ (3,932)       $ 3,635
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income,
Before Tax:
Unrealized Loss on Derivative
Financial Instruments Arising
During the Period                        (8,111)             -              -              -              -              -               -              -              -         (8,111)             -         (8,111)
Reclassification Adjustment for Realized
Gain on Derivative Financial
Instruments in Net Income                   (73)             -              -              -              -              -               -              -              -            (73)             -            (73)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
Other Comprehensive Loss,
 Before Tax                              (8,184)             -              -              -              -              -               -              -              -         (8,184)             -         (8,184)
Income Tax Benefit Related to Unrealized
Loss on Derivative Financial
Instruments Arising During the Period    (2,918)             -              -              -              -              -               -              -              -         (2,918)             -         (2,918)
Reclassification Adjustment for Income
Tax Benefit on Derivative Financial
Instruments Realized In Net Income          164              -              -              -              -              -               -              -              -            164              -            164
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Income Taxes - Net                       (2,754)             -              -              -              -              -               -              -              -         (2,754)             -         (2,754)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Loss                 (5,430)             -              -              -              -              -               -              -              -         (5,430)             -         (5,430)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Comprehensive Income (Loss)            $ (1,795)         $ 135         $ (266)       $ 1,391          $ 306          $ 658            $ 27          $ 350        $ 1,331        $ 2,137       $ (3,932)      $ (1,795)
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                                          CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                     Toro Energy    Toro Energy    Toro Energy  Toro Energy    Toro Energy   Toro Energy   Toro Energy    Toro Energy                                  Consolidated
                                          Toro       of Michigan, of Ohio-Statewide  of,Ohio,   of Kentucky,   of Missouri,  of Maryland,  of Indiana,  of Ohio-American, Total Before                     Toro
                                       Partners, LP      LLC           LLC            LLC          LLC            LLC           LLC           LLC            LLC          Eliminations  Eliminations   Partners, LP
                                       ------------  ------------ ---------------  ------------ -------------  ------------  ------------  ------------- ---------------  ------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                          $ 3,635          $ 135        $ (266)      $ 1,391          $ 306         $ 658          $ 27          $ 350       $ 1,331       $ 7,567       $ (3,932)      $ 3,635
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating
Activities:
Unremitted (Earnings) Loss of Subsidiaries  (3,932)             -             -             -              -             -             -              -             -        (3,932)         3,932             -
Depreciation, Depletion &
Amortization                                     -             96           334            83             94           121           106             55           162         1,051              -         1,051
Other                                            -            130             -           255            108           190           106            234           475         1,498              -         1,498

Change in:
Receivables and Unbilled Utility
Revenue                                          -             20             4           (43)            12           106           (47)           (10)       (1,152)       (1,110)             -        (1,110)
Accounts Receivable - Intercompany            (364)             -             -             -              -             -             -              -             -          (364)             -          (364)
Gas Stored Underground
Prepayments                                    (16)             -             -             -              -             -           (60)             -             -           (76)                         (76)
Accounts Payable                                 -            (14)           (1)           15             (4)          (15)           14            (11)        1,026         1,010              -         1,010
Accounts Payable - Intercompany                 22              -             -             -              -             -             -              -             -            22                           22
Other Accruals and Current Liabilities
Other Assets                                 1,155              -             -             -              -             -             -              -             -         1,155              -         1,155
Other Liabilities                           (2,275)             -             -             -              -             -             -              -             -        (2,275)             -        (2,275)
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

Net Cash Provided by (Used in)
Operating Activities                        (1,775)           367            71         1,701            516         1,060           146            618         1,842         4,546              -         4,546
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                             -              -             -             -              -          (194)            -              -            (3)         (197)             -          (197)
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

Net Cash Used in Investing
Activities                                       -              -             -             -              -          (194)            -              -            (3)         (197)             -          (197)
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions                                 (432)          (358)          (85)       (1,220)          (466)         (844)         (304)          (537)       (1,254)       (5,500)                      (5,500)
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

Net Cash Used in Financing
Activities                                    (432)          (358)          (85)       (1,220)          (466)         (844)         (304)          (537)       (1,254)       (5,500)             -        (5,500)
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

Net Increase (Decrease) in Cash
and Temporary Cash Investments              (2,207)             9           (14)          481             50            22          (158)            81           585        (1,151)             -        (1,151)

Cash and Temporary Cash Investments
at Beginning of Period                       1,068            183            47           407            149           259            85            139           205         2,542              -         2,542
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

Cash and Temporary Cash Investments
at End of Period                          $ (1,139)         $ 192          $ 33         $ 888          $ 199         $ 281         $ (73)         $ 220         $ 790       $ 1,391            $ -       $ 1,391
                                       ============   ============  ============  ============  =============  ============  ============  =============  ============  ============  =============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                          HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                     CONSOLIDATING BALANCE SHEET
                                        AT SEPTEMBER 30, 2004
                                        (THOUSANDS OF DOLLARS)

                                    Horizon       Horizon
                                    Energy         Energy                                  Consolidated
                                  Development,    Holdings     Total Before                Horizon and
                                     Inc.       (Consolidated) Eliminations  Eliminations  Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------

ASSETS

PROPERTY, PLANT & EQUIPMENT              $ 57      $ 408,721     $ 408,778           $ -     $ 408,778
Less:  Accumulated DD&A                     8        180,865       180,873             -       180,873
                                  ------------  -------------  ------------  ------------  ------------
                                           49        227,856       227,905             -       227,905
                                  ------------  -------------  ------------  ------------  ------------
CURRENT ASSETS:
Cash and Temporary Cash Investments        25         28,332        28,357             -        28,357
Notes Receivable - Intercompany           300              -           300             -           300
Allowance for Uncollectible Accounts        -         (2,184)       (2,184)            -        (2,184)
Accounts Receivable - Intercompany        107             99           206          (149)           57
Accounts Receivable                       145          8,447         8,592             -         8,592
Materials and Supplies                      -          4,079         4,079             -         4,079
Prepayments                                96            626           722             -           722
                                  ------------  -------------  ------------  ------------  ------------
                                          673         39,399        40,072          (149)       39,923
                                  ------------  -------------  ------------  ------------  ------------
OTHER ASSETS:
Investment in Associated Companies    184,582              -       184,582      (184,582)            -
Other                                       -            284           284             -           284
Deferred Charges                            6              -             6             -             6
                                  ------------  -------------  ------------  ------------  ------------
                                      184,588            284       184,872      (184,582)          290
                                   ------------  -------------  ------------  ------------  ------------
TOTAL ASSETS                        $ 185,310      $ 267,539     $ 452,849    $ (184,731)    $ 268,118
                                  ============  =============  ============  ============  ============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                              $ 5            $ 2           $ 7          $ (2)          $ 5
Paid - in - Capital                    38,246        116,756       155,002      (116,756)       38,246
Earnings Reinvested in the Business   (17,227)        31,369        14,142       (31,369)      (17,227)
Accumulated Other Comprehen. Income    35,811         36,455        72,266       (36,455)       35,811
                                  ------------  -------------  ------------  ------------  ------------
Total Common Stock Equity              56,835        184,582       241,417      (184,582)       56,835
                                  ------------  -------------  ------------  ------------  ------------
Long-Term Debt, Net of Current
Portion                                     -          4,927         4,927             -         4,927
Notes Payable - Intercompany           89,770              -        89,770             -        89,770
                                  ------------  -------------  ------------  ------------  ------------

Total Capitalization                  146,605        189,509       336,114      (184,582)      151,532
                                  ------------  -------------  ------------  ------------  ------------
Minority Interest in Foreign
Subsidiaries                                -         37,048        37,048             -        37,048
                                  ------------  -------------  ------------  ------------  ------------

CURRENT AND ACCRUED LIABILITIES:
Notes Payable - Intercompany           34,700              -        34,700             -        34,700
Current Portion of Long-Term Debt           -          4,927         4,927             -         4,927
Accounts Payable                          134         13,052        13,186             -        13,186
Accounts Payable - Intercompany         3,664             50         3,714          (149)        3,565
Other Accruals and Current
Liabilities                             1,047          1,492         2,539             -         2,539
                                  ------------  -------------  ------------  ------------  ------------
                                       39,545         19,521        59,066          (149)       58,917
                                  ------------  -------------  ------------  ------------  ------------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes      (3,280)        20,806        17,526             -        17,526
Other Deferred Credits                  2,440            655         3,095             -         3,095
                                  ------------  -------------  ------------  ------------  ------------
                                         (840)        21,461        20,621             -        20,621
                                  ------------  -------------  ------------  ------------  ------------

TOTAL CAPITALIZATION & LIABILITIES  $ 185,310      $ 267,539     $ 452,849    $ (184,731)    $ 268,118
                                  ============  =============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                          HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                  CONSOLIDATING STATEMENT OF INCOME
                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                        (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy                             Consolidated
                                  Development,    Holdings     Total Before  Eliminations  Horizon and
                                     Inc.       (Consolidated) Eliminations    (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------

OPERATING REVENUE:                      $ 117      $ 123,512     $ 123,629        $ (204)    $ 123,425
                                  ------------  -------------  ------------  ------------  ------------

OPERATING EXPENSE:
Fuel Used in Heat and
Electric Generation                         -         65,723        65,723             -        65,723
Operation and Maintenance               4,695         27,993        32,688          (204)       32,484
Property, Franchise & Other Taxes          24          3,133         3,157             -         3,157
Depreciation, Depletion and
Amortization                              (12)        15,269        15,257             -        15,257

                                  ------------  -------------  ------------  ------------  ------------
                                        4,707        112,118       116,825          (204)      116,621
                                  ------------  -------------  ------------  ------------  ------------
Operating Income (Loss)                (4,590)        11,394         6,804             -         6,804
                                  ------------  -------------  ------------  ------------  ------------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
Subsidiaries                           11,870              -        11,870       (11,870)            -
Interest - Intercompany                     4              -             4             -             4
Other Income                               16          2,035         2,051             -         2,051
Interest on Long-Term Debt                  -           (837)         (837)            -          (837)
Interest-Intercompany                  (5,891)             -        (5,891)            -        (5,891)
Other Interest                           (352)             -          (352)            -          (352)
                                  ------------  -------------  ------------  ------------  ------------

Income (Loss) Before
Income Taxes and
and Minority Interest in
Foreign Subsidiaries                    1,057         12,592        13,649       (11,870)        1,779
                                  ------------  -------------  ------------  ------------  ------------

Income Taxes                           (4,926)        (1,211)       (6,137)            -        (6,137)
Minority Interest in
Foreign Subsidiaries                        -         (1,933)       (1,933)            -        (1,933)
                                  ------------  -------------  ------------  ------------  ------------

Net Income (Loss) Available
for Common Stock                      $ 5,983       $ 11,870      $ 17,853     $ (11,870)      $ 5,983
                                  ============  =============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                          HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                        (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy                             Consolidated
EARNINGS REINVESTED               Development,    Holdings     Total Before  Eliminations  Horizon and
IN THE BUSINESS                      Inc.       (Consolidated) Eliminations    (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------

Balance at Beginning of Year        $ (23,210)      $ 19,499      $ (3,711)    $ (19,499)    $ (23,210)

Net Income (Loss) Available
for Common Stock                        5,983         11,870        17,853       (11,870)        5,983

                                  ------------  -------------  ------------  ------------  ------------

Balance at End of Year              $ (17,227)      $ 31,369      $ 14,142     $ (31,369)    $ (17,227)
                                  ============  =============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                          HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                        (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy Total Before                Consolidated
                                  Development,    Holdings     Eliminations  Eliminations  Horizon and
                                     Inc.       (Consolidated) & Adjustments   (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------

Net Income (Loss) Available for
Common Stock                          $ 5,983       $ 11,870      $ 17,853     $ (11,870)      $ 5,983
                                  ------------  -------------  ------------  ------------  ------------

Other Comprehensive Income (Loss) :
Foreign Currency Translation
Adjustment                             13,989         13,989        27,978       (13,989)       13,989
                                  ------------  -------------  ------------  ------------  ------------

Other Comprehensive Income (Loss)      13,989         13,989        27,978       (13,989)       13,989
                                  ------------  -------------  ------------  ------------  ------------

Comprehensive Income (Loss)          $ 19,972       $ 25,859      $ 45,831     $ (25,859)     $ 19,972
                                  ============  =============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                          HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                CONSOLIDATING STATEMENT OF CASH FLOWS
                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                        (THOUSANDS OF DOLLARS)

                                     Horizon
                                     Energy      Horizon EnergyTotal Before                Consolidated
                                   Development,   Holdings     Eliminations  Eliminations  Horizon and
                                      Inc.       (Consolidated)& Adjustments & Adjustments Subsidiaries
                                   ------------  --------------------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                      $ 5,983      $ 11,870      $ 17,853     $ (11,870)      $ 5,983
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
Unremitted Earnings of Subsidiaries    (11,870)            -       (11,870)       11,870             -
Depreciation, Depletion &
  Amortization                             (12)       15,269        15,257             -        15,257
Deferred Income Taxes                   (1,198)       (3,505)       (4,703)            -        (4,703)
Minority Interest in Foreign
  Subsidiaries                               -         1,933         1,933             -         1,933
Other                                        -          (420)         (420)            -          (420)

Change in:
Accounts Receivable - Intercompany         (85)            -           (85)           50           (35)
Receivables and Unbilled Utility
  Revenue                                  (72)         (811)         (883)            -          (883)
Material and Supplies                        -           (25)          (25)            -           (25)
Prepayments                                (97)         (513)         (610)            -          (610)
Accounts Payable                            22        (1,619)       (1,597)          (35)       (1,632)
Accounts Payable - Intercompany            935            15           950           (15)          935
Other Accruals and Current
  Liabilities                              881           608         1,489             -         1,489
Other Assets                                26            76           102             -           102
Other Liabilities                          113            (7)          106             -           106
                                   ------------  ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
Operations                              (5,374)       22,871        17,497             -        17,497
                                   ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                       (48)       (7,450)       (7,498)            -        (7,498)
Change in Notes Receivable - Intercompany  300             -           300             -           300
Other                                        -         1,011         1,011             -         1,011
                                   ------------  ------------  ------------  ------------  ------------
Net Cash Provided by (Used In)
Investing  Activities                      252        (6,439)       (6,187)            -        (6,187)
                                   ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable - Intercompany   5,000             -         5,000             -         5,000
Reduction of Long-Term Debt                  -        (8,540)       (8,540)            -        (8,540)
                                   ------------  ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
Financing Activities                     5,000        (8,540)       (3,540)            -        (3,540)
                                   ------------  ------------  ------------  ------------  ------------

Effect of Exchange Rates on Cash             -         2,248         2,248             -         2,248
                                   ------------  ------------  ------------  ------------  ------------

Net Increase (Decrease) in Cash
and Temporary Cash Investments            (122)       10,140        10,018             -        10,018

Cash and Temporary Cash Investments
of Beginning of Period                     147        18,192        18,339             -        18,339
                                   ------------  ------------  ------------  ------------  ------------

Cash and Temporary Cash
Investments at End of Year                $ 25      $ 28,332      $ 28,357           $ -      $ 28,357
                                   ============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                     HORIZON ENERGY HOLDINGS
                                   CONSOLIDATING BALANCE SHEET
                                      AT SEPTEMBER 30, 2004
                                      (THOUSANDS OF DOLLARS)

                                                                                          Consolidated
                                  Horizon    Horizon Energy                                 Horizon
                                   Energy    Development B.V. Total Before               Energy Holdings
                                  Holdings    (Consolidated)  Eliminations Eliminations  and Subsidiaries
                                 ----------  ---------------  ------------ ------------  ----------------

ASSETS

PROPERTY, PLANT & EQUIPMENT             $ -     $ 408,721     $ 408,721          $ -     $ 408,721
Less:  Accumulated DD&A                   -       180,865       180,865            -       180,865
                                 -----------  ------------   -----------  -----------   -----------
                                          -       227,856       227,856            -       227,856
                                 -----------  ------------   -----------  -----------   -----------
CURRENT ASSETS:
Cash and Temporary Cash Investments       -        28,332        28,332            -        28,332
Allowance for Uncollectible Accounts      -        (2,184)       (2,184)           -        (2,184)
Accounts Receivable - Intercompany        -            99            99            -            99
Accounts Receivable                       -         8,447         8,447            -         8,447
Materials and Supplies                    -         4,079         4,079            -         4,079
Prepayments                               -           626           626            -           626
                                 -----------  ------------   -----------  -----------   -----------
                                          -        39,399        39,399            -        39,399
                                 -----------  ------------   -----------  -----------   -----------
OTHER ASSETS:
Investment in Associated Companies  185,042             -       185,042     (185,042)            -
Other Assets                              -           284           284            -           284
                                 -----------  ------------   -----------  -----------   -----------
                                    185,042           284       185,326     (185,042)          284
                                 -----------  ------------   -----------  -----------   -----------
TOTAL ASSETS                      $ 185,042     $ 267,539     $ 452,581   $ (185,042)    $ 267,539
                                 ===========  ============   ===========  ===========   ===========

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                            $ 2          $ 29          $ 31        $ (29)          $ 2
Paid - in - Capital                 116,756       111,621       228,377     (111,621)      116,756
Earnings Reinvested in the Business  31,369        37,579        68,948      (37,579)       31,369
Accumulated Other Comprehen. Income  36,455        35,813        72,268      (35,813)       36,455
                                 -----------  ------------   -----------  -----------   -----------
Total Common Stock Equity           184,582       185,042       369,624     (185,042)      184,582
                                 -----------  ------------   -----------  -----------   -----------
Long-Term Debt, Net of Current
Portion                                   -         4,927         4,927            -         4,927
                                 -----------  ------------   -----------  -----------   -----------

Total Capitalization                184,582       189,969       374,551     (185,042)      189,509
                                 -----------  ------------   -----------  -----------   -----------
Minority Interest in Foreign
Subsidiaries                              -        37,048        37,048            -        37,048
                                 -----------  ------------   -----------  -----------   -----------

CURRENT AND ACCRUED LIABILITIES:
Current Portion of Long-Term Debt         -         4,927         4,927            -         4,927
Accounts Payable                          -        13,052        13,052            -        13,052
Accounts Payable - Intercompany           -            50            50            -            50
Other Accruals and Current
Liabilities                             461         1,031         1,492            -         1,492
                                 -----------  ------------   -----------  -----------   -----------
                                        461        19,060        19,521            -        19,521
                                 -----------  ------------   -----------  -----------   -----------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes        (1)       20,807        20,806            -        20,806
Other Deferred Credits                    -           655           655            -           655
                                 -----------  ------------   -----------  -----------   -----------
                                         (1)       21,462        21,461            -        21,461
                                 -----------  ------------   -----------  -----------   -----------

TOTAL CAPITALIZATION
 & LIABILITIES                    $ 185,042     $ 267,539     $ 452,581   $ (185,042)    $ 267,539
                                 ===========  ============   ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                     HORIZON ENERGY HOLDINGS
                                CONSOLIDATING STATEMENT OF INCOME
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                      (THOUSANDS OF DOLLARS)

                                                                                          Consolidated
                                  Horizon     Horizon Energy                             Horizon Energy
                                   Energy     Development B.V. Total Before Eliminations  Holdings and
                                  Holdings     (Consolidated)  Eliminations   (Dr) Cr     Subsidiaries
                                 -----------  ---------------  ------------ ------------  -------------

OPERATING REVENUE:                      $ -     $ 123,512       $ 123,512          $ -     $ 123,512
                                 -----------  ------------     -----------  -----------   -----------

OPERATING EXPENSE:
Fuel Used in Heat and
Electric Generation                       -        65,723          65,723            -        65,723
Operation                                 -        27,993          27,993            -        27,993
Property, Franchise & Other Taxes         -         3,133           3,133            -         3,133
Depreciation, Depletion and
Amortization                              -        15,269          15,269            -        15,269
                                 -----------  ------------     -----------  -----------   -----------
                                          -       112,118         112,118            -       112,118
                                 -----------  ------------     -----------  -----------   -----------
Operating Income (Loss)                   -        11,394          11,394            -        11,394
                                 -----------  ------------     -----------  -----------   -----------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
Subsidiaries                         12,330             -          12,330      (12,330)            -
Other Income                              -         2,035           2,035            -         2,035
Interest on Long-Term Debt                -          (837)           (837)           -          (837)
                                 -----------  ------------     -----------  -----------   -----------

Income (Loss) Before
Income Taxes and
and Minority Interest in
Foreign Subsidiaries                 12,330        12,592          24,922      (12,330)       12,592
                                 -----------  ------------     -----------  -----------   -----------

Income Taxes                            460        (1,671)         (1,211)           -        (1,211)
Minority Interest in
Foreign Subsidiaries                      -        (1,933)         (1,933)           -        (1,933)
                                 -----------  ------------     -----------  -----------   -----------

Net Income (Loss) Available
for Common Stock                   $ 11,870      $ 12,330        $ 24,200    $ (12,330)     $ 11,870
                                 ===========  ============     ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                     HORIZON ENERGY HOLDINGS
                  CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                      (THOUSANDS OF DOLLARS)

                                                                                        Consolidated
                                  Horizon    Horizon Energy                            Horizon Energy
EARNINGS REINVESTED                Energy    Development B.V. Total Before Eliminations  Holdings and
IN THE BUSINESS                   Holdings    (Consolidated)  Eliminations   (Dr) Cr     Subsidiaries
                                 ----------- ---------------  ------------ ------------ -------------

Balance at Beginning of Year       $ 19,499      $ 25,249      $ 44,748    $ (25,249)     $ 19,499

Net Income (Loss) Available
for Common Stock                     11,870        12,330        24,200      (12,330)       11,870
                                 -----------  ------------   -----------  -----------   -----------

Balance at End of Year             $ 31,369      $ 37,579      $ 68,948    $ (37,579)     $ 31,369
                                 ===========  ============   ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                     HORIZON ENERGY HOLDINGS
                         CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                      (THOUSANDS OF DOLLARS)

                                                                                          Consolidated
                                  Horizon    Horizon Energy   Total Before               Horizon Energy
                                   Energy    Development B.V. Eliminations  Eliminations  Holdings and
                                  Holdings    (Consolidated)  & Adjustments   (Dr) Cr     Subsidiaries
                                 ----------- --------------   ------------- ------------ -------------

Net Income (Loss) Available for
Common Stock                       $ 11,870      $ 12,330      $ 24,200    $ (12,330)     $ 11,870
                                 -----------  ------------   -----------  -----------   -----------

Other Comprehensive Income (Loss) :
Foreign Currency Translation
Adjustment                           13,989        13,989        27,978      (13,989)       13,989
                                 -----------  ------------   -----------  -----------   -----------

Other Comprehensive Income (Loss)    13,989        13,989        27,978      (13,989)       13,989
                                 -----------  ------------   -----------  -----------   -----------

Comprehensive Income (Loss)        $ 25,859      $ 26,319      $ 52,178    $ (26,319)     $ 25,859
                                 ===========  ============   ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                   HORIZON ENERGY HOLDINGS
                            CONSOLIDATING STATEMENT OF CASH FLOWS
                         FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                    (THOUSANDS OF DOLLARS)

                                                                                       Consolidated
                                 Horizon  Horizon Energy   Total Before               Horizon Energy
                                  Energy  Development B.V. Eliminations                Holdings and
                                 Holdings  (Consolidated)  &Adjustments Eliminations  Subsidiaries
                                --------- ---------------- ------------- ------------ -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                 $ 11,870     $ 12,330     $ 24,200      $ (12,330)    $ 11,870
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
Unremitted Earn. of Subsidiaries   (12,330)           -      (12,330)        12,330            -
Depreciation, Depletion &
  Amortization                           -       15,269       15,269              -       15,269
Deferred Income Taxes                    -       (3,505)      (3,505)             -       (3,505)
Minority Interest in Foreign
  Subsidiaries                           -        1,933        1,933              -        1,933
Other                                    -         (420)        (420)             -         (420)

Change in:
Receivables and Unbilled Utility
  Revenue                                -         (811)        (811)             -         (811)
Material and Supplies                    -          (25)         (25)             -          (25)
Prepayments                              -         (513)        (513)             -         (513)
Accounts Payable                         -       (1,619)      (1,619)             -       (1,619)
Accounts Payable - Intercompany          -           15           15              -           15
Other Accruals and Current
  Liabilities                          460          148          608              -          608
Other Assets                             -           76           76              -           76
Other Liabilities                        -           (7)          (7)             -           (7)
                                -----------  -----------  -----------    -----------  -----------

Net Cash Provided by (Used in)
Operations                               -       22,871       22,871              -       22,871
                                -----------  -----------  -----------    -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                     -       (7,450)      (7,450)             -       (7,450)
Other                                    -        1,011        1,011              -        1,011
                                -----------  -----------  -----------    -----------  -----------
Net Cash Provided by (Used In)
Investing  Activities                    -       (6,439)      (6,439)             -       (6,439)
                                -----------  -----------  -----------    -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Reduction of Long-Term Debt              -       (8,540)      (8,540)             -       (8,540)
                                -----------  -----------  -----------    -----------  -----------

Net Cash Provided by (Used in)
Financing Activities                     -       (8,540)      (8,540)             -       (8,540)
                                -----------  -----------  -----------    -----------  -----------

Effect of Exchange Rates on Cash         -        2,248        2,248              -        2,248
                                -----------  -----------  -----------    -----------  -----------

Net Increase (Decrease) in Cash
and Temporary Cash Investments           -       10,140       10,140              -       10,140

Cash and Temporary Cash Investments
of Beginning of Period                   -       18,192       18,192              -       18,192
                                -----------  -----------  -----------    -----------  -----------

Cash and Temporary Cash
Investments at End of Year             $ -     $ 28,332     $ 28,332            $ -     $ 28,332
                                ===========  ===========  ===========    ===========  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                            HORIZON ENERGY DEVELOPMENT, B.V.
                                              CONSOLIDATING BALANCE SHEET
                                                 AT SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                               United
                                             Energy, a.s.                      Horizon Energy                              Consolidated
                                                (UE)         Horizon Energy     Bulgaria Ltd.  Total Before                Horizon B.V.
                                Horizon B.V.(Consolidated) Development, s.r.o. (Consolidated)  Eliminations  Eliminations and Subsidiaries
                                -----------  ------------- ------------------- --------------  ------------- -----------  ----------------

ASSETS

PROPERTY, PLANT & EQUIPMENT            $ -    $ 408,505            $ 216               $ -       $ 408,721         $ -       $ 408,721
Less:  Accumulated DD&A                  -      180,662              203                 -         180,865           -         180,865
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
                                         -      227,843               13                 -         227,856           -         227,856
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
CURRENT ASSETS:
Cash and Temporary Cash Investments     58       26,966            1,233                75          28,332           -          28,332
Allowance for Uncollectible Accounts     -       (2,184)               -                 -          (2,184)          -          (2,184)
Accounts Receivable - Intercompany     400            -              294                 -             694        (595)             99
Accounts Receivable                      3        8,467              (23)                -           8,447           -           8,447
Materials and Supplies                   -        4,079                -                 -           4,079           -           4,079
Prepayments                              -          595                5                26             626           -             626
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
                                       461       37,923            1,509               101          39,994        (595)         39,399
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
OTHER ASSETS:
Investment in Associated Companies 184,687            -                -                 -         184,687    (184,687)              -
Other Assets                           (40)         324                -                 -             284           -             284
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
                                   184,647          324                -                 -         184,971    (184,687)            284
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
TOTAL ASSETS                     $ 185,108    $ 266,090          $ 1,522             $ 101       $ 452,821   $ (185,282)     $ 267,539
                                ===========  ===========    =============        ==========      ==========  ==========     ===========

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                          $ 29     $ 59,770         $ (1,246)             $ 50        $ 58,603   $ (58,574)           $ 29
Paid - in - Capital                111,621       50,822            1,487                 -         163,930     (52,309)        111,621
Earnings Reinvest. in the Business  37,579       37,299              676              (415)         75,139     (37,560)         37,579
Accumulated Other Comprehen. Income 35,813       35,723              525                (4)         72,057     (36,244)         35,813
                                -----------  -----------    -------------        ----------      ----------  ----------    -----------
Total Common Stock Equity          185,042      183,614            1,442              (369)        369,729    (184,687)        185,042
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
Long-Term Debt, Net of Current
Portion                                  -        4,927                -                 -           4,927           -           4,927
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------

Total Capitalization               185,042      188,541            1,442              (369)        374,656    (184,687)        189,969
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
Minority Interest in Foreign
Subsidiaries                             -       37,048                -                 -          37,048           -          37,048
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------

CURRENT AND ACCRUED LIABILITIES:
Current Portion of Long-Term Debt        -        4,927                -                 -           4,927           -           4,927
Accounts Payable                         1       13,000               54                (9)         13,046           6          13,052
Accounts Payable - Intercompany         56          116                -               479             651        (601)             50
Other Accruals and Current
Liabilities                              9          996               26                 -           1,031           -           1,031
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
                                        66       19,039               80               470          19,655        (595)         19,060
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes        -       20,807                -                 -          20,807           -          20,807
Other Deferred Credits                   -          655                -                 -             655           -             655
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------
                                         -       21,462                -                 -          21,462           -          21,462
                                -----------  -----------    -------------        ----------      ----------  ----------     -----------

TOTAL CAPITALIZATION
 & LIABILITIES                   $ 185,108    $ 266,090          $ 1,522             $ 101       $ 452,821   $ (185,282)     $ 267,539
                                ===========  ===========    =============        ==========      ==========  ==========     ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                            HORIZON ENERGY DEVELOPMENT, B.V.
                                           CONSOLIDATING STATEMENT OF INCOME
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                                              Horizon Energy                             Consolidated
                                                 UE         Horizon Energy     Bulgaria Ltd. Total Before Eliminations   Horizon B.V.
                                Horizon B.V.(Consolidated)Development, s.r.o. (Consolidated) Eliminations   (Dr) Cr    and Subsidiaries
                                -----------  ------------ ------------------- -------------- ------------ ------------ -----------------

OPERATING REVENUE:                     $ -    $ 123,425          $ 1,245              $ -    $ 124,670      $ (1,158)      $ 123,512
                                -----------  -----------    -------------       ----------   ----------    ----------     -----------

OPERATING EXPENSE:
Fuel Used in Heat and
Electric Generation                      -       65,723                -                -       65,723             -          65,723
Operation and Maintenance               64       27,680              986              421       29,151        (1,158)         27,993
Property, Franchise & Other Taxes        -        2,993              140                -        3,133             -           3,133
Depreciation, Depletion and
Amortization                             -       15,262                7                -       15,269             -          15,269
                                -----------  -----------    -------------       ----------   ----------    ----------     -----------
                                        64      111,658            1,133              421      113,276        (1,158)        112,118
                                -----------  -----------    -------------       ----------   ----------    ----------     -----------
Operating Income (Loss)                (64)      11,767              112             (421)      11,394             -          11,394
                                -----------  -----------    -------------       ----------   ----------    ----------     -----------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
Subsidiaries                        12,360            -                -                -       12,360       (12,360)              -
Other Income                            30        1,968               22               15        2,035             -           2,035
Interest on Long-Term Debt               -         (837)               -                -         (837)            -            (837)
Interest - Intercompany                  4            -                -               (4)           -             -               -
                                -----------  -----------    -------------       ----------   ----------    ----------     -----------

Income (Loss) Before
Income Taxes and
and Minority Interest in
Foreign Subsidiaries                12,330       12,898              134             (410)      24,952       (12,360)         12,592
                                -----------  -----------    -------------       ----------   ----------    ----------     -----------

Income Taxes                             -       (1,708)              32                5       (1,671)            -          (1,671)
Minority Interest in
Foreign Subsidiaries                     -       (1,933)               -                -       (1,933)            -          (1,933)
                                -----------  -----------    -------------       ----------   ----------    ----------     -----------

Net Income (Loss) Available
for Common Stock                  $ 12,330     $ 12,673            $ 102           $ (415)    $ 24,690     $ (12,360)       $ 12,330
                                ===========  ===========    =============       ==========   ==========    ==========     ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                            HORIZON ENERGY DEVELOPMENT, B.V.
                             CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                                              Horizon Energy                            Consolidated
EARNINGS REINVESTED                              UE         Horizon Energy     Bulgaria Ltd. Total Before Eliminations   Horizon B.V.
IN THE BUSINESS                 Horizon B.V.(Consolidated) Development, s.r.o. (Consolidated Eliminations    (Dr) Cr   and Subsidiaries
                                -----------  ------------  ------------------  ------------- ------------ ------------ ----------------

Balance at Beginning of Year      $ 25,249     $ 24,626             $ 574             $ -     $ 50,449     $ (25,200)     $ 25,249

Net Income (Loss) Available
for Common Stock                    12,330       12,673               102            (415)      24,690       (12,360)       12,330
                                -----------  -----------     -------------        --------   ----------    ----------   -----------

Balance at End of Year            $ 37,579     $ 37,299             $ 676          $ (415)    $ 75,139     $ (37,560)     $ 37,579
                                ===========  ===========     =============       =========   ==========    ==========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                            HORIZON ENERGY DEVELOPMENT, B.V.
                                    CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                 (THOUSANDS OF DOLLARS)

                                                                              Horizon Energy                             Consolidated
                                                 UE         Horizon Energy     Bulgaria Ltd.  Total Before Eliminations   Horizon B.V.
                                Horizon B.V.(Consolidated) Development, s.r.o. (Consolidated) Eliminations    (Dr) Cr   and Subsidiaries
                                -----------  ------------  -------------------  ------------- ------------ ------------ ----------------

Net Income (Loss) Available for
Common Stock                      $ 12,330     $ 12,673              $ 102           $ (415)      $ 24,690   $ (12,360)      $ 12,330
                                -----------  -----------      -------------       ----------     ----------  ----------    -----------

Other Comprehensive Income (Loss):
Foreign Currency Translation
Adjustment                          13,989       13,962                 97               (4)        28,044     (14,055)        13,989
                                -----------  -----------      -------------       ----------     ----------  ----------    -----------

Other Comprehensive Income (Loss)   13,989       13,962                 97               (4)        28,044     (14,055)        13,989
                                -----------  -----------      -------------       ----------     ----------  ----------    -----------

Comprehensive Income (Loss)       $ 26,319     $ 26,635              $ 199           $ (419)      $ 52,734   $ (26,415)      $ 26,319
                                ===========  ===========      =============       ==========     ==========  ==========    ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                             HORIZON ENERGY DEVELOPMENT, B.V.
                                           CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                                  (THOUSANDS OF DOLLARS)

                                                                          Horizon Energy                            Consolidated
                                                  UE        Horizon Energy Bulgaria Ltd. Total Before                Horizon B.V.
                                 Horizon B.V.(Consolidated) Development,  (Consolidated) Eliminations Eliminations and Subsidiaries
                                 -----------  ------------  ------------- -------------  ------------ ------------ ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                  $ 12,330     $ 12,673         $ 102       $ (415)       $ 24,690    $ (12,360)     $ 12,330
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
Unremitted Earnings of Subsidiaries (12,360)           -             -            -         (12,360)      12,360             -
Depreciation, Depletion &
  Amortization                            -       15,262             7            -          15,269            -        15,269
Deferred Income Taxes                     -       (3,503)           (2)           -          (3,505)           -        (3,505)
Minority Interest in Foreign
  Subsidiaries                            -        1,933             -            -           1,933            -         1,933
Other                                     -         (420)            -            -            (420)           -          (420)

Change in:
Accounts Receivable - Intercompany     (400)           -          (115)           -            (515)         515             -
Receivables and Unbilled Utility
  Revenue                                (4)        (830)           23            -            (811)           -          (811)
Material and Supplies                     -          (25)            -            -             (25)           -           (25)
Prepayments                               -         (486)           (1)         (26)           (513)           -          (513)
Accounts Payable                          6       (1,582)            2           (9)         (1,583)         (36)       (1,619)
Accounts Payable - Intercompany          15            -             -          479             494         (479)           15
Other Accruals and Current
  Liabilities                             -          107            41            -             148            -           148
Other Assets                              -           76             -            -              76            -            76
Other Liabilities                         -           (7)            -            -              (7)           -            (7)
                                 -----------  -----------   ------------------------     -----------  -----------  ------------

Net Cash Provided by (Used in)
Operations                             (413)      23,198            57           29          22,871            -        22,871
                                 -----------  -----------   ------------------------     -----------  -----------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                      -       (7,450)            -            -          (7,450)           -        (7,450)
Investment in Associated Companies      (50)           -             -            -             (50)          50             -
Other                                     -          735           276            -           1,011            -         1,011
                                 -----------  -----------   ------------------------     -----------  -----------  ------------
Net Cash Provided by (Used In)
Investing  Activities                   (50)      (6,715)          276            -          (6,489)          50        (6,439)
                                 -----------  -----------   ------------------------     -----------  -----------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Return of Capital                         -            -             -           50              50          (50)            -
Reduction of Long-Term Debt               -       (8,540)            -            -          (8,540)           -        (8,540)
                                 -----------  -----------   ------------------------     -----------  -----------  ------------

Net Cash Provided by (Used in)
Financing Activities                      -       (8,540)            -           50          (8,490)         (50)       (8,540)
                                 -----------  -----------   ------------------------     -----------  -----------  ------------

Effect of Exchange Rates on Cash        (65)       2,231            86           (4)          2,248            -         2,248
                                 -----------  -----------   ------------------------     -----------  -----------  ------------

Net Increase (Decrease) in Cash
and Temporary Cash Investments         (528)      10,174           419           75          10,140            -        10,140

Cash and Temporary Cash Investments
of Beginning of Period                  586       16,792           814            -          18,192            -        18,192
                                 -----------  -----------   -----------  -----------     -----------  -----------  ------------

Cash and Temporary Cash
Investments at End of Year             $ 58     $ 26,966       $ 1,233         $ 75        $ 28,332          $ -      $ 28,332
                                 ===========  ===========   ===========  ===========     ===========  ===========  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                              UNITED ENERGY, a.s.
                                          CONSOLIDATING BALANCE SHEET
                                             AT SEPTEMBER 30, 2004
                                             (THOUSANDS OF DOLLARS)

                                                                                                      Consolidated
                                                 Teplarna                  Total Before                  UE and
                                      UE          Liberec        ENOP      Eliminations Eliminations  Subsidiaries
                                  -----------   ------------  -----------  -----------  ------------  -----------

ASSETS

PROPERTY, PLANT & EQUIPMENT        $ 381,825       $ 26,634         $ 46    $ 408,505           $ -    $ 408,505
Less:  Accumulated DD&A              169,971         10,664           27      180,662             -      180,662
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                     211,854         15,970           19      227,843             -      227,843
                                  -----------   ------------  -----------  -----------  ------------  -----------
CURRENT ASSETS:
Cash and Temporary Cash Investments   26,228            340          398       26,966             -       26,966
Allowance for Uncollectible Accounts  (1,549)          (630)          (5)      (2,184)            -       (2,184)
Accounts Receivable                    6,196          2,265            6        8,467             -        8,467
Materials and Supplies                 3,849            230            -        4,079             -        4,079
Prepayments                              584             11            -          595             -          595
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      35,308          2,216          399       37,923             -       37,923
                                  -----------   ------------  -----------  -----------  ------------  -----------
OTHER ASSETS:
Investment in Associated Companies    12,199              -            -       12,199       (12,199)           -
Other Assets                             239             85            -          324             -          324
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      12,438             85            -       12,523       (12,199)         324
                                  -----------   ------------  -----------  -----------  ------------  -----------
TOTAL ASSETS                       $ 259,600       $ 18,271        $ 418    $ 278,289     $ (12,199)   $ 266,090
                                  ===========   ============  ===========  ===========  ============  ===========

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                        $ 59,770       $ 17,004          $ 3     $ 76,777     $ (17,007)    $ 59,770
Paid - in - Capital                   50,822         (5,723)         883       45,982         4,840       50,822
Earnings Reinvested in the Business   37,299           (619)        (551)      36,129         1,170       37,299
Accumulated Other Comprehen.Income    35,723          1,143           59       36,925        (1,202)      35,723
                                  -----------   ------------  -----------  -----------  ------------  -----------
Total Common Stock Equity            183,614         11,805          394      195,813       (12,199)     183,614
                                  -----------   ------------  -----------  -----------  ------------  -----------
Long-Term Debt, Net of Current
Portion                                4,927              -            -        4,927             -        4,927
                                  -----------   ------------  -----------  -----------  ------------  -----------

Total Capitalization                 188,541         11,805          394      200,740       (12,199)     188,541
                                  -----------   ------------  -----------  -----------  ------------  -----------
Minority Interest in Foreign
Subsidiaries                          31,989          5,059            -       37,048             -       37,048
                                  -----------   ------------  -----------  -----------  ------------  -----------

CURRENT AND ACCRUED LIABILITIES:
Current Portion of Long-Term Debt      4,927              -            -        4,927             -        4,927
Accounts Payable                      11,611          1,388            1       13,000             -       13,000
Accounts Payable - Intercompany           93             23            -          116             -          116
Other Accruals and Current
Liabilities                            1,431           (458)          23          996             -          996
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      18,062            953           24       19,039             -       19,039
                                  -----------   ------------  -----------  -----------  ------------  -----------
DEFERRED CREDITS:
Accumulated Deferred Income Taxes     20,353            454            -       20,807             -       20,807
Other Deferred Credits                   655              -            -          655             -          655
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      21,008            454            -       21,462             -       21,462
                                  -----------   ------------  -----------  -----------  ------------  -----------

TOTAL CAPITALIZATION & LIABILITIES $ 259,600       $ 18,271        $ 418    $ 278,289     $ (12,199)   $ 266,090
                                  ===========   ============  ===========  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                              UNITED ENERGY, a.s.
                                       CONSOLIDATING STATEMENT OF INCOME
                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                             (THOUSANDS OF DOLLARS)

                                                                                                      Consolidated
                                                 Teplarna                  Total Before Eliminations     UE and
                                      UE          Liberec        ENOP      Eliminations   (Dr) Cr     Subsidiaries
                                  -----------   ------------  -----------  -----------  ------------  -----------

OPERATING REVENUE:                 $ 103,834       $ 22,596          $ 4    $ 126,434      $ (3,009)   $ 123,425
                                  -----------   ------------  -----------  -----------  ------------  -----------

OPERATING EXPENSE:
Fuel Used in Heat and
Electric Generation                   50,323         15,400            -       65,723             -       65,723
Operation and Maintenance             23,647          7,032           10       30,689        (3,009)      27,680
Property, Franchise & Other Taxes      2,552            441            -        2,993             -        2,993
Depreciation, Depletion and
Amortization                          13,916          1,342            4       15,262             -       15,262
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      90,438         24,215           14      114,667        (3,009)     111,658
                                  -----------   ------------  -----------  -----------  ------------  -----------
Operating Income (Loss)               13,396         (1,619)         (10)      11,767             -       11,767
                                  -----------   ------------  -----------  -----------  ------------  -----------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
Subsidiaries                            (791)             -            -         (791)          791            -
Other Income                           1,917             47            4        1,968             -        1,968
Interest on Long-Term Debt              (837)             -            -         (837)            -         (837)
                                  -----------   ------------  -----------  -----------  ------------  -----------

Income (Loss) Before
Income Taxes and
and Minority Interest in
Foreign Subsidiaries                  13,685         (1,572)          (6)      12,107           791       12,898
                                  -----------   ------------  -----------  -----------  ------------  -----------

Income Taxes                          (1,196)          (656)         144       (1,708)            -       (1,708)
Minority Interest in
Foreign Subsidiaries                  (2,208)           275            -       (1,933)            -       (1,933)
                                  -----------   ------------  -----------  -----------  ------------  -----------

Net Income (Loss) Available
for Common Stock                    $ 12,673         $ (641)      $ (150)    $ 11,882         $ 791     $ 12,673
                                  ===========   ============  ===========  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                              UNITED ENERGY, a.s.
                         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                             (THOUSANDS OF DOLLARS)

                                                                                                      Consolidated
EARNINGS REINVESTED                              Teplarna                  Total Before Eliminations     UE and
IN THE BUSINESS                       UE          Liberec        ENOP      Eliminations   (Dr) Cr     Subsidiaries
                                  -----------   ------------  -----------  -----------  ------------  -----------

Balance at Beginning of Year        $ 24,626           $ 22       $ (401)    $ 24,247         $ 379     $ 24,626

Net Income (Loss) Available
for Common Stock                      12,673           (641)        (150)      11,882           791       12,673
                                  -----------   ------------  -----------  -----------  ------------  -----------

Balance at End of Year              $ 37,299         $ (619)      $ (551)    $ 36,129       $ 1,170     $ 37,299
                                  ===========   ============  ===========  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                              UNITED ENERGY, a.s.
                                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                             (THOUSANDS OF DOLLARS)

                                                                                                      Consolidated
                                                 Teplarna                  Total Before Eliminations     UE and
                                      UE          Liberec        ENOP      Eliminations   (Dr) Cr     Subsidiaries
                                  -----------   ------------  -----------  -----------  ------------  -----------

Net Income (Loss) Available for
Common Stock                        $ 12,673         $ (641)      $ (150)    $ 11,882         $ 791     $ 12,673
                                  -----------   ------------  -----------  -----------  ------------  -----------

Other Comprehensive Income (Loss):
Foreign Currency Translation
Adjustment                            13,962            905           31       14,898          (936)      13,962
                                  -----------   ------------  -----------  -----------  ------------  -----------

Other Comprehensive Income (Loss)     13,962            905           31       14,898          (936)      13,962
                                  -----------   ------------  -----------  -----------  ------------  -----------

Comprehensive Income (Loss)         $ 26,635          $ 264       $ (119)    $ 26,780        $ (145)    $ 26,635
                                  ===========   ============  ===========  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                                 UNITED ENERGY, a.s.
                                        CONSOLIDATING STATEMENT OF CASH FLOWS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                               (THOUSANDS OF DOLLARS)

                                                                              Total Before                Consolidated
                                                   Teplarna                   Eliminations                   UE and
                                        UE          Liberec        ENOP       & Adjustments Eliminations  Subsidiaries
                                    -----------   ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                     $ 12,673         $ (641)       $ (150)     $ 11,882         $ 791      $ 12,673
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating
Activities:
Unremitted Earnings of Subsidiaries        791              -             -           791          (791)            -
Depreciation, Depletion &
Amortization                            13,916          1,342             4        15,262             -        15,262
Deferred Income Taxes                   (2,992)          (655)          144        (3,503)            -        (3,503)
Minority Interest in Foreign
Subsidiaries                             2,208           (275)            -         1,933             -         1,933
Other                                     (420)             -             -          (420)            -          (420)

Change in:
Receivables and Unbilled Utility
Revenue                                   (985)           155             -          (830)            -          (830)
Material and Supplies                       17            (42)            -           (25)            -           (25)
Prepayments                               (489)             3             -          (486)            -          (486)
Accounts Payable                        (1,981)           403             -        (1,578)           (4)       (1,582)
Accounts Payable - Intercompany             (4)             -             -            (4)            4             -
Other Accruals and Current
Liabilities                                391           (284)            -           107             -           107
Other Assets                               144            (68)            -            76             -            76
Other Liabilities                           (7)             -             -            (7)            -            (7)
                                    -----------   ------------  ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
Operations                              23,262            (62)           (2)       23,198             -        23,198
                                    -----------   ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                    (5,471)        (1,979)            -        (7,450)            -        (7,450)
Other                                      729              6             -           735             -           735
                                    -----------   ------------  ------------  ------------  ------------  ------------
Net Cash Provided by (Used In)
Investing  Activities                   (4,742)        (1,973)            -        (6,715)            -        (6,715)
                                    -----------   ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Reduction of Long-Term Debt             (8,540)             -             -        (8,540)            -        (8,540)
                                    -----------   ------------  ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
Financing Activities                    (8,540)             -             -        (8,540)            -        (8,540)
                                    -----------   ------------  ------------  ------------  ------------  ------------

Effect of Exchange Rates on Cash         2,051            151            29         2,231             -         2,231
                                    -----------   ------------  ------------  ------------  ------------  ------------

Net Increase (Decrease) in Cash
and Temporary Cash Investments          12,031         (1,884)           27        10,174             -        10,174

Cash and Temporary Cash Investments
of Beginning of Period                  14,197          2,224           371        16,792             -        16,792
                                    -----------   ------------  ------------  ------------  ------------  ------------

Cash and Temporary Cash
Investments at End of Year            $ 26,228          $ 340         $ 398      $ 26,966           $ -      $ 26,966
                                    ===========   ============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                    HORIZON ENERGY BULGARIA, LTD.
                                    CONSOLIDATING BALANCE SHEET
                                       AT SEPTEMBER 30, 2004
                                      (THOUSANDS OF DOLLARS)

                                                                                        Consolidated
                                                                                       Horizon Energy
                                 Horizon Energy               Total Before              Bulgaria Ltd
                                  Bulgaria Ltd  Sofia Energy  Eliminations Eliminations Subsidiaries
                                 -------------- ------------  ------------ ------------ -------------

ASSETS

CURRENT ASSETS:
Cash and Temporary Cash Investments       49             26           75            -            75
Accounts Receivable - Intercompany       473              -          473         (473)            -
Prepayments                                -             26           26            -            26
                                  -----------   ------------  -----------  -----------  ------------
                                         522             52          574         (473)          101
                                  -----------   ------------  -----------  -----------  ------------
OTHER ASSETS:
Investment in Associated Companies      (412)             -         (412)         412             -
                                  -----------   ------------  -----------  -----------  ------------
                                        (412)             -         (412)         412             -
                                  -----------   ------------  -----------  -----------  ------------
TOTAL ASSETS                           $ 110           $ 52        $ 162        $ (61)        $ 101
                                  ===========   ============  ===========  ===========  ============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
Common Stock                            $ 50            $ 8         $ 58         $ (8)         $ 50
Earnings Reinvested in the Business     (415)          (402)        (817)         402          (415)
Accumulated Other Comprehensive Income    (4)           (18)         (22)          18            (4)
                                  -----------   ------------  -----------  -----------  ------------

Total Capitalization                    (369)          (412)        (781)         412          (369)
                                  -----------   ------------  -----------  -----------  ------------
Minority Interest in Foreign
Subsidiaries                               -              -            -            -             -
                                  -----------   ------------  -----------  -----------  ------------

CURRENT AND ACCRUED LIABILITIES:
Accounts Payable                           -             (9)          (9)           -            (9)
Accounts Payable - Intercompany          479            473          952         (473)          479
                                  -----------   ------------  -----------  -----------  ------------
                                         479            464          943         (473)          470
                                  -----------   ------------  -----------  -----------  ------------

TOTAL CAPITALIZATION & LIABILITIES     $ 110           $ 52        $ 162        $ (61)        $ 101
                                  ===========   ============  ===========  ===========  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                   HORIZON ENERGY BULGARIA, LTD.
                                 CONSOLIDATING STATEMENT OF INCOME
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                      (THOUSANDS OF DOLLARS)

                                                                                        Consolidated
                                                                                       Horizon Energy
                                 Horizon Energy               Total Before Eliminations Bulgaria Ltd
                                  Bulgaria Ltd  Sofia Energy  Eliminations   (Dr) Cr    Subsidiaries
                                 -------------- ------------  ------------ ------------ -------------

OPERATING EXPENSE:
Operation and Maintenance                  8            413          421            -           421
                                  -----------   ------------  -----------  -----------  ------------
                                           8            413          421            -           421
                                  -----------   ------------  -----------  -----------  ------------
Operating Income (Loss)                   (8)          (413)        (421)           -          (421)
                                  -----------   ------------  -----------  -----------  ------------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
Subsidiaries                            (402)             -         (402)         402             -
Other Income                              (1)            16           15            -            15
Interest-Intercompany                     (4)             -           (4)           -            (4)
                                  -----------   ------------  -----------  -----------  ------------

Income (Loss) Before
Income Taxes and
and Minority Interest in
Foreign Subsidiaries                    (415)          (397)        (812)         402          (410)
                                  -----------   ------------  -----------  -----------  ------------

Income Taxes                               -              5            5            -             5
                                  -----------   ------------  -----------  -----------  ------------

Net Income (Loss) Available
for Common Stock                      $ (415)        $ (402)      $ (817)       $ 402        $ (415)
                                  ===========   ============  ===========  ===========  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                   HORIZON ENERGY BULGARIA, LTD.
                  CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                      (THOUSANDS OF DOLLARS)

                                                                                        Consolidated
                                                                                       Horizon Energy
EARNINGS REINVESTED              Horizon Energy               Total Before Eliminations Bulgaria Ltd
IN THE BUSINESS                   Bulgaria Ltd  Sofia Energy  Eliminations   (Dr) Cr    Subsidiaries
                                 -------------  ------------  ------------ ------------ -------------

Balance at Beginning of Year             $ -            $ -          $ -          $ -           $ -

Net Income (Loss) Available
for Common Stock                        (415)          (402)        (817)         402          (415)
                                  -----------   ------------  -----------  -----------  ------------

Balance at End of Year                $ (415)        $ (402)      $ (817)       $ 402        $ (415)
                                  ===========   ============  ===========  ===========  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                   HORIZON ENERGY BULGARIA, LTD.
                          CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                      (THOUSANDS OF DOLLARS)
                                                                                        Consolidated
                                                                                       Horizon Energy
                                 Horizon Energy               Total Before Eliminations Bulgaria Ltd
                                  Bulgaria Ltd  Sofia Energy  Eliminations   (Dr) Cr    Subsidiaries
                                 -------------- ------------  ------------ ------------ -------------

Net Income (Loss) Available for
Common Stock                          $ (415)        $ (402)      $ (817)       $ 402        $ (415)
                                  -----------   ------------  -----------  -----------  ------------

Other Comprehensive Income (Loss):
Foreign Currency Translation
Adjustment                                (4)           (18)         (22)          18            (4)
                                  -----------   ------------  -----------  -----------  ------------

Other Comprehensive Income (Loss)         (4)           (18)         (22)          18            (4)
                                  -----------   ------------  -----------  -----------  ------------

Comprehensive Income (Loss)           $ (419)        $ (420)      $ (839)       $ 420        $ (419)
                                  ===========   ============  ===========  ===========  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

                                     HORIZON ENERGY BULGARIA, LTD.
                                 CONSOLIDATING STATEMENT OF CASH FLOWS
                             FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004
                                        (THOUSANDS OF DOLLARS)

                                                                                            Consolidated
                                                                Total Before               Horizon Energy
                                   Horizon Energy               Eliminations                Bulgaria Ltd
                                    Bulgaria Ltd  Sofia Energy  & Adjustments Eliminations  Subsidiaries
                                   -------------- ------------  ------------- ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                       $ (415)        $ (402)       $ (817)        $ 402        $ (415)
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating
Activities:
Unremitted Earnings of Subsidiaries        402              -           402          (402)            -

Change in:
Accounts Receivable - Intercompany        (473)             -          (473)          473             -
Prepayments                                  -            (26)          (26)            -           (26)
Accounts Payable                            (1)            (8)           (9)            -            (9)
Accounts Payable - Intercompany            479            473           952          (473)          479
                                    -----------   ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
Operations                                  (8)            37            29             -            29
                                    -----------   ------------  ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Associated Companies          (8)             -            (8)            8             -
                                    -----------   ------------  ------------  ------------  ------------
Net Cash Provided by (Used In)
Investing  Activities                       (8)             -            (8)            8             -
                                    -----------   ------------  ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Return of Capital                           50              8            58            (8)           50
                                    -----------   ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
Financing Activities                        50              8            58            (8)           50
                                    -----------   ------------  ------------  ------------  ------------

Effect of Exchange Rates on Cash            15            (19)           (4)            -            (4)
                                    -----------   ------------  ------------  ------------  ------------

Net Increase (Decrease) in Cash
and Temporary Cash Investments              49             26            75             -            75

Cash and Temporary Cash Investments
of Beginning of Period                       -              -             -             -             -
                                    -----------   ------------  ------------  ------------  ------------

Cash and Temporary Cash
Investments at End of Year                $ 49           $ 26          $ 75           $ -          $ 75
                                    ===========   ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2004, incorporated herein by reference.

EXHIBITS

  A.    *(1)  Annual Report on Form 10-K for fiscal year ended September 30, 2004 filed December 14, 2004 (File No. 1-3880).

         (2)  National Fuel Gas Company 2004 Annual Report to Shareholders (paper copy submitted under cover of
              Form SE).

        *(3)  National Fuel Gas Company Proxy Statement, dated and filed January 6, 2005 (File No. 1-03880).

   B.    Articles of Incorporation, By-Laws and Partnership Agreements.

         (1)     National Fuel Gas Company

                    *i    Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21, 1998
                          (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880).

                   *ii    National Fuel Gas Company By-Laws as amended on December 9, 2004 (Exhibit 3 (ii), Form 8-K dated December 9, 2004 in File No. 1-3880).

         (2)      National Fuel Gas Distribution Corporation

                    *i    By-Laws, as amended March 11, 1998.  (Exhibit (2)i, designated as Exhibit ex99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated
                          May 9, 1988 (Exhibit B-1 in File No. 70-7478).

         (3)      National Fuel Gas Supply Corporation

                     i    By-Laws, as amended effective April 1, 2004.  Designated as Exhibit ex99-1 for EDGAR purposes.

                   *ii    Articles of Incorporation of United Natural Gas Company, dated February 1, 1886 (Exhibit
                          (3)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984).

                   *iv    Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended September 30, 1987).

                    *v    Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel
                          Gas Supply Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit ex99-3 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (4)      Leidy Hub, Inc. (formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478).

                   *ii    Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993.  (Exhibit
                          (4)ii, designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1999).

                  *iii    Action by Board of Directors to amend the By-Laws dated October 10, 1993 (Exhibit (4)iii, designated as Exhibit ex-3 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1993).

         (5)      Seneca Resources Corporation

                    *i    By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii,
                          Form U5S for fiscal year ended September 30, 1984).

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit (5)iii, Form U5S for fiscal year ended
                          September 30, 1984).

                   *iv    Articles of Amendment, dated March 30, 1955 (Exhibit (5)iv, Form U5S for fiscal year ended
                          September 30, 1984).

                    *v    Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation,
                          January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984).

                   *vi    Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire
                          Exploration, Inc. dated April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

            *vii  Articles of Merger and Plan of Merger of HarCor Energy, Inc. with and into Seneca Resources
                          Corporation, filed August 31, 1999.  (Exhibit (5)vii, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

           *viii  Certificate of Ownership and Merger merging HarCor Energy, Inc. into Seneca Resources Corporation filed August 31, 1999.  (Exhibit (5)viii, designated as Exhibit ex99-4 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 1999.)

                   *ix Amended and Restated Articles of Incorporation of Seneca Resources Corporation, as filed
                          September 15, 2003.  (Exhibit (5)ix, designated as ex99-49 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (6)      Empire Exploration Company

                    *i    Certificate of Limited Partnership, dated November 28, 1983.  (Designated as Exhibit ex99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Limited Partnership Agreement, dated November 28, 1983, between Empire  Exploration, Inc.
                          (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner
                          (Exhibit (8), Form U5S for fiscal year ended September 30, 1984).

         (7)      Empire 1983 Drilling Program

                    *i    Certificate of Limited Partnership, dated November 28, 1983.  (Designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Amendment of Certificate of Limited Partnership, dated December 21, 1983.  (Designated as
                          Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                  *iii    Limited Partnership Agreement, dated November 28, 1983, among Empire Exploration, Inc. (now
                          Seneca Resources Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form U5S for fiscal year ended September 30, 1984).

         (8)      Empire 1983 Joint Venture

                    *i    Business Certificate for Partners, dated December 6, 1983.  (Designated as Exhibit ex99-4 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Joint Venture Agreement, dated December 6, 1983, between Empire Exploration, Inc. (now Seneca
                          Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984).

          (9)     Highland Forest Resources, Inc.

                    *i    Certificate of Incorporation, dated August 19, 1982 (Exhibit (11)i, Form U5S for fiscal year ended September 30, 1985).

                   *ii    Articles of Merger and Plan of Merger of Utility Constructors, Inc. into Highland Land &
                          Minerals, Inc. filed October 1, 1999.  (Exhibit (9)iii, designated as Exhibit ex99-5 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                  *iii    Articles of Amendment of the Articles of the Corporation, dated June 8, 2000.  (Exhibit (9)iv, designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          2000.)

                   *iv    Certificate of Incorporation of Highland Pipeline & Resources Corp., dated January 20, 2003.
                          (Exhibit (9)v, designated as Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003.)

                    *v    Certificate of Merger of Highland Forest Resources, Inc. with and into Highland Pipeline &
                          Resources Corp. dated February 3, 2003. (Exhibit (9)vi, designated as Exhibit ex99-5 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

                    vi    By-Laws of Highland Forest Resources, Inc., as amended April 1, 2004.  Designated as Exhibit ex99-2 for EDGAR purposes.

         (10)     Data-Track Account Services, Inc.

                    *i    Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512).

                    ii    By-Laws as amended April 1, 2004.  Designated as Exhibit ex99-3 for EDGAR purposes.

         (11)     National Fuel Resources, Inc.

                    *i    Articles of Incorporation, dated January 9, 1991 (Exhibit (14)i, designated as Exhibit
                          EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

                    ii    By-Laws, as amended March 30, 2004.  Designated as Exhibit ex99-4 for EDGAR purposes.

         (12)     Horizon Power, Inc. (formerly NFR Power, Inc.)

                    *i    Certificate of Incorporation, dated December 13, 1995.  (Exhibit (13)i, designated as Exhibit EX-3-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    By-Laws.  (Exhibit (13)ii, designated as Exhibit EX-3-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999).

                  *iii    Certificate of Amendment of the Certificate of Incorporation of NFR Power, Inc., dated June
                          20, 2001.  (Designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2001).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *iv    By-Laws as amended March 28, 2003.  (Exhibit (12)iv, designated as Exhibit ex99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

        (13)      Seneca Energy II, LLC

                    *i    Articles of Organization, dated February 23, 2000.  (Designated as Exhibit ex99-6 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Amended and Restated Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

        (14)      Model City Energy, LLC

                    *i    Articles of Organization, dated February 11, 2000.  (Designated as Exhibit ex99-7 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

        (15)      Energy Systems North East, LLC

                    *i    Certificate of Formation, dated September 26, 2000.  (Designated as Exhibit ex99-8 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Limited Liability Company Agreement, dated September 26, 2000 (Confidential Treatment Requested).

        (16)      Horizon Energy Development, Inc.

                    *i    Certificate of Incorporation (Exhibit (13)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                   *ii    By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

        (17)      Horizon Energy Holdings, Inc.

                    *i    Certificate of Incorporation, dated April 1, 1998.  (Exhibit (14)i designated as Exhibit
                          EX99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws.  (Exhibit (14)ii, designated as Exhibit EX99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

         (18)     Horizon Energy Development B.V. (formerly Beheeren-Beleggingmaatschappij Bruwabel B.V.)

                    *i    Articles of Incorporation (Exhibit (14), designated as Exhibit ex99-2 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 1996).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *ii    Notarial Record, dated December 4, 2001 (Exhibit (18)ii,   designated as Exhibit ex99-9 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

         (19)     Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                    *i    Founding Notarial Deed, dated May 8, 1991 (Exhibit (15)i, designated as Exhibit ex99-9 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *ii    Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit ex99-10 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial Deed, dated June 28, 1996 (Exhibit (15)iii, designated as Exhibit ex99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *iv    Notarial Deed, dated November 27, 1996 (Exhibit (15)iv, designated as Exhibit ex99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                    *v    Notarial Deed, dated April 24, 2002 that adopted new Founder's Deed, dated April 24, 2002.
                          (Exhibit 19 (v) designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (20)     Teplarna Liberec, a.s.

                    *i    Founding Contract, dated November 11, 1994 (Exhibit (21)i, designated as Exhibit ex99-12 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                   *ii    Notarial Record, dated November 11, 1994 (Exhibit (21)ii, designated as Exhibit ex99-13 for
                          EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

                  *iii    Articles of Association, dated June 21, 2001 as amended on June 19, 2002 (Exhibit (22)iii, designated as Exhibit ex99-11 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2001).

         (21)     Lounske tepelne hospodarstvi, s.r.o.

                    *i    Notarial Records, dated November 12, 1998, January 6, 1999 and December 2, 1999.  Designated
                          as Exhibit ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *ii    Founders Deed, dated November 15, 1994, as amended on December 13, 2001. (Exhibit 22 (ii), designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for the fiscal year ended September
                          30, 2002).

         (22)     ENOP, s.r.o.

                    *i    Founders Deed, dated December 19, 1995, as amended on December 13, 2001. (Exhibit 23 (i), designated as Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          2002).

         (23)     United Energy, a.s.

                    *i    Notarial Record from Prvni severozapadni teplarenska, a.s., dated September 28, 1998.
                          (Exhibit (28) i, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *ii    Notarial Record from Severoceske Teplarny, a.s. dated September 28, 1998.  (Exhibit (28) ii, designated as Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          2000.)

                  *iii    Court Resolution, dated December 9, 1999.  (Exhibit (28) iii, designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *iv    Court Resolution, dated July 13, 2000.  (Exhibit (28) iv, designated as Exhibit ex99-6 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                     v    Articles of Association, dated April 28, 1992, as amended on June 28, 2001 as amended on June
                          27, 2002, as amended on June 26, 2003 as amended on June 24, 2004. Designated as Exhibit ex99-5 for EDGAR purposes.

         (24)     Horizon LFG, Inc. (formerly Upstate Energy Inc.)

                     i    Restated Certificate of Incorporation of Niagara Energy Trading Inc., dated May 19, 1998.
                          (Exhibit (32)i, designated as Exhibit ex99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                    ii    Certificate of Amendment of the Certificate of Incorporation of Upstate Energy Inc., filed
                          April 19, 2004.  Designated as Exhibit ex99-6 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                  iii     By-Laws as amended April 1, 2004.  Designated as Exhibit ex99-7 for EDGAR purposes.

         (25)     Roystone Gas Processing Plant Partnership

                    *i    Facility Construction, Ownership and Operating Agreement, dated November 1, 1994.  (Exhibit (33)i, designated as Exhibit ex99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1999.)

                   *ii    Ratification and Joinder Agreement, dated September 1, 2002, (Exhibit 26 (ii), designated as
                          Exhibit ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (26)     Seneca Energy Canada Inc.

                    *i    Certificate of Amendment and Articles of Amendment changing name of corporation from Player
                          Resources LTD to Seneca Energy Canada Inc., dated September 1, 2002.  (Exhibit (29)i, designated as Exhibit ex99-11 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2003).

                   *ii    Certificate of Amendment and Registration of Restated Articles dated August 2, 2002. (Exhibit
                          30 (i), designated as Exhibit ex99-14 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2002).

                  *iii    Articles of Amendment dated 8/2/02. (Exhibit 30 (ii), designated as Exhibit ex99-15 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *iv    Certificate of Amendment and Registration of Restated Articles dated 7/29/02. (Exhibit 30
                          (iii), designated as Exhibit ex99-16 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2002).

                    *v    Articles of Amendment dated 7/29/02. (Exhibit 30 (iv),   designated as Exhibit ex99-17 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2002.

                   *vi    Certificate of Amalgamation and Articles of Amalgamation, dated September 28, 2001 (Exhibit
                          33(i), designated as Exhibit ex99-13 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2001).

                  *vii    By-Laws No. 1, dated January 28, 1998 (Exhibit 33 (ii), designated as Exhibit ex99-14 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

         (27)     Seneca Player Corp.

                    *i    Certificate of Incorporation of JN Acquisition Corp. dated October 26, 1999. (Exhibit 31 (i), designated as Exhibit

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                          ex99-18 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Certificate of Amendment of Certificate of Incorporation of Seneca Player Corp. dated
                          December 19, 2001.  (Exhibit 31 (ii), designated as Exhibit ex99-19 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2002).

         (28)     3062782 Nova Scotia Company

                    *i    Certificate of Incorporation dated December 27, 2001. (Exhibit 32 (i), designated as Exhibit ex99-20 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Memorandum and Articles of Association of 306782 Nova Scotia Company dated December 27, 2001.
                          (Exhibit 32 (ii) designated as Exhibit ex99-21 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (29)     3062783 Nova Scotia Company

                    *i    Certificate of Incorporation dated December 27, 2001. (Exhibit 33 (i), designated as Exhibit ex99-22 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Memorandum and Articles of Association of 3062783 Nova Scotia Company dated December 27,
                          2001. (Exhibit 33 (ii), designated as Exhibit ex99-23 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (30)     Horizon Energy Bulgaria Ltd.

                    *i    Articles of Association of One-Man Limited Liability Company dated August 25, 2001. (Exhibit
                          35 (i), designated as Exhibit ex99-26 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2002).

         (31)     Sofia Energy EAD

                    *i    Articles of Association of Sofia Energy EAD, Joint-Stock Company dated July 7, 2003.
                          (Exhibit (34)i, designated as Exhibit ex99-12 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (32)     Montenero Energia S.r.l.

                    *i    Incorporation of a Limited Liability Company dated November 6, 2002.  (Exhibit (35)i, designated as Exhibit ex99-13 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2003).

                    ii    By-Laws.  Designated as Exhibit ex99-8 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (33)     Kane Gas Processing Plant

                    *i    Facility Construction, Ownership and Operating Agreement between Elkhorn Field Services
                          Company and Five Oaks, Inc. and East Resources, Inc. and Seneca Resources Corporation.  This
                          document is subject to a request for confidential treatment under Rule 104 (b).

         (34)     Toro Partner LLC

                    *i    Certificate of Formation of Toro Partner LLC dated April 30, 2003.  (Exhibit (37)i designated as Exhibit ex99-14 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

                   *ii    Limited Liability Company Agreement of Toro Partner LLC dated May 27, 2003.  (Exhibit (37)ii, designated as Exhibit ex99-15 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2003).

         (35)     Toro Partners, LP

                    *i    Amended and Restated Certificate of Limited Partnership of Toro Partners, LP dated June 4,
                          2003.  (Exhibit (38)i, designated as Exhibit ex99-16 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

                   *ii    Amended and Restated Agreement of Limited Partnership of Toro Partners, LP (undated).
                          (Exhibit (38)ii, designated as Exhibit ex99-17 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (36)     Toro Energy of Michigan, LLC

                    *i    Certificate of Formation of Toro Energy of Michigan, LLC dated September 7, 1999.  (Exhibit
                          (39)i designated as Exhibit ex99-18 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                   *ii    Certificate of Amendment of Toro Energy of Michigan, LLC dated July 24, 2003.  (Exhibit
                          (39)ii designated as Exhibit ex99-19 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                  *iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Michigan, LLC
                          dated June 3, 2003.  (Exhibit (39)iii, designated as Exhibit ex99-20 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2003).

         (37)     Toro Energy of Ohio-Statewide, LLC

                    *i    Certificate of Formation of Toro Energy of Ohio-Statewide, LLC dated September 9, 1999.
                          (Exhibit (40)i, designated as Exhibit ex99-21 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                  *ii     Certificate of Amendment of Toro Energy of Ohio-Statewide, LLC dated July 24, 2003.  (Exhibit
                          (40)ii, designated as Exhibit ex99-22 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                  *iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Ohio-Statewide,
                          LLC dated June 3, 2003, (Exhibit (40)iii, designated as Exhibit ex99-23 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2003).

         (38)     Toro Energy of Ohio, LLC

                    *i    Certificate of Formation of Toro Energy of Ohio, LLC dated September 1, 1999.  (Exhibit
                          (41)i, designated as Exhibit ex99-24 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                   *ii    Certificate of Amendment of Toro Energy of Ohio, LLC dated July 24, 2003.  (Exhibit (41)ii, designated as Exhibit ex99-25 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2003).

                  *iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Ohio, LLC dated
                          June 3, 2003.  (Exhibit (41)iii, designated as Exhibit ex99-26 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (39)     Toro Energy of Kentucky, LLC

                    *i    Certificate of Formation of Toro Energy of Kentucky, LLC dated September 1, 1999.  (Exhibit
                          (42)i, designated as Exhibit ex99-27 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                   *ii    Certificate of Amendment of Toro Energy of Kentucky, LLC dated July 24, 2003.  (Exhibit
                          (42)ii, designated as Exhibit ex99-28 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                  *iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Kentucky, LLC
                          dated June 3, 2003.  (Exhibit (42)iii, designated as Exhibit ex99-29 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2003).

         (40)     Toro Energy of Missouri, LLC

                    *i    Articles of Organization of Toro Energy of Missouri, LLC dated July 21, 1999.  (Exhibit
                          (43)i, designated as Exhibit ex99-30 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                   *ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  (Exhibit (43)ii, designated as Exhibit ex99-31 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2003).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                  *iii    Amended and Restated Regulations of Toro Energy of Missouri, LLC dated June 23, 2003.
                          (Exhibit (43)iii, designated as
                          Exhibit ex99-32 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (41)     Toro Energy of Maryland, LLC

                    *i    Articles of Organization of Toro Energy of Maryland, LLC dated August 3, 1999.  (Exhibit
                          (44)i, designated as Exhibit ex99-33 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                   *ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  (Exhibit (44)ii, designated as Exhibit ex99-34 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2003).

                  *iii    Amended and Restated Regulations of Toro Energy of Maryland, LLC dated June 23, 2003.
                          (Exhibit (44)iii, designated as Exhibit ex99-35 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (42)     Toro Energy of Indiana, LLC

                    *i    Articles of Organization of Toro Energy of Indiana, LLC dated November 14, 2000.  (Exhibit
                          (45)i, designated as Exhibit ex99-36 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 2003).

                   *ii    Articles of Amendment to the Articles of Organization of Toro Energy of Indiana, LLC dated
                          August 14, 2001.  (Exhibit (45)ii, designated as Exhibit ex99-37 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

                  *iii    Change of Registered Agent/Registered Office, filed July 30, 2003.  (Exhibit (45)iii, designated as Exhibit ex99-38 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2003).

                   *iv    Amended and Restated Regulations of Toro Energy of Indiana,  LLC dated June 23, 2003.
                          (Exhibit (45)iv, designated as Exhibit ex99-39 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (43)     Toro Energy of Ohio-American, LLC

                    *i    Articles of Organization of Toro Energy of Ohio-American,  LLC dated February 16, 2003.
                          (Exhibit (46)i, designated as Exhibit ex99-40 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

                   *ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  (Exhibit (46)ii, designated as Exhibit ex99-41 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2003).

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                  *iii    Amended and Restated Regulations of Toro Energy of Ohio-American,  LLC dated June 23, 2003.
                          (Exhibit (46)iii, designated as Exhibit ex99-42 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (44)     ESPC, LLC

                    *i    Articles of Organization of ESPC, LLC dated January 22, 2003.  (Exhibit (47)i, designated as
                          Exhibit ex99-43 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

                   *ii    Certificate of Amendment of the Articles of Organization of ESPC, LLC dated February 3,
                          2003.  (Exhibit (47)ii, designated as Exhibit ex99-44 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

                  *iii    Operating Agreement of ESPC, LLC dated February 6, 2003. (Exhibit (47)iii, designated as
                          Exhibit ex99-45 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (45)     SCPC, LLC

                    *i    Articles of Organization of SCPC, LLC dated February 3, 2003.  (Exhibit (48)i, designated as
                          Exhibit ex99-46 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

                   *ii    Operating Agreement of SCPC, LLC dated February 6, 2003.  (Exhibit (48)ii, designated as
                          Exhibit ex99-47 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

         (46)     Empire State Pipeline

                    *i    Second Amended and Restated Operating Agreement between St. Clair Pipeline Company Inc. and
                          Empire State Pipeline Company, Inc. dated September 27, 1996.  (Exhibit (49)i, designated as
                          Exhibit ex99-48 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2003).

C. Indentures

         *   Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving
             Trust Company) (Exhibit 2(b) in File No. 2-51796).

         *   Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No.
             33-49401).

* Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         *   Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated
             February 14, 1992 in File No. 1-3880).

         *   Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated
             June 18, 1992 in File No. 1-3880).

         *   Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No.
             33-49401).

         *   Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880).

         *   Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880).

         *   Indenture dated as of October 1, 1999 between the Company and the Bank of New York (Exhibit 4.1, Form 10-K
             for the fiscal year ended September 30, 1999 in File No. 1-3880).

         *   Officers Certificate Establishing Medium-Term Notes dated October 14, 1999 (Exhibit 4.2, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

         *   Amended and Restated Rights Agreement dated as of April 30, 1999 between National Fuel Gas Company and
             HSBC Bank USA (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880).

         *   Cerificate of Adjustment, dated September 7, 2001, to the Amended and Restated Rights Agreement dated as of April 30, 1999, between the Company and HSBC Bank USA (Exhibit 4, Form 8-K dated September 7, 2001 in
             File No 1-3880).

         *   Officers Certificate establishing 6.50% notes due 2022, dated September 18, 2002 (Exhibit 4, Form 8-K dated October 3, 2002 in File No. 1-3880).

         *   Officers Certificate establishing 5.25% notes due 2013, dated February 18, 2003 (Exhibit 4, Form 10-Q for the quarterly period ended March 31, 2003 in File No. 1-3880).

   D.    *   Tax Allocation Agreement pursuant to Rule 45(c) (Exhibit D, designated as Exhibit ex99-27 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002.

* Incorporated herein by reference as indicated.

EXHIBITS (Concluded)

   E.     *(1)    Employee Relocation Manual filed pursuant to Rule 48(b) (Exhibit E(1), designated as Exhibit ex99-9 for
                  EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

          *(2)    National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b).  (Exhibit E(2), designated as Exhibit ex99-15 for EDGAR purposes, Form U5S for fiscal year ended  September 30, 1998).

           (3)    Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended
                  December 31, 2003 and for the year-to-date period ended March 31, 2004 filed pursuant to Rule 16.
                  These documents are subject to a request for confidential treatment under Rule 104(b).

   F.             Schedules supporting items of this report - None.

   G.     *(1)   Organization chart showing relationship to United Energy, a.s., a foreign utility company.  (Exhibit
                 G (2), designated as Exhibit ex99-17 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                 2001.)

          *(2)   Organization chart showing relationship to Horizon Power, Inc., an exempt wholesale generator.
                 (Exhibit G (3), designated as Exhibit ex99-18 for EDGAR purposes, Form U5S for fiscal year ended
                 September 30, 2001.)

   H.      (1)   United Energy, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2003.  Designated as Exhibit ex99-9
                 for EDGAR purposes.

           (2)   Teplarna Liberec, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2003.
                 Designated as Exhibit ex99-10 for EDGAR purposes.

           (3)   Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2004.  These
                 financial statements will be filed by amendment when available.

           (4)   Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended September 30, 2004.  Designated as
                 Exhibit ex99-11 for EDGAR purposes.

* Incorporated herein by reference as indicated.

S I G N A T U R E

        The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

NATIONAL FUEL GAS COMPANY By: /s/R. J. Tanski R. J. Tanski, Treasurer and Principal Financial Officer By: /s/K. M. Camiolo K. M. Camiolo, Controller and Principal Accounting Officer
Date: January 28, 2005

EXHIBIT INDEX

 ex99-1          National Fuel Gas Supply Corporation By-Laws.

 ex99-2          Highland Forest Resources, Inc. By-Laws.

 ex99-3          Data-Track Account Services, Inc. By-Laws.

 ex99-4          National Fuel Resources, Inc. By-Laws.

 ex99-5          United Energy, a.s. Articles of Incorporation.

 ex99-6          Horizon LFG, Inc. Certificate of Amendment of the Certificate of Incorporation of Upstate Energy, Inc.

 ex99-7          Horizon LFG, Inc. By-Laws.

 ex99-8          Montenero Energia S.r.l. By-Laws.

 ex99-9          United Energy, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2003.

 ex99-10         Teplarna Liberec, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2003.

 ex99-11         Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended September 30, 2004.